                                                                  Execution Copy

================================================================================

                           LOAN AND SECURITY AGREEMENT

                                  BY AND AMONG

                                     AMERCO,
                              A NEVADA CORPORATION
                                       AND

              EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO,
                                  AS BORROWERS,

                    THE LENDERS THAT ARE SIGNATORIES HERETO,
                                 AS THE LENDERS,

                                       AND

                           WELLS FARGO FOOTHILL, INC.
                              AS THE LEAD ARRANGER,
          ADMINISTRATIVE AGENT, SYNDICATION AGENT AND COLLATERAL AGENT

                            DATED AS OF MARCH 1, 2004

================================================================================

                           LOAN AND SECURITY AGREEMENT

                  THIS LOAN AND SECURITY AGREEMENT (this "Agreement"), is entered into as of March 1, 2004, between and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), WELLS FARGO FOOTHILL, INC., a California corporation, as the lead arranger, administrative agent, syndication agent and collateral agent for the Lenders ("Agent") and, on the other hand, AMERCO, a Nevada corporation ("Parent"), and each of Parent's Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a "Borrower," and individually and collectively, jointly and severally, as "Borrowers").

                                    RECITALS

                  WHEREAS, Parent and its wholly-owned subsidiary Amerco Real Estate Company, a Nevada corporation ("AREC") (together with Parent, collectively the "Debtors", and each individually a "Debtor"), are reorganized debtors in jointly administered Case No. BK-03-52103-GWZ (the "Chapter 11 Case") in the United States Bankruptcy Court for the District of Nevada (the "Court"); and

                  WHEREAS, the Debtors are parties to that certain Senior Secured, Super-Priority Debtor-in-Possession Loan and Security Agreement dated as of August 15, 2003 among the Debtors, Wells Fargo Foothill, Inc., as agent, and the various lenders party thereto (the "DIP Lenders") (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the "DIP Loan Agreement") and pursuant to which the DIP Lenders provided the Debtors with financing for the Chapter 11 Case; and

                  WHEREAS, the Debtors have filed that certain Joint Plan of Reorganization and that certain Disclosure Statement Concerning the Debtors' First Amended Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code, each dated as of November 26, 2003 (together with any amendment or modifications thereto consented to by the Required Lenders as defined herein, collectively, the "Reorganization Plan"); and

                  WHEREAS, the Reorganization Plan was confirmed pursuant to that certain Order Confirming First Amended Joint Plan of Reorganization entered by the Court in the Chapter 11 Case on February 20, 2004 (the "Confirmation Order"), after a final hearing under Bankruptcy Rule 3020, which Confirmation Order is reasonably satisfactory in form and substance to Agent and the Required Lenders (as defined herein), and

                  WHEREAS, as set forth in the Reorganization Plan and Confirmation Order, the Debtors have requested that Agent and the Lenders provide the Debtors and the other Borrowers with financing for the implementation of the Reorganization Plan and other general corporate purposes; and

                  WHEREAS, Agent and the Lenders are willing to provide such financing to Borrowers in accordance with and subject to the terms and conditions set forth in this Agreement:

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the agreements, provisions and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrowers, Agent and the Lenders do hereby agree as follows:

1.       DEFINITIONS AND CONSTRUCTION.

         1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

                  "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account, Chattel Paper, or a General Intangible.

                  "Accounts" means any Person's now owned or hereafter acquired right, title, and interest with respect to "accounts" as such term is defined in the Code, and any and all Supporting Obligations in respect thereof.

                  "ACH Transactions" means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Administrative Borrower or its Subsidiaries.

                  "Additional Documents" has the meaning set forth in Section
4.4.

                  "Administrative Borrower" has the meaning set forth in Section 17.9.

                  "Advances" has the meaning set forth in Section 2.1.

                  "Affiliate" means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 7.14 hereof: (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person. For the avoidance of doubt, SAC Holding shall not be deemed to be an Affiliate of Borrowers for purposes of this Agreement.

                  "Affiliate Contracts" means each of the agreements set forth on Schedule A-1 which shall include any agreement to which any Loan Party is a party, on the one hand, and any Affiliate of such Loan Party is a party, on the other hand, as such agreements are in place as of the Closing Date.

                  "Agency Letter" means that certain letter agreement executed and delivered by Roberta Holmes, Joan Gibson (or any other person acceptable to Agent from time to time having similar employee responsibilities) and Agent, as amended, modified or replaced from time to time, the form and substance of which are reasonably satisfactory to Agent.

                  "Agent" means Foothill, solely in its capacity as administrative agent and collateral agent for the Lenders hereunder, and any successor thereto.

                  "Agent Advances" has the meaning set forth in Section
2.3(e)(i).

                  "Agent's Account" means the account identified on Schedule
A-2.

                  "Agent's Liens" means the Liens granted by Borrowers and Guarantors to Agent under this Agreement or the other Loan Documents.

                  "Agent-Related Persons" means Agent, together with its Affiliates, officers, directors, employees, and agents.

                  "Agreement" has the meaning set forth in the preamble hereto.

                  "Agreement to Indemnify" means that certain agreement to indemnify entered into by Parent in connection with the execution of the SAC Participation and Subordination Agreement.

                  "Anti-Terrorism Laws" means any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

                  "Applicable Laws" means, with respect to any Person, those laws, rules, regulations, statutes and ordinances that apply to that Person or its business, undertaking, property or securities.

                  "Applicable Margin" means, as of any date of determination,
(a) if the relevant Obligation is a Term Loan that is a Base Rate Loan, 1.50%,
(b) if the relevant Obligation is a Term Loan that is a LIBOR Rate Loan, 4.00%, or (c) for all other relevant Obligations, the applicable percentage indicated below that corresponds to the Consolidated EBITDA for the 12-month period ended immediately prior to the date of determination:

                                              Applicable      Applicable Margin    Applicable
                  Consolidated EBITDA          Margin for     for Advances that     Margin for
                 as of the end of each     Advances that are   are LIBOR Rate    Letter of Credit
Pricing Level        fiscal quarter         Base Rate Loans        Loans              Fee
-------------  --------------------------  -----------------  -----------------  ----------------
Level I        Less than or equal to             1.50%              4.00%            4.00%

                                              Applicable      Applicable Margin    Applicable
                  Consolidated EBITDA          Margin for     for Advances that     Margin for
                 as of the end of each     Advances that are   are LIBOR Rate    Letter of Credit
Pricing Level        fiscal quarter         Base Rate Loans        Loans              Fee
-------------  --------------------------  -----------------  -----------------  ----------------
               $275,000,000

Level II       Greater than $275,000,000,        1.25%              3.75%            3.75%
               but less than or equal to
               $300,000,000

Level III      Greater than $300,000,000         1.00%              3.50%            3.50%

The Applicable Margin for each Advance and the Letter of Credit Fee shall be determined as of the end of each fiscal quarter by reference to the Consolidated EBITDA for the 12-month period then ending; provided, however, that (a) no change in the Applicable Margin shall be effective until 3 Business Days after the date on which Agent receives financial statements pursuant to Section 6.3(a), and a certificate of the chief financial officer of Parent demonstrating such amount, attaching thereto a schedule in form reasonably satisfactory to Agent of the computations used by Parent in determining such Consolidated EBITDA for such preceding 12 month period ending as of the end of the most recently ended fiscal quarter, and (b) the Applicable Margin shall be the interest rate margin set forth for Level I above with respect to the applicable Advances and Letter of Credit Fee, respectively, (i) from the Closing Date through and including the second Business Day after Agent receives the information required by clause (a) of this proviso for the fiscal quarter ending September 30, 2004,
(ii) if Parent has not submitted to Agent the information described in clause
(a) of this proviso as and when required under Section 6.3(a), for so long as such information has not been received by Agent, and (iii) at the election of Agent or the Required Lenders, upon the occurrence and during the continuation of any Event of Default (whether or not the Default Rate of interest shall then be in effect).

                  "Applicable Prepayment Premium" means, as of any date of determination, an amount equal to (a) during the period of time from and after the date of the execution and delivery of this Agreement up to (but excluding) the date that is the first anniversary of the Closing Date, 2.00% times the sum of (i) the Maximum Revolver Amount, plus (ii) the outstanding principal balance of the Term Loan on the date immediately prior to the date of determination, (b) during the period of time from and including the date that is the first anniversary of the Closing Date up to (but excluding) the date that is the second anniversary of the Closing Date, 1.50% times the sum of (i) the Maximum Revolver Amount, plus (ii) the outstanding principal balance of the Term Loan on the date immediately prior to the date of determination, and (c) during the period of time from and including the date that is the second anniversary of the Closing Date up to (and including) the date that is the third anniversary of the Closing Date, 1.00% times the sum of (i) the Maximum Revolver Amount, plus (ii) the outstanding principal balance of the Term Loan on the date immediately prior to the date of determination. For the avoidance of doubt, the Applicable Prepayment Premium shall be 0% after the date that is the third anniversary of the Closing Date.

                  "AREC" has the meaning set forth in the recitals of this Agreement.

                  "Assignee" has the meaning set forth in Section 14.1.

                  "Assignment and Acceptance" means an Assignment and Acceptance Agreement in the form of Exhibit A-1, or otherwise acceptable to Agent in its Permitted Discretion.

                  "Authorized Person" means any officer or employee of Administrative Borrower.

                  "Availability" means, as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount that Borrowers are entitled to borrow as Advances under
Section 2.1 (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves applicable under this Agreement).

                  "Bank Product" means any financial accommodation extended to Administrative Borrower or its Subsidiaries by a Bank Product Provider (other than pursuant to this Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions,
(f) cash management, including controlled disbursement, accounts or services, or
(g) transactions under Hedge Agreements.

                  "Bank Product Agreements" means those agreements entered into from time to time by Administrative Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

                  "Bank Product Obligations" means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Administrative Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Administrative Borrower or its Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Administrative Borrower or its Subsidiaries.

                  "Bank Product Provider" means Wells Fargo or any of its Affiliates.

                  "Bank Product Reserves" means, as of any date of determination, the amount of reserves that Agent has established (based upon the Bank Product Providers' reasonable determination of the credit exposure in respect of then extant Bank Products) for Bank Products then provided or outstanding.

                  "Bankruptcy Code" means Title 11 of the United States Code, provided that when the context so requires, with respect to the Canadian Subsidiaries, "Bankruptcy Code" shall mean the Bankruptcy and Insolvency Act (Canada) or the Companies' Creditors Arrangement Act (Canada), in any case, as in effect from time to time.

                  "Base LIBOR Rate" means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market on or about 11:00 a.m. (California time) 2 Business Days prior to the commencement of the applicable Interest Period, for a term and in an amount comparable to the Interest Period and amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

                  "Base Rate" means, the rate of interest announced within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

                  "Base Rate Loan" means each portion of an Advance or the Term Loan that bears interest at a rate determined by reference to the Base Rate.

                  "Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which any Borrower or any Subsidiary or ERISA Affiliate of any Borrower has been an "employer" (as defined in Section 3(5) of ERISA) within the past 6 years.

                  "Blocked Person" has the meaning set forth in Section 5.26(b).

                  "Board of Directors" means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf thereof.

                  "Books" means any Person's now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of any Person's Records relating to its or their business operations or financial condition, and all of its goods or General Intangibles related to such information).

                  "Borrower" and "Borrowers" have the respective meanings set forth in the preamble to this Agreement.

                  "Borrowing" means a borrowing hereunder consisting of Advances (or term loans, in the case of the Term Loan) made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Agent Advance, in each case, to Administrative Borrower.

                  "Borrowing Base" means, as of any date of determination, the result of:

                  (a)      60.0% of the Fair Market Valuation, minus

                  (b) the sum of (i) the Bank Product Reserves, (ii) the Environmental Remediation Reserve, (iii) the Title Reserve and (iv) the aggregate amount of other reserves, if any, established by Agent under Section 2.1(b).

                  "Borrowing Base Certificate" means a certificate in the form of Exhibit B-1 delivered by the chief financial officer of Parent to Agent.

                  "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of California, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

                  "Canadian Income Tax Act" means the Income Tax Act (Canada), R.S.C. 1985 C.1 (5th Supp.), as amended from time to time.

                  "Canadian Subsidiaries" means, collectively, U-Haul (Canada) and U-Haul Inspections Ltd., a British Columbia corporation.

                  "Capital Expenditures" means, with respect to any Person for any period, gross expenditures that are capital expenditures as determined in accordance with GAAP for such period, whether such expenditures are paid in cash or financed; minus lease funding received pursuant to operating and Capital Lease commitments for such period; minus Net Dispositions for such period; provided, however, Net Dispositions from the WP Carey Transaction received after the Closing Date but on or prior to March 31, 2004 shall be deemed received during fiscal year 2005.

                  "Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

                  "Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

                  "Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (d) certificates of deposit or bankers' acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand Deposit Accounts maintained with any bank organized under the laws of the United States or any state thereof so long as the amount maintained with any individual bank is less than or equal to $100,000 and is insured by the

Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

                  "Cash Management Account" has the meaning set forth in Section 2.7(a).

                  "Cash Management Agreements" means those certain cash management agreements, in form and substance satisfactory to Agent, including without limitation the cash management agreement with respect to the Concentration Account, each of which is among Administrative Borrower or one of its Subsidiaries, Agent, and one of the Cash Management Banks.

                  "Cash Management Bank" has the meaning set forth in Section 2.7(a).

                  "Certificate(s) of Title" has the meaning set forth in Section 5.25(a).

                  "Change of Control" means (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, that becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 30%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) any Borrower ceases to own, directly or indirectly, and control 100% of the outstanding capital Stock of any of its Subsidiaries extant as of the Closing Date unless the disposition, liquidation or merger of such Subsidiary was permitted by Section 7.3 hereof; or
(d) (i) all or substantially all of the assets of Parent and its Restricted Subsidiaries (as defined in the New AMERCO Note Indenture) are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary (as defined in the New AMERCO Note Indenture) that is a Loan Party or (ii) Parent consolidates or merges with or into another Person or any Person consolidates or merges with or into Parent, in either case under this clause (d), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons owning voting stock representing in the aggregate a majority of the total voting power of the voting stock of Parent immediately prior to such consummation do not own voting stock representing a majority of the total voting power of the voting stock of Parent or the surviving or transferee Person; or (e) Parent shall adopt a plan of liquidation or plan of dissolution or any such plan shall be approved by the stockholders of Parent.

                  "Chapter 11 Case" has the meaning set forth in the preamble of this Agreement.

                  "Chattel Paper" means any Person's now owned or hereafter acquired right, title and interest in respect of "chattel paper" as such term is defined in the Code, including, without limitation, any tangible or electronic chattel paper.

                  "Closing Date" means the date of the making of the initial Advance and Term Loan (or other extension of credit) hereunder.

                  "Closing Date Business Plan" means the set of Projections of Borrowers for the 3-year period following the Closing Date (on a year-by-year basis, and for the 1-year period following the Closing Date, on a month-by-month basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent in its Permitted Discretion.

                  "Code" means the New York Uniform Commercial Code, as in effect from time to time.

                  "Collateral" means all of each Borrower's and each Guarantor's now owned or hereafter acquired right, title, and interest in and to each of the following:

                  (a)      Accounts,

                  (b)      Books,

                  (c)      Chattel Paper,

                  (d)      Commercial Tort Claims,

                  (e)      Deposit Accounts,

                  (f)      Equipment,

                  (g)      General Intangibles,

                  (h)      Inventory,

                  (i)      Investment Property,

                  (j)      Negotiable Collateral,

                  (k)      Real Property Collateral,

                  (l)      Supporting Obligations,

                  (m) money, cash, Cash Equivalents, or other assets of each such Borrower or such Guarantor that now or hereafter come into the possession, custody, or control of any member of the Lender Group,

                  (n) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, Supporting Obligations, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof; and

                  (o) to the extent not included in the foregoing, all other personal property of Borrowers or Guarantors of any kind or description (including, without limitation, with respect to either Canadian Guarantor, all "personal property" (as defined in the PPSA) of such party and all "proceeds" (as defined in the PPSA) thereof);

provided, however, that the Excluded Assets shall not be included in the Collateral.

                  "Collateral Access Agreement" means a landlord waiver, bailee waiver, mortgagee waiver, or acknowledgement of any lessor, warehouseman, processor, mortgagee, assignee, or other Person in possession of, having a Lien upon, or having rights or interests in, the Equipment or Inventory, in each case in form and substance reasonably satisfactory to Agent.

                  "Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of Borrowers.

                  "Commercial Tort Claims" means any Person's now owned or hereafter acquired right, title and interest with respect to any "commercial tort claim" as such term is defined in the Code, including, without limitation, the PWC Litigation and other commercial tort claims listed on Schedule C-1.

                  "Commitment" means, with respect to each Lender, its Revolver Commitment, its Term Loan Commitment or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, their Term Loan Commitments, or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-2 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

                  "Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Agent.

                  "Concentration Account" means account number 42-4903 of U-Haul maintained at Bank One, Arizona or such other deposit account (located in the United States) established by Borrower with the consent of Agent.

                  "Confirmation Date" means the date on which the Court entered the Confirmation Order.

                  "Confirmation Order" has the meaning set forth in the recitals of this Agreement.

                  "Consents" means, collectively, the written approval or consent to the transactions contemplated by this Agreement and the Loan Documents duly executed and delivered by each Person party to a Material Contract whose consent to the transactions contemplated by this Agreement is required by the terms of such agreement (other than such consents otherwise provided for in the Reorganization Plan).

                  "Consolidated" means, with respect to Parent, the consolidation of the income statement accounts of Parent's Subsidiaries with those of Parent, all in accordance with GAAP, provided, that "consolidated" will not include (a) the consolidation of the accounts of SAC Holding with the accounts of Parent but for the inclusion of interest income earned on the Junior Notes and management fees earned by U-Haul related to properties it manages that are owned by SAC Holding; and (b) the consolidation of the accounts of the Insurance Subsidiaries with the accounts of Parent but for the inclusion of pre-tax net income earned by (or losses of) the Insurance Subsidiaries.

                  "Consolidated Cash Interest Expense" means, for any period, the Consolidated Interest Expense of Parent paid in cash for such period (including, without limitation, the Unused Line Fees, the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Obligations, commissions, discounts and other fees and charges incurred in respect of a Letter of Credit or bankers' acceptance financing and net payment pursuant to Hedge Agreements), provided that Consolidated Cash Interest Expense shall exclude interest expense accrued or capitalized during such period.

                  "Consolidated Charges" means, for any period, any extraordinary and/or non-recurring Consolidated charges of Parent, representing restructuring charges, payments to restructuring financial advisors and legal counsel, non-cash impairment of asset charges and other non-cash write-offs that were deducted in arriving at Consolidated Net Income; provided, however, (a) the aggregate amount of Consolidated Charges calculated for the 3-month period ending March 31, 2004 shall not exceed $75,000,000, (b) the aggregate amount of Consolidated Charges calculated for the 3-month period ending June 30, 2004 shall not exceed $3,800,000, (c) the aggregate amount of Consolidated Charges calculated for the 6-month period ending September 30, 2004 shall not exceed $7,500,000, (d) the aggregate amount of Consolidated Charges calculated for the 9-month period ending December 31, 2004 shall not exceed $11,300,000, and (e) the aggregate amount of Consolidated Charges calculated for the 12-month period ending March 31, 2005 and as of the end of each fiscal quarter thereafter shall not exceed $15,000,000.

                  "Consolidated EBITDA" means, for any period, the sum, without duplication, of (i) Consolidated Net Income for such period; plus (ii) Consolidated Interest Expense for such period; plus (iii) provision for Consolidated taxes of Parent based on income or profits for such period (to the extent such income or profits were included in computing the Consolidated Net Income for such period); plus (iv) Consolidated depreciation, amortization and other non-cash expense of Parent; plus (v) Consolidated Charges in each case that were deducted in determining the Consolidated Net Income for such period; minus (vi) pre-tax net income of the Insurance Subsidiaries; plus (vii) losses of the Insurance Subsidiaries; minus (viii) gains from sales of any Real Property; plus (ix) losses from sales of any Real Property minus (x) to the extent the Synthetic Leases (including any refinancings, in whole or in part, thereof), or any of them, are treated as Capital Leases in accordance with the requirements of GAAP, the amounts of principal and interest due and paid under such Synthetic Leases for such period, as such principal amounts are set forth on Schedule 7.8(a).

                  "Consolidated Interest Expense" means, for any period, the Consolidated interest expense of Parent for such period, whether paid, accrued or capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, Unused Line Fees, the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Obligations, commissions, discounts and other fees and charges incurred in respect of a Letter of Credit or bankers' acceptance financing and net payments pursuant to Hedge Agreements).

                  "Consolidated Net Income" means, for any period, the net income of Parent for such period, determined in accordance with GAAP, provided that such net income is calculated pursuant to the income statement presentation set forth in the definition of "Consolidated".

                  "Continuing Director" means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent (as such terms are used in Rule 14a-11 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.

                  "Control Agreement" means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered from time to time by Administrative Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary with respect to a Securities Account or a bank with respect to a Deposit Account.

                  "Copyright Security Agreement" means that certain copyright security agreement executed and delivered by all Borrowers and Guarantors that own copyrights as of the Closing Date, and Agent, the form and substance of which are reasonably satisfactory to Agent.

                  "Court" has the meaning set forth in the recitals of this Agreement.

                  "Credit Card Agreements" means those certain agreements between Agent and the credit card processors of Borrowers or Guarantors delivered from time to time pursuant to which such credit card processors agree to transfer on a daily basis all credit card receipts of Borrowers or Guarantors, as applicable, into the Concentration Account or other Cash Management Account acceptable to Agent.

                  "Daily Balance" means, with respect to any Obligation and each day during the term of this Agreement, the amount of such Obligation owed at the end of such day.

                  "DDA" means any checking or other demand deposit account maintained by any Borrower.

                  "Dealer List" has the meaning set forth in Section 6.2(d).

                  "Dealership Contract" means a U-Haul dealership contract between a Subsidiary of U-Haul, on the one hand, and a U-Haul Dealer, on the other hand.

                  "Debtors" has the meaning set forth in the recitals of this Agreement.

                  "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

                  "Default Rate" has the meaning set forth in Section 2.6(c)(i).

                  "Defaulting Lender" means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

                  "Defaulting Lender Rate" means (a) the Base Rate for the first 3 days from and after the date the relevant payment is due, and (b) thereafter, at the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Applicable Margin) applicable thereto.

                  "Deposit Accounts" means any Person's now owned or hereafter acquired right, title and interest with respect to any "deposit account" as such term is defined in the Code, including, without limitation, any DDAs.

                  "Designated Account" means that certain DDA of Administrative Borrower identified on Schedule D-1.

                  "Designated Account Bank" means the designated institution that has been designated as such on Schedule D-1 or has otherwise been designated as such, in writing, by Administrative Borrower to Agent.

                  "DIP Lender" has the meaning set forth in the recitals of this Agreement.

                  "DIP Loan Agreement" has the meaning set forth in the recitals of this Agreement.

                  "DIP Obligations" means, as of any date of determination, all Obligations (as defined in the DIP Loan Agreement) outstanding under the DIP Loan Agreement, including any Advances (as defined in the DIP Loan Agreement) outstanding (including, without limitation, the face amount of any outstanding Letter of Credit issued pursuant to the DIP Loan Agreement), the Term Loan (as defined in the DIP Loan Agreement), and accrued interest, fees and other charges payable thereunder.

                  "Disbursement Letter" means an instructional letter executed and delivered by Administrative Borrower to Agent regarding the initial extensions of credit to be made on the Closing Date, the form and substance of which are reasonably satisfactory to Agent.

                  "Dollars" or "$" means United States dollars.

                  "Dormant Subsidiaries" means, collectively, EJOS, Inc., an Arizona corporation, Japal, Inc., a Nevada corporation, M.V.S., Inc., a Nevada corporation, Pafran, Inc., a Nevada corporation, Sophmar, Inc., a Nevada corporation, and Picacho Peak Investments Co., a Nevada corporation.

                  "Due Diligence Letter" means the due diligence letter sent by Agent's counsel to Administrative Borrower, together with Administrative Borrower's completed responses to the inquiries set forth therein, the form and substance of such responses to be reasonably satisfactory to Agent.

                  "ECF Carry Forward Amount" means, at any time of determination, (a)(i) as of the Closing Date through September 30, 2004, $3,335,000, (ii) as of October 1, 2004 through March 30, 2005, 50% of Borrowers' Excess Cash Flow (whether positive or negative) for the period commencing on April 1, 2004 and ending on September 30, 2004, based on unaudited financial statements provided to Agent pursuant to Section 6.3(a), or (iii) as of March 31, 2005 and at all times thereafter, 50% of Borrowers' Excess Cash Flow for the fiscal year ending March 31, 2005 (whether positive or negative), based on the audited financial statements provided to Agent pursuant to Section 6.3(b), plus Borrowers' Excess Cash Flow for each fiscal year thereafter (to the extent positive) for which audited financial statements have been provided to Agent pursuant to Section 6.3(b), minus (b) the sum of (i) the aggregate amount of dividends paid in arrears on account of the preferred stock of Parent on or after January 1, 2004 made from Borrowers' Excess Cash Flow pursuant to clause
(c) of Section 7.11, (ii) the aggregate amount of prepayments of the principal amount of the Indebtedness under the New AMERCO Notes, the Term B Notes made from Borrowers' Excess Cash Flow after the Closing Date pursuant to clause (2) of Section 7.8(a)(v), and (iii) the aggregate amount of prepayments of the principal amount of the Indebtedness under the Synthetic Leases made from Borrowers' Excess Cash Flow after the Closing Date pursuant to clause (3) of
Section 7.8(a)(vi), in each case on a cumulative basis.

                  "Effective Date" has the meaning set forth in the Reorganization Plan.

                  "Eligible Transferee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender that was party hereto as of the Closing Date, including, without limitation, a fund or account managed or administered by such Lender or an Affiliate of such Lender or its investment manager or administrator (a "Related Fund"), (e) the Persons required to become Lenders hereunder by the terms of the Reorganization Plan, (f) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Administrative Borrower (which approval of Administrative Borrower shall not be unreasonably withheld, delayed or conditioned), and (g) during the continuation of an Event of Default, any other Person approved by Agent.

                  "Enforcement Event" means the exercise by Agent of any remedies under Section 9.1 hereof during the continuation of any Event of Default.

                  "Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Borrower or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower or any predecessor in interest.

                  "Environmental Indemnity Agreements" means, collectively, those certain environmental indemnity agreements executed and delivered by Borrowers and Guarantors in favor of Agent, in form and substance reasonably satisfactory to Agent.

                  "Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Borrowers, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. Section 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

                  "Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

                  "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

                  "Environmental Remediation Reserve" means a reserve against Availability, in an amount determined by Agent upon consultation with its environmental experts, with respect to environmental remediation costs for certain of the Real Property Collateral, as the amount of such reserve may increase or decrease from time to time in Agent's Permitted Discretion; provided, however, the amount of such reserve established by Agent as of the Closing Date may only (a) increase (i) upon the discovery of any fact or the change of any circumstances after the Closing Date that Agent determines in its Permitted Discretion may result in a material increase in Borrowers' environmental liability and (ii) upon prior consultation with Borrowers, or (b) decrease (i) if, in Agent's Permitted Discretion, Borrowers present substantive evidence indicating a reduction in Borrowers' environmental liability and (ii) upon the consent of the Required Lenders.

                  "Equipment" means any Person's now owned or hereafter acquired right, title, and interest with respect to equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, Vehicles, tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

                  "ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower or a Subsidiary of a Borrower under IRC
Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which a Borrower or a Subsidiary of a Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and
Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Borrower or a Subsidiary of a Borrower and whose employees are aggregated with the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(o).

                  "ERISA Event" means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of any Borrower, any of any Borrower's Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) with respect to any Benefit Plan, the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2) or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of Borrower's Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any plan under Section 401(a)(29) of the IRC by any Borrower or any of its Subsidiaries or any of their ERISA Affiliates.

                  "Event of Default" has the meaning set forth in Section 8.

                  "Excess Availability" means the amount, as of the date any determination thereof is to be made, equal to the difference between (a) the lesser of (i) the Borrowing Base or (ii) the sum of (1) the Maximum Revolver Amount plus (2) the Term Loan Amount, and (b) the Obligations then outstanding.

                  "Excess Availability Test" means, at the time of payment of any Indebtedness under the New AMERCO Notes or the Term B Notes pursuant to
Section 7.8(a)(v)(2) or at the time of declaration or payment of any dividend or dividend in arrears pursuant to Section 7.11(b) or Section 7.11(c), respectively, (a) Borrowers' Excess Availability plus Qualified Cash (as reported by Borrowers pursuant to Section 6.2(a)) exceeds (i) $35,000,000 plus
(ii) the amount of such dividend or debt payment as of the date of such payment and as of the month end for each of the preceding consecutive 12 fiscal months immediately preceding such payment date, and (b) after giving effect to such payment, Borrowers' Excess Availability plus Qualified Cash, as reflected in the Projections most recently delivered to Agent pursuant to Section 6.3(c), is projected to exceed $35,000,000 for the month end of each of the 12 fiscal months immediately succeeding such payment date.

                  "Excess Cash Flow" means, for the fiscal year most recently ended prior to any determination date and based upon the audited financial statements delivered by Borrowers pursuant to Section 6.3(b), (a) Consolidated EBITDA, minus (b) the sum of (i) Consolidated Cash Interest Expense, plus (ii) Capital Expenditures permitted hereunder, plus (iii) payments of the principal amount of Funded Debt (other than Advances and prepayments of the Term Loan B Notes and the New AMERCO Notes paid from Borrowers' Excess Cash Flow pursuant to clause (2) of Section 7.8(a)(v) hereof) paid during such period and other permitted debt service payments made, plus (v) federal, state and local income taxes paid in cash, minus (c) the aggregate amount of dividends paid on account of the Stock of Parent during such fiscal year pursuant to clause (b) of Section 7.11.

                  "Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

                  "Excluded Assets" means (a) the Synthetic Leases, and the Synthetic Lease Collateral, (b) the Junior Notes and the interest accrued thereon, and proceeds received from the monetization of Junior Notes, (c) all Real Property set forth on Schedule E-1 under contract of sale as of the Closing Date and proceeds received from any such sale, (d) all Real Property subject to a first priority Lien of Oxford as of the Closing Date, as set forth on Schedule E-1, (e) all Real Property designated as "Surplus Real Property" as of the Closing Date, as set forth on Schedule E-1 and any proceeds received from any sale of such Real Property, (f) Parent's Stock of the Insurance Subsidiaries and the proceeds received from the monetization of such Stock, (g) proceeds in excess of $50,000,000 from any settlement, judgment or other recovery from the PWC Litigation, (h) Vehicles (including any tow dolly or auto transport) that, as of the Closing Date are or thereafter become, and remain subject to, a TRAC Lease Transaction and proceeds from the sale of such Vehicles to the extent no Loan Party has any rights to or interest in such proceeds, except to the extent such Vehicles become subject to the Agent's Liens pursuant to Section 7.4 hereof, (i) Vehicles (including any tow dolly or auto transport) that become and remain subject to the PMCC Leveraged Lease and proceeds from the sale of such Vehicles to the extent no Loan Party has any rights to or interest in such proceeds, and (j) the cash collateral accounts set forth on Schedule 2.7(e). With respect to the Excluded Assets set forth in clause (g) above, it is hereby acknowledged and agreed that attorneys' fees and costs, court costs, expert witness fees and expenses and other similar costs and expenses paid or payable by Parent with respect to the PWC Litigation or any current or future taxes paid or payable by Parent with respect to settlement payments or damage awards (after taking into account any available tax credits or deductions and any tax sharing arrangements) with respect to the PWC Litigation shall not be deducted from or otherwise offset against Agent's Collateral.

                  "Executive Order No. 13224" means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

                  "Fair Market Valuation" means the most recent fair market valuation acceptable to the Lender Group (and determined at the direction or request of Agent or the Lender Group by a third party appraiser acceptable to the Lender Group) of the Real Property Collateral acceptable to Agent which is subject to a valid and perfected first priority Agent's Lien, subject only to Permitted Liens of the type described in clauses (b), (f), (j), (k), (l) and (n) of the definition thereof.

                  "Family Member" means, with respect to any individual, the spouse and lineal descendants (including children and grandchildren by adoption) of such individual, the spouses of each such lineal descendants, and the lineal descendants of such Persons.

                  "Family Trusts" means, with respect to any individual, any trusts, limited partnerships or other entities established for the primary benefit of, the executor or administrator of the estate of, or other legal representative of, such individual.

                  "Fee Letter" means that certain fee letter, dated as of even date herewith, between Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

                  "FEIN" means Federal Employer Identification Number.

                  "FIRREA" means Financial Institutions Reform, Recovery and Enforcement Act, as in effect from time to time.

                  "Fonde de pouvoir" has the meaning set forth in Section 16.21.

                  "Foothill" means Wells Fargo Foothill, Inc., a California corporation.

                  "Funded Debt" means without double-counting, with respect to Parent on a Consolidated basis, as of any date of determination, all obligations of the type described in clauses (a) through (c) and clause (e) of the definition of "Indebtedness" set forth in Section 1.1 hereof and clause (f) of such definition with respect to any guaranty of any of the foregoing, and specifically including, without limitation, the amount of outstanding Obligations hereunder.

                  "Funding Date" means the date on which a Borrowing occurs.

                  "Funding Losses" has the meaning set forth in Section 2.13(b)(ii).

                  "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

                  "General Intangibles" means any Person's now owned or hereafter acquired right, title, and interest with respect to general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, and any and all Supporting Obligations in respect thereof, and any other personal property other than goods, money, Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Investment Property, and Negotiable Collateral.

                  "Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, bylaws, or other organizational documents of such Person.

                  "Governmental Authority" means any federal (including the federal government of Canada), state, provincial, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

                  "Guarantor" and "Guarantors" means all direct and indirect Subsidiaries of Parent that are not a party to this Agreement, except for the Insurance Subsidiaries, any Subsidiary formed under the laws of a jurisdiction outside of the United States and Canada, Storage Realty, L.L.C., a Texas limited liability company, INW, and the Dormant Subsidiaries. For the avoidance of doubt, SAC Holding shall not be a Guarantor under this Agreement. As of the Closing Date, all Guarantors are listed on Schedule G-1.

                  "Guarantor Security Agreement" means, collectively, one or more security agreements, hypothecs or other similar agreements executed and delivered by Guarantors and Agent, the form and substance of which are reasonably satisfactory to Agent.

                  "Guaranty" means, collectively, one or more general continuing guaranty agreements executed and delivered by Guarantors in favor of Agent, in form and substance reasonably satisfactory to Agent.

                  "Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any Applicable Laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

                  "Hedge Agreement" means any and all agreements or documents now existing or hereafter entered into by Administrative Borrower or its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Administrative Borrower's or its Subsidiaries' exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

                  "Holdout Lender" has the meaning set forth in Section 15.2.

                  "Indebtedness" means (a) all obligations for borrowed money,
(b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products,
(c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed,
(e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), and (f) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (e) above.

                  "Indemnified Liabilities" has the meaning set forth in Section 11.3.

                  "Indemnified Person" has the meaning set forth in Section
11.3.

                  "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, provincial or federal (including the federal laws of Canada) bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

                  "Insurance Subsidiaries" means, collectively, Oxford and RepWest.

                  "Intangible Assets" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

                  "Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3, or 6 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c) through (e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, or 6 months after the date on which the Interest Period began, as applicable, and (e) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.

                  "IntraLinks" means IntraLinks, Inc. or any other digital workspace provider selected by Agent from time to time after notice to Administrative Borrower.

                  "Inventory" means any Person's now owned or hereafter acquired right, title, and interest with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by such Person as lessor, goods that are furnished by such Person under a contract of service, and raw materials, work in process, or materials used or consumed in such Person's business, including, without limitation, supplies and embedded software.

                  "Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practices), purchases or other acquisitions for consideration of Indebtedness or Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

                  "Investment Property" means any Person's now owned or hereafter acquired right, title, and interest with respect to "investment property" as that term is defined in the Code, and any and all Supporting Obligations in respect thereof.

                  "INW" means INW Company, a Washington corporation.

                  "IRC" means the Internal Revenue Code of 1986, as in effect from time to time.

                  "IRS" means the Internal Revenue Service of the United States and any successor thereto.

                  "Issuing Lender" means Foothill or any other Lender that, at the request of Administrative Borrower and with the consent of Agent agrees, in such Lender's sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

                  "JPMorgan" means JPMorganChase Bank, as Administrative Agent for the Lenders under that certain 3-Year Credit Agreement dated as of June 28, 2002.

                  "Junior Notes" means those promissory notes issued by SAC Holding to Nationwide Commercial Co., an Arizona corporation, U-Haul and Oxford prior to Parent Relief Date, as amended and restated as of the Closing Date.

                  "L/C" has the meaning set forth in Section 2.12(a).

                  "L/C Disbursement" means a payment made by the Issuing Lender pursuant to a Letter of Credit.

                  "L/C Undertaking" has the meaning set forth in Section
2.12(a).

                  "Lender" and "Lenders" have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

                  "Lender Group" means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

                  "Lender Group Expenses" means all (a) costs or expenses (including taxes, mortgage recording taxes, and insurance premiums) required to be paid by a Borrower or its Subsidiaries under any of the Loan Documents that are paid or incurred by the Lender Group, (b) out of pocket fees or charges paid, advanced or incurred by Agent in connection with the Lender Group's transactions with Borrowers or their Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and Uniform Commercial Code searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, IntraLinks, appraisal (including periodic Collateral appraisals and business valuations) to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, real estate surveys, real estate title policies and endorsements, environmental audits, and other amounts payable in connection with any Mortgage, (c) costs and expenses in the disbursement of funds to or for the account of Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to audit examinations of the Loan Parties' Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group, in either case in connection with enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group's relationship with any Borrower or any Subsidiary of a Borrower, (h) Agent's and, during the occurrence of an Event of Default, each Lender's reasonable fees and expenses (including attorneys' fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating or amending the Loan Documents, and (i) Agent's and each Lender's reasonable fees and expenses (including attorneys', accountants', consultants', and other advisors' fees and expenses) incurred in terminating, enforcing (including attorneys' accountants', consultants', and other advisors' fees and expenses incurred in connection with any "workout," "restructuring," or any other Insolvency Proceeding concerning any Borrower or any Subsidiary or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

                  "Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, and the officers, directors, employees, attorneys and agents of such Lender.

                  "Letter of Credit" means an L/C or an L/C Undertaking, as the context requires.

                  "Letter of Credit Fee" has the meaning set forth in Section 2.6(b).

                  "Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus 100% of the amount of outstanding time drafts accepted by an Underlying Issuer as a result of drawings under Underlying Letters of Credit.

                  "LIBOR Deadline" has the meaning set forth in Section 2.13(b)(i).

                  "LIBOR Notice" means a written notice in the form of Exhibit L-1.

                  "LIBOR Option" has the meaning set forth in Section 2.13(a).

                  "LIBOR Rate" means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/16%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage, but in any event the LIBOR Rate shall not be less than 1.00% per annum.

                  "LIBOR Rate Loan" means each portion of an Advance or the Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.

                  "Lien" means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest shall be based on the common law, statute, or contract, (b) such interest shall be recorded or perfected, and (c) such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term "Lien" includes the lien, security interest or hypothec arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

                  "Loan Account" has the meaning set forth in Section 2.10.

                  "Loan Documents" means this Agreement (together with all exhibits and schedules hereto), the Agency Letter, the Cash Management Agreements, the Collateral Access Agreements, the Confirmation Order, the Consents, the Control Agreements, the Copyright Security Agreement, the Credit Card Agreements, the Disbursement Letter, the Due Diligence Letter, the Environmental Indemnity Agreements, the Fee Letter, the Guarantor Security Agreement, the Guaranty, the Letters of Credit, the Mortgages, the Officers' Certificate, the Patent and Trademark Security Agreement, the Quebec Security Documents, the Release of Claims, the Stock Pledge Agreement, the Term Loan B Intercreditor Agreement, any note or notes executed by a Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by any Borrower or any Guarantor in connection with this Agreement.

                  "Loan Party" means any Borrower or any Guarantor, and "Loan Parties" means all Borrowers and all Guarantors.

                  "Loan Pledgee" has the meaning set forth in Section 14.1(j).

                  "Loan Pledgor" has the meaning set forth in Section 14.1(j).

                  "Major Space Leases" means lease agreements, other than lease agreements covering all or a portion of Real Property subject to the Synthetic Leases, pursuant to which the proposed demised premises exceeds 5,000 square feet and the proposed term thereof, inclusive of all extensions and renewals, exceeds 10 years.

                  "Management Agreements" means, collectively, those certain property management agreements between Subsidiaries of U-Haul, on the one hand, and any of SAC Holding or SSI, on the other hand.

                  "Material Adverse Change" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrowers and their Subsidiaries (other than the Insurance Subsidiaries) taken as a whole, (b) a material impairment of a Borrower's or Subsidiary of a Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group's ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent's Liens with respect to the Collateral as a result of an action or failure to act on the part of a Borrower or a Subsidiary of a Borrower (other than the Insurance Subsidiaries). For the avoidance of doubt, changes solely affecting SAC Holding shall not constitute a Material Adverse Change.

                  "Material Contracts" means the agreements set forth on Schedule M-1, which include each of the agreements (a) filed in connection with any Loan Party's SEC Filings and in existence as of the Closing Date, (b) executed in connection with the Reorganization Plan, and (c) those agreements to which any Loan Party is a party and the loss or breach of which by such Loan Party would result in a Material Adverse Change, as such agreements are in existence on the Closing Date or as amended to the extent permitted hereunder.

                  "Maturity Date" has the meaning set forth in Section 3.4.

                  "Maximum Revolver Amount" means $200,000,000 (less the amount of any reductions established by Agent pursuant to clause (h) of the definition of Permitted Dispositions set forth herein).

                  "Mortgage Policy" has the meaning set forth in Section 3.1(s).

                  "Mortgages" means, individually and collectively, one or more mortgages, hypothecs, deeds of trust, or deeds to secure debt, executed and delivered by a Borrower or a Guarantor in favor of Agent or the Fonde de pouvoir, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral and the related improvements thereto.

                  "Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Parent, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six (6) years.

                  "Negotiable Collateral" means any Person's now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, and documents, and any and all Supporting Obligations in respect thereof.

                  "Net Disposition" means the aggregate amount of Net Proceeds received by a Loan Party from the disposition of any Equipment that is a capital asset and any Real Property that constitutes an Excluded Asset during any period.

                  "Net Proceeds" means, with respect to any asset disposition by Parent or any Subsidiary of Parent or any proceeds from casualty insurance received by Parent or any Subsidiary, the aggregate amount of cash or Cash Equivalents received for such assets, net of (a) reasonable and customary transaction costs and expenses, (b) transfer taxes (including sales and use taxes), (c) amounts payable to holders of applicable Permitted Liens hereunder to the extent that such Permitted Liens (other than the Synthetic Leases), if any, are senior in priority to the Agent's Liens, (d) an appropriate reserve for income taxes in accordance with GAAP, and (e) appropriate amounts to be provided as a reserve against liabilities or otherwise held in escrow in association with any such disposition, in each case clauses (a) through (e) to the extent the amounts so deducted are properly attributable to such transaction and payable (or reserved) by Parent or any Subsidiary of Parent in connection with such disposition or loss, including without limitation reasonable and customary commissions and underwriting discounts, to a Person that is not an Affiliate of Parent or such Subsidiary.

                  "New AMERCO Note Accounts" means, collectively, the Restated SAC Notes Escrow Account, the 3.08(b) Account and any other Deposit Account that holds or otherwise constitutes the collateral securing the obligations under the New AMERCO Note Documents.

                  "New AMERCO Note Documents" means, collectively, the New AMERCO Note Indenture, the New AMERCO Notes and such other documents (in form and substance acceptable to Agent) executed by Parent in connection therewith.

                  "New AMERCO Note Indenture" means that certain Indenture with respect to the issuance of the New AMERCO Notes, dated as of March 15, 2004, among Parent, the guarantors listed on the signature pages thereto, and The Bank of New York, as trustee, in form and substance acceptable to Agent (including, without limitation, containing subordination provisions acceptable to Agent).

                  "New AMERCO Note Lenders" means those Persons that are "Holders" under the New AMERCO Note Indenture.

                  "New AMERCO Notes" means the 12% Senior Secured Subordinated Notes Due 2011 in the principal amount of $148,646,137 issued pursuant to the New AMERCO Note Indenture.

                  "Obligations" means (a) all loans (including the Term Loan), Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrowers' Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

                  "OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.

                  "Officers' Certificate" means the representations and warranties of officers form submitted by Agent to Administrative Borrower, together with Administrative Borrower's completed responses to the inquiries set forth therein, the form and substance of such responses to be reasonably satisfactory to Agent.

                  "Organizational ID Number" means, with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization or formation of such Person.

                  "Originating Lender" has the meaning set forth in Section 14.1(e).

                  "Overadvance" has the meaning set forth in Section 2.5.

                  "Oxford" means Oxford Life Insurance Company, an Arizona corporation, and its Subsidiaries, whether now existing or hereafter formed.

                  "Parent" has the meaning set forth in the preamble to this Agreement.

                  "Parent Relief Date" means June 20, 2003.

                  "Participant" has the meaning set forth in Section 14.1(e).

                  "Participant Register" has the meaning set forth in Section 14.1(i).

                  "Patent and Trademark Security Agreement" means that certain patent and trademark security agreement executed and delivered by all Borrowers and Guarantors that own patent or trademarks as of the Closing Date, and Agent, the form and substance of which are reasonably satisfactory to Agent.

                  "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

                  "Permitted Discretion" means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

                  "Permitted Dispositions" means (a) sales or other dispositions by Borrowers or their Subsidiaries of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, as determined by Borrowers or their Subsidiaries, as the case may be, (b) the use or transfer of money or Cash Equivalents by Borrowers or their Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (c) the licensing by Borrowers or their Subsidiaries, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (d) conveyances, sales, assignments, leases, transfers or dispositions of any Excluded Asset, (e) leases and licenses of self-storage units to customers in the ordinary course of business, (f) the granting of billboard and cell tower leases on any Real Property, (g) the granting of space leases in the ordinary course of business that do not constitute Major Space Leases, unless otherwise consented to by the Agent, (h) dispositions of Real Property or any part thereof required in connection with condemnations or takings, or dispositions in lieu thereof, where the compensation paid on account thereof is immediately remitted by Borrowers to Agent; provided Agent may, in its Permitted Discretion, on a pro rata basis, reduce the Maximum Revolver Amount and require the repayment of the Term Loan by an amount up to the fair market value of the Real Property subject to such condemnation or taking, (i) so long as no Event of Default has occurred and is continuing, dispositions of box-trucks, cargo vans and pickup trucks in the ordinary course of Administrative Borrower's and U-Haul's fleet rotation program, so long as the aggregate net book value of box-trucks, cargo vans and pickup trucks subject to Agent's Liens does not decrease by more than (i) $40,000,000 in any of (A) the first fiscal quarter after the Closing Date (to be tested as of the end of such period), (B) the first two fiscal quarters after the Closing Date (to be tested as of the end of such period), (C) the first three fiscal quarters after the Closing Date (to be tested as of the end of such period), or (D) each 12-month period thereafter (to be tested as of the end of each fiscal quarter), or (ii) $160,000,000 in the aggregate after the Closing Date, (j) the granting of Permitted Easements, (k) so long as no Event of Default has occurred and is then continuing, the sale in the ordinary course of business of Vehicles acquired within the previous 130 days in connection with a TRAC Lease Transaction to the extent the obligations thereunder are permitted by this Agreement, (l) the sale, disposition or replacement of Vehicles exchanged in connection with the PMCC Like Kind Exchange Lease, (m) sales or other dispositions set forth in the Reorganization Plan and approved in the Confirmation Order, (n) the sale of that certain portion of the parcel of Real Property Collateral located at 471 South Road, Poughkeepsie, New York that is subject to the lease purchase option exercised prior to the Closing Date, (o) so long as no Event of Default shall be caused thereby, other dispositions of Real Property Collateral with a Fair Market Valuation in an aggregate amount not to exceed either (i) $10,000,000 during any fiscal year or (ii) $35,000,000 in total after the Closing Date, unless otherwise consented to by the Required Lenders; provided, however, the sale or other disposition of any parcel of Real Property Collateral (x) shall result in a Loan Party receiving proceeds in an amount of not less than 80% of the Fair Market Valuation of such Real Property Collateral, and (y) with an appraised Fair Market Valuation exceeding $7,000,000 shall not constitute a Permitted Disposition, unless consented to by the Required Lenders, and (p) leases and licenses of any portion of the Real Property subject to the Synthetic Leases to tenants in the ordinary course of business.

                  "Permitted Easements" means (a) easements, licenses, rights-of-way and other rights and privileges in the nature of easements reasonably necessary or desirable for the use, repair, or maintenance of any Real Property as herein provided and (b) if required by applicable Governmental Authority, the dedication or transfer of unimproved portions of any Real Property for road, highway or other public purposes; so long as, in each case (other than with respect to Real Property subject to the Synthetic Leases) (i) such grant, dedication or transfer does not materially impair the value or remaining useful life of the applicable Real Property or the fair market value of such Real Property or materially impair or interfere with the use or operations thereof, (ii) such grant, dedication or transfer, in Administrative Borrower's business judgment, is reasonably necessary in connection with the use, maintenance, alteration or improvement of the applicable Real Property and
(iii) such grant, dedication or transfer will not cause the applicable Real Property or any portion thereof to fail to comply with the provisions of the Loan Documents and all Applicable Law.

                  "Permitted Holder" means Edward J. Shoen, Mark V. Shoen, James
P. Shoen, and their Family Members, and their Family Trusts.

                  "Permitted Investments" means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments by any Loan Party in any other Loan Party; provided, to the extent such Investment is in the form of Indebtedness, such Indebtedness shall be unsecured and contractually subordinated to the Obligations and, upon any such Loan Party ceasing to be a wholly-owned Subsidiary of Parent or such Indebtedness being owed to any Person other than a Loan Party, such Loan Party shall be deemed to have incurred Indebtedness not permitted by this clause (d), (e) Investments by U-Haul and Nationwide Commercial Co. evidenced by the Junior Notes not to exceed the principal amount outstanding thereunder as of the Closing Date (except for increases in principal resulting solely from the accrual of interest thereon), (f) payments by U-Haul and its Subsidiaries of expenses on behalf of SAC Holdings pursuant to the Management Agreements provided that all such expenses are promptly reimbursed by the appropriate other parties to the Management Agreements, (g) Investments in PMSR, PM Preferred or any of its or their Affiliates owned by Parent or any of its Subsidiaries or SAC Holding solely to the extent required pursuant to Parent's obligations under the Support Party Agreements, so long as (i) on the date of such Investment, Borrowers' Excess Availability plus Qualified Cash (as reported by Borrowers pursuant to Section 6.2(a)) exceeds (A) $35,000,000 plus
(B) the amount of such Investment, as of the date of such payment and as of the end of the month for each of the preceding consecutive 12 fiscal months immediately preceding such payment date, (ii) after giving effect to such Investment, Borrowers' Excess Availability plus Qualified Cash, as reflected in the Projections most recently delivered to Agent pursuant to Section 6.3(c) is projected to exceed $35,000,000 as of the month end for each of the 12 fiscal months immediately succeeding the date of such Investment for each of the 12 fiscal months, and (iii) no Event of Default has occurred and is continuing or would result therefrom, (h) guarantees by Parent of the obligations of its Subsidiaries that are Loan Parties to the extent such obligations are otherwise permitted hereunder and are consistent with past practices, (i) payments by U-Haul and its Subsidiaries in the ordinary course of business and consistent with past practices of certain ordinary course operating expenses on behalf of any U-Haul Dealer pursuant to a Dealership Contract, provided that the applicable U-Haul Dealer reimburses U-Haul and its Subsidiaries for all such expenses in accordance with the provisions of the Dealership Contract, (j) Hedge Agreements, as permitted hereunder, (k) Investments pursuant to that certain promissory note dated February 12, 1997 from PMSR in favor of U-Haul in the original principal amount of $10,000,000, with such Indebtedness of PMSR thereunder assumed by PMSI Investors, LLC on or about November 30, 1999, and (l) other Investments in an aggregate amount not to exceed $5,000,000 per year, unless otherwise consented to by the Required Lenders.

                  "Permitted Liens" means (a) Liens held by Agent to secure the Obligations, (b) Liens for unpaid taxes that (i) are not yet delinquent, or (ii) are the subject of a Permitted Protest, (c) Liens set forth on Schedule P-1, (d)
(i) Liens on the Synthetic Lease Collateral arising under the Synthetic Leases and the interests of lessors under operating leases, and (ii) the interests of the lessor and indenture trustee under the PMCC Leveraged Lease, (e) purchase money Liens or the interests of lessors in leased assets under Capital Leases to the extent that such Liens or interests secure Purchase Money Indebtedness permitted hereunder and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) Liens with respect to the Real Property Collateral that are exceptions to the commitments for title insurance issued in connection with the Mortgages, as accepted by Agent, (k) with respect to any Real Property, Permitted Easements, (l) Liens arising from judgments and attachments in connection with court proceedings provided that the attachment or enforcement of such Liens would not result in an Event of Default hereunder and such Liens are subject to a Permitted Protest and no material Collateral is subject to a material risk of loss or forfeiture and the claims in respect of such Liens are fully covered by insurance (subject to ordinary and customary deductibles) and a stay of execution pending appeal or proceeding for review is in effect, (m) Liens granted to the New AMERCO Note Lenders pursuant to the New AMERCO Note Documents on the property described in clauses (b), (c), (e), (f) and (g) of the definition of Excluded Assets set forth in Article 1 hereof, (n) Liens granted to the Term Loan B Note Lenders pursuant to the Term Loan B Note Documents, subject to the Term Loan B Intercreditor Agreement, (o) Liens on Real Property in favor of Oxford as of the Closing Date, as set forth on Schedule E-1, and (p) subject to the provisions of Section 2.7(e), Liens on the cash collateral accounts set forth on Schedule 2.7(e).

                  "Permitted Protest" means the right of Administrative Borrower or any of its Subsidiaries, as applicable, to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Person's Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Administrative Borrower or any of its Subsidiaries, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent's Liens.

                  "Person" means any natural person, corporation, limited liability company, limited partnership, general partnership, limited liability partnership, joint venture, trust, land trust, business trust, or other organization, irrespective of whether it is a legal entity, and any government and agency or political subdivision thereof.

                  "Personal Property Collateral" means all Collateral other than Real Property.

                  "Pledge" has the meaning set forth in Section 14.(j).

                  "PMCC Like Kind Exchange Lease" means that certain Master Equipment Lease Agreement dated as of June 30, 2000, between Norwest Bank Minnesota, National Association, as lessor, and U-Haul Leasing & Sales Co., as lessee, and all ancillary agreements referenced therein, as all of the foregoing exist on the Closing Date, and as amended to the extent permitted herein.

                  "PMCC Leveraged Lease" means that certain Equipment Lease Agreement (U-Haul Trust No. 96-1) dated as of June 28, 1996 between Fleet National Bank, as lessor, and U-Haul Leasing & Sales Co., as lessee, and all ancillary agreements referenced therein, as all of the foregoing exist on the Closing Date, and as amended to the extent permitted herein.

                  "PM Preferred" means PM Preferred Properties, L.P., a Texas limited partnership.

                  "PMSR" means Private Mini Storage Realty, L.P., a Texas limited partnership.

                  "PMSR Agreement" means that certain PMSR Agreement dated as of the Effective Date among Parent, PMSR, JPMorgan Chase Bank, as agent, and the Lenders party thereto.

                  "PPSA" means the Personal Property Security Act, as in effect from time to time in any applicable Canadian province or territory.

                  "Projections" means Parent's forecasted (a) balance sheets,
(b) profit and loss statements, and (c) cash flow statements together with appropriate supporting details and a statement of underlying assumptions, all prepared on a basis consistent with the presentation set forth in the definition of "Consolidated" and on a basis consistent with Parent's financial statements delivered to Lenders prior to the Closing Date.

                  "Pro Rata Share" means, as of any date of determination:

                  (a) with respect to a Lender's obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Revolver Commitment, by (z) the aggregate Revolver Commitments of all

Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender's Advances by (z) the aggregate outstanding principal amount of all Advances,

                  (b) with respect to a Lender's obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender's Advances by (z) the aggregate outstanding principal amount of all Advances,

                  (c) with respect to a Lender's obligation to make the Term Loan and receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan, the percentage obtained by dividing (y) such Lender's Term Loan Commitment, by (z) the aggregate amount of all Lenders' Term Loan Commitments, and (ii) from and after the making of the Term Loan, the percentage obtained by dividing (y) the principal amount of such Lender's portion of the Term Loan by (z) the principal amount of the Term Loan, and

                  (d) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender's Revolver Commitment plus the outstanding principal amount of such Lender's portion of the Term Loan, by
(ii) the aggregate amount of Revolver Commitments of all Lenders plus the outstanding principal amount of the Term Loan; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender's Advances plus such Lender's ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit plus the outstanding principal amount of such Lender's portion of the Term Loan, by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit plus the outstanding principal amount of the Term Loan.

                  "Purchase Money Indebtedness" means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

                  "PWC Litigation" means that certain claim filed by Administrative Borrower against PricewaterhouseCoopers on or about June 5, 2003 in the Superior Court of Arizona, Maricopa County, No. CV2003-011032, and all related disputes between Administrative Borrower and PricewaterhouseCoopers.

                  "Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and after August 15, 2003, which such Deposit

Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

                  "Quebec Security Documents" means, collectively, (a) the deed of hypothec and issue of bonds by each Canadian Subsidiary in favor of the Fonde de pouvoir creating a hypothec in the principal amount of Cdn$1,320,000,000 in all the Canadian Subsidiaries' personal (movable) and real (immovable) property,
(b) the delivery order by each Canadian Subsidiary to the Fonde de pouvoir, (c) the 25% demand bond issued by each Canadian Subsidiary to the Agent and certified by the Fonde de pouvoir, and (d) the pledge agreement by each Canadian Subsidiary pledging the 25% demand bond in favor of the Agent, the form and substance of which are reasonably satisfactory to Agent.

                  "Real Property" means any estates or interests in real property now owned or hereafter acquired by any Loan Party and the improvements thereto.

                  "Real Property Collateral" means the parcel or parcels of Real Property identified on Schedule R-1 and any Real Property hereafter acquired by a Loan Party on which Agent has or is required (in accordance with this Agreement or any other Loan Document) to have a Lien.

                  "Record" means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

                  "Redirection Notice" has the meaning set forth in Section 14.1(j).

                  "Register" has the meaning set forth in Section 14.1(h).

                  "Registered Loan" has the meaning set forth in Section 2.16.

                  "Registered Note" has the meaning set forth in Section 2.16.

                  "Related Fund" has the meaning set forth in clause (d) of the definition of Eligible Transferee.

                  "Release of Claims" means that certain release of claims dated of even date herewith executed by Borrowers and Guarantors (each as defined therein) under the DIP Loan Agreement in favor of Foothill and the DIP Lenders, in form and substance reasonably satisfactory to Foothill.

                  "Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 U.S.C. Section 9601.

                  "Reorganization Plan" has the meaning set forth in the recitals of this Agreement.

                  "Report" has the meaning set forth in Section 16.17.

                  "Reportable Event" means any of the events described in
Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days' notice to the PBGC is waived under applicable regulations.

                  "Replacement Lender" has the meaning set forth in Section
15.2.

                  "RepWest" means Republic Western Insurance Company, an Arizona corporation, and its Subsidiaries, whether now existing or hereafter formed.

                  "Required Availability" means that the sum of (a) Excess Availability plus (b) Qualified Cash exceeds $25,000,000.

                  "Required Lenders" means, at any time, Lenders whose Pro Rata Shares aggregate 51% of the Total Commitments, or if the Commitments have been terminated irrevocably, 51% of the Obligations (other than Bank Product Obligations) then outstanding.

                  "Reservation Management System" means the software system known as "Microres," which is used in connection with customer reservations of U-Haul products and services.

                  "Reserve Percentage" means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

                  "Restated SAC Notes Escrow Account" means that certain segregated Deposit Account or investment account maintained by Parent pursuant to Section 11.05 of the New AMERCO Notes Indenture.

                  "Retiree Health Plan" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by
Section 601 of ERISA.

                  "Revolver Commitment" means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-2 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

                  "Revolver Usage" means, as of any date of determination, the sum of (a) the then extant amount of outstanding Advances, plus (b) the then extant amount of the Letter of Credit Usage.

                  "Risk Participation Liability" means, as to each Letter of Credit, all reimbursement obligations of Borrowers to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrowers, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

                  "SAC Holding" means, collectively, SAC Holding Corporation, a Nevada corporation, SAC Holding II Corporation, a Nevada corporation, Montreal Holding Corporation, a Nevada corporation, and each of their respective Subsidiaries, whether now existing or hereafter formed.

                  "SAC Holding Senior Bond" means the 8.5% senior notes due 2014 in the principal amount of $200,000,000 issued pursuant to the SAC Notes Indenture.

                  "SAC Notes Indenture" means that certain Indenture with respect to the issuance of the SAC Holding Senior Bond, dated as of March 15, 2004, among SAC Holding Corporation, SAC Holding II Corporation and Law Debenture Trust Company of New York.

                  "SAC Participation and Subordination Agreement" means that certain participation and subordination agreement dated as of March 15, 2004, by and among SAC Holding, Parent, U-Haul, and Law Debenture Trust Company of New York, as Trustee under the SAC Notes Indenture.

                  "Sale Date" has the meaning set forth in Section 7.4.

                  "SEC" means the United States Securities and Exchange Commission and any successor thereto.

                  "SEC Filings" means, with respect to any Person, all reports, documents and other information filed by such Person pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and all other rules and regulations promulgated by the SEC, including such Person's filed Form 10-K and subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K.

                  "Securities Account" means a "securities account" as that term is defined in the Code.

                  "Settlement" has the meaning set forth in Section 2.3(f)(i).

                  "Settlement Date" has the meaning set forth in Section 2.3(f)(i).

                  "Solvent" means, with respect to any Person on a particular date, that such Person is not insolvent (as defined in the Uniform Fraudulent Transfer Act) or is not an "insolvent person" (as defined in the Bankruptcy and Insolvency Act (Canada)) or is not a "debtor company" (as defined in the Companies' Creditors Arrangement Act (Canada)).

                  "SSI" means Self-Storage International Holding Corporation, a Nevada corporation, and any Subsidiary thereof, whether now existing or hereafter formed.

                  "Statutory Lien Payments" has the meaning set forth in Section 5.23.

                  "Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

                  "Stock Pledge Agreement" means, collectively, one or more stock pledge agreements, the form and substance of which are reasonably satisfactory to Agent, executed and delivered by each Borrower or Guarantor that owns Stock of a Subsidiary of Parent; provided a Stock Pledge Agreement shall not be required in connection with the Stock of the Insurance Subsidiaries, the Dormant Subsidiaries, INW, or Storage Realty, L.L.C.

                  "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity; provided, however, PMSR, PM Preferred, SAC Holding and SSI shall not be deemed to be Subsidiaries of any Borrower herein.

                  "Support Party Agreement" means, collectively, (a) that certain Support Party Agreement dated as of February 28, 2003 by and among Parent and PM Preferred in favor of GMAC Commercial Holding Corp., as administrative agent, as amended by the First Amendment to Support Party Agreement dated as of June 13, 2003, and (b) that certain PMSR Agreement to be dated as of the Effective Date, by and among Parent, PMSR, JP Morgan Chase Bank, as administrative agent, and the lenders signatory thereto, in each case as amended prior to the Closing Date and after the Closing Date as permitted herein (provided, in each case, such amendment does not increase the obligations of any Loan Party thereunder).

                  "Supporting Obligation" means any Person's now owned or hereafter acquired right, title and interest with respect to any "supporting obligation" as that term is defined in the Code.

                  "Swing Lender" means Foothill or any other Lender that, at the request of Administrative Borrower and with the consent of Agent agrees, in such Lender's sole discretion, to become the Swing Lender hereunder.

                  "Swing Loan" has the meaning set forth in Section 2.3(d)(i).

                  "Synthetic Lease Collateral" means (i) the Real Property and Real Property interests leased under the Synthetic Leases and all structures, buildings, and other immovable improvements located on such Real Property (the "Synthetic Lease Properties"); (ii) all equipment, machinery, apparatus, fittings, furniture, fixtures and other property of every kind and nature whatsoever now or hereafter affixed to any portion of the Synthetic Lease Properties or which is used for the storage of property of storage customers of any Synthetic Lessee under any Assigned Storage Agreements (defined below) (excluding Vehicles), and which are now owned or hereafter acquired by any lessor under any Synthetic Lease or in which any such lessor has or shall have an interest, and all appurtenances and additions thereto and substitutions therefor; (iii) all storage rental agreements, leases and licenses with respect to the Synthetic Lease Properties now or hereinafter entered into and all amendments, supplements and modifications thereto (collectively, the "Assigned Storage Agreements"); (iv) all rents, maintenance fees, advance fees and deposits, security deposits and prepaid amounts, income, receipts, issues, profits and revenues arising from the Synthetic Lease Properties; (v) to the extent arising from Assigned Storage Agreements or other rights to payment for storage space at the Synthetic Lease Properties by storage customers, "general intangibles" (including "payment intangibles") and "accounts" (as such terms are defined in the Code), and other rights to payment for storage space at the Synthetic Lease Properties by storage customers; (vi) license and concession fees, proceeds and other benefits to which any Synthetic Lessee or any agent of a Synthetic Lessee may now or hereafter be entitled with respect to the Assigned Storage Agreements; (vii) all books, records, writings, data bases, and information relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing; (viii) any award or compensation or insurance payment or other proceeds to which any Synthetic Lessee may become entitled by reason of its interest in the Synthetic Lease Properties; and (ix) all products, offspring, rents, issues, profits, returns, income and Proceeds (as defined in the Code) of and from any and all of the foregoing.

                  "Synthetic Lease Properties" has the meaning set forth in the definition of "Synthetic Lease Collateral".

                  "Synthetic Leases" means, collectively, (i) the Amended and Restated Master Lease dated as of March 15, 2004 between AREC, as lessee, and BMO Global Capital Solutions, Inc., as lessor, and any other documents, agreements, mortgages, deeds of trust and other instruments executed in connection therewith, (ii) that certain Second Amended and Restated Master Lease and Open-End Mortgage dated as of March 15, 2004 among U-Haul and AREC, as lessees, the various Lessors identified therein, as lessor, and BMO Global Capital Solutions, Inc. as Agent Lessor for the Lessors, and any documents, agreements, mortgages, deeds of trust, and other instruments executed in connection therewith, and (iii) that certain Canadian U-Haul Master Lease dated as of April 5, 2001 between Computershare Trust Company of Canada, as successor to Montreal Trust Company of Canada, and U-Haul (Canada), and any documents, agreements, mortgages, deeds of trust, and other instruments executed in connection therewith, each as may be subsequently amended, restated or refinanced to the extent permitted hereunder.

                  "Synthetic Lessee" means any of AREC, U-Haul and U-Haul (Canada) and any of their respective successors in interest as lessees under the Synthetic Leases that may succeed to such interests in accordance with this Agreement and the applicable Synthetic Leases.

                  "Taxes" has the meaning set forth in Section 16.11(e).

                  "Term Loan" has the meaning set forth in Section 2.2(a).

                  "Term Loan Amount" means $350,000,000.

                  "Term Loan Commitment" means, with respect to each Lender, its Term Loan Commitment and, with respect to all Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-2 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

                  "Term Loan B Intercreditor Agreement" means that certain Intercreditor Agreement entered into and delivered by and among Agent and Wells Fargo Bank, N.A., as trustee, in form and substance reasonably satisfactory to Agent.

                  "Term Loan B Note Documents" means, collectively, the Term Loan B Note Indenture, the Term Loan B Notes and such other documents (in form and substance acceptable to Agent) executed by Parent in connection therewith.

                  "Term Loan B Note Indenture" means that certain Indenture with respect to the issuance of the Term Loan B Notes, dated as of March 1, 2004, among Parent, the guarantors listed on the signature pages thereto and Wells Fargo Bank, National Association, as trustee, in form and substance acceptable to Agent.

                  "Term Loan B Note Lenders" means those Persons that are "Holders" under the Term Loan B Note Indenture.

                  "Term Loan B Notes" means the 9% Senior Secured Notes in the principal amount of $200,000,000 due 2009 issued pursuant to the Term Loan B
Note Indenture.

                  "3.08(b) Account" means that certain segregated Deposit Account or investment account maintained by Parent at The Bank of New York pursuant to Section 3.08(b) of the New AMERCO Notes Indenture.

                  "Title Reserve" means a reserve against Availability in an amount determined by Agent upon consultation with its counsel with respect to title defects and exceptions for certain of the Real Property Collateral.

                  "Total Commitment" means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-2 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

                  "TRAC Lease Transaction" means any operating or capital lease (as determined in accordance with GAAP) entered into by any Loan Party pursuant to a "Terminal Rental Adjustment Clause" lease (including, without limitation, the PMCC Like Kind Exchange Lease) whereby (a) (i) the ownership of a Vehicle that is owned by such Loan Party is transferred to a lessor within 130 days of the acquisition of such Vehicle or (ii) the ownership of a Vehicle is transferred to a lessor by someone other than a Loan Party, and (b) the Vehicle so transferred is leased back to the Loan Party by such lessor.

                  "U-Haul" means U-Haul International, Inc., a Nevada corporation.

                  "U-Haul (Canada)" means U-Haul Co. (Canada) Ltd. U-Haul Co. (Canada) Ltee, an Ontario corporation.

                  "U-Haul Dealer" means any Person that leases Vehicles on behalf of U-Haul in the ordinary course of business pursuant to a Dealership Contract, as identified on the Dealer List.

                  "Underlying Issuer" means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrowers.

                  "Underlying Letter of Credit" means a letter of credit that has been issued by an Underlying Issuer.

                  "Unused Line Fee" has the meaning set forth in Section
2.11(a).

                  "USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

                  "Vehicle" or "Vehicles" means any vehicle (including any motor vehicle), trailer or other asset of any Loan Party represented by a certificate of title.

                  "Voidable Transfer" has the meaning set forth in Section 17.7.

                  "Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.

                  "WP Carey Transaction" means the transaction, in form and substance reasonably satisfactory to Required Lenders, whereby UH Storage (DE) Limited Partnership, a Delaware limited partnership, or other Affiliate of W.P. Carey & Co., LLC, will acquire the Real Property that is subject to the Synthetic Leases (excluding Real Property located in Canada) and such Synthetic Leases shall be paid in full and terminated, all as more fully set forth on Schedule W-1.

         1.2 ACCOUNTING TERMS; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that for purposes of determining compliance with any covenant set forth in Section 7, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in preparing Borrowers' audited financial statements referred to in Section 6.3. If any change in accounting principles from those used in the preparation of the audited financial statements referred to in Section 6.3 hereafter occasioned by the promulgation of any rule, regulation, pronouncement or opinion by or required by the Financial Accounting Standards Board (or successors thereto or agencies with similar functions) would result in a change in the method of calculation of financial covenants, standards or terms found in Section 1 or
Section 7, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating Parent's financial condition shall be the same after such change as if such change had not been made; provided, however, the parties hereto agree to construe all terms of an accounting or financial nature in accordance with GAAP as in effect prior to any such change in accounting principles until the parties hereto have amended the applicable provisions of this Agreement.

         1.3 CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

         1.4 CONSTRUCTION. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the repayment in full of the Obligations shall mean the repayment in full in cash of all Obligations other than contingent indemnification Obligations and any other Bank Product Obligations that at such time are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement. Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

         1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement, together with any amendments, restatements, supplements, or other modifications to such schedules and exhibits permitted hereunder shall be deemed incorporated herein by reference.

2.       LOAN AND TERMS OF PAYMENT.

         2.1      REVOLVER ADVANCES.

                  (a) Subject to the terms and conditions of this Agreement and relying upon the representations and warranties set forth herein, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances ("Advances") to Borrowers in an amount at any one time outstanding not to exceed such Lender's Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage less the outstanding balance of the Term Loan.

                  (b) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that Borrowers are required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have failed to pay in accordance with the terms of any Section of this Agreement or any other Loan Document, (ii) amounts required to be paid to any Governmental Authority for mortgage, stamp or other documentary taxes with respect to any Mortgage delivered pursuant to this Agreement, and (iii) amounts owing by Borrowers or their Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under Applicable Laws) in and to such item of the Collateral; provided, however, the amount of any such reserve established by Agent in its Permitted Discretion after the Closing Date shall only be reduced with the consent of the Required Lenders.

                  (c) The Lenders with Revolver Commitments shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

                  (d) Amounts borrowed pursuant to this Section may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

         2.2      TERM LOAN.

                  (a) Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the "Term Loan") to Borrowers in an amount equal to such Lender's Pro Rata Share of an amount equal to the lesser of (i) the Term Loan Amount, or
(ii) the Borrowing Base less the Revolver Usage as of such date. The Term Loan shall be repaid in equal monthly principal payments in the amount of $291,667, commencing on April 1, 2004 and continuing on the first Business Day of each month thereafter. Amounts borrowed and repaid pursuant to this Section may not be reborrowed.

                  (b) The outstanding unpaid principal balance and all accrued and unpaid interest under the Term Loan shall be due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration. All amounts outstanding under the Term Loan shall constitute Obligations.

         2.3      BORROWING PROCEDURES AND SETTLEMENTS.

                  (a) PROCEDURE FOR BORROWING. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent (which notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii)

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

the requested Funding Date, which shall be a Business Day; provided, however, that in the case of a request for Swing Loan in an amount of $1,000,000, or less, such notice will be timely received if it is received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date. At Agent's election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time, with such telephonic notice to be confirmed in writing within 24 hours of the giving of such notice and the failure to provide such written confirmation shall not affect the validity of the request. Upon the making of any request for a Borrowing hereunder, Borrowers shall be deemed to have certified that all conditions set forth in Section 3.3 hereof have been satisfied.

                  (b) AGENT'S ELECTION. Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall elect, in its discretion, (i) to have the terms of Section 2.3(c) apply to such requested Borrowing, or (ii) if the Borrowing is for an Advance, to request Swing Lender to make a Swing Loan pursuant to the terms of Section 2.3(d) in the amount of the requested Borrowing; provided, however, that if Swing Lender declines in its sole discretion to make a Swing Loan pursuant to Section 2.3(d), Agent shall elect to have the terms of Section 2.3(c) apply to such requested Borrowing.

                  (c)      MAKING OF ADVANCES.

                           (i) In the event that Agent shall elect to have the terms of this Section 2.3(c) apply to a requested Borrowing as described in Section 2.3(b), then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent's receipt of the proceeds of such Advances (or the Term Loan, as applicable), upon satisfaction of the applicable conditions precedent set forth in Section 3 hereof, Agent shall make the proceeds thereof available to Administrative Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Administrative Borrower's Designated Account; provided, however, that, subject to the provisions of Section 2.3(i), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance (or its portion of the Term Loan) if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or
                  (2) the requested Borrowing would exceed the Availability on such Funding Date.

                           (ii) Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, prior to 9:00 a.m. (California time) on the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of

                  Borrowers the amount of that Lender's Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Defaulting Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender's Advance (or portion of the Term Loan, as applicable) on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances (or portion of the Term Loan, as applicable) composing such Borrowing. The failure of any Lender to make any Advance (or portion of the Term Loan, as applicable) on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance (or portion of the Term Loan, as applicable) on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

                           (iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender's benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender's Advance was funded by the other members of the Lender Group) or, if so directed by Administrative Borrower and if no Default or Event of Default shall have occurred and be continuing (and to the extent such Defaulting Lender's Advance was not funded by the Lender Group), retain the same to be re-advanced to Borrowers as if such Defaulting Lender had made Advances to Borrowers. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Administrative Borrower shall have waived such

                  Defaulting Lender's default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Administrative Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations) (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided further, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups' or Borrowers' rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

                  (d)      MAKING OF SWING LOANS.

                           (i) In the event Agent shall elect, with the consent of Swing Lender, as a Lender, to have the terms of this Section 2.3(d) apply to a requested Borrowing as described in Section 2.3(b), Swing Lender as a Lender shall make such Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.3(d) being referred to as a "Swing Loan" and such Advances being referred to collectively as "Swing Loans") available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to Administrative Borrower's Designated Account. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Swing Loan shall be eligible for the LIBOR Option and all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing Loan). Subject to the provisions of
                  Section 2.3(i), Agent shall not request Swing Lender, as a Lender, to make, and Swing Lender as a Lender shall not make, any Swing Loan if Agent has actual knowledge that (i) one or more of the applicable conditions precedent set forth in
                  Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Swing Loan.

                           (ii) The Swing Loans shall be secured by the Agent's Liens, shall constitute Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

                  (e)      AGENT ADVANCES.

                           (i) Agent is hereby authorized by Borrowers and the Lenders, from time to time in Agent's sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3 have not been satisfied, to make Advances to Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (C) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.3(e) shall be referred to as "Agent Advances"), provided, that notwithstanding anything to the contrary contained in this Section 2.3(e), the aggregate principal amount of Agent Advances outstanding at any one time, when taken together with the aggregate principal amount of Overadvances made in accordance with Section 2.3(i) outstanding at any time, shall not exceed an amount equal to the lesser of (x) 5.0% of the Borrowing Base then in effect and (y) $10,000,000. Each Agent Advance shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Agent Advance shall be eligible for the LIBOR Option and all payments thereon shall be payable to Agent solely for its own account (and for the account of the holder of any participation interest with respect to such Agent Advances).

                           (ii) The Agent Advances shall be repayable on demand and secured by the Agent's Liens granted to Agent under the Loan Documents, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

                  (f) SETTLEMENT. It is agreed that each Lender's funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Swing Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

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

                           (i)      Agent shall request settlement
                  ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan,
                  (2) for itself, with respect to each Agent Advance, and (3) with respect to Borrowers' or their Subsidiaries' Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances (including Swing Loans and Agent Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender's balance of the Advances (including Swing Loans and Agent Advances) exceeds such Lender's Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate) an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances), and (z) if a Lender's balance of the Advances, Swing Loans, and Agent Advances is less than such Lender's Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent's Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loan or Agent Advance and, together with the portion of such Swing Loan or Agent Advance representing Swing Lender's Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

                           (ii) In determining whether a Lender's balance of the Advances, Swing Loans, and Agent Advances is less than, equal to, or greater than such Lender's Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, and fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

                           (iii) Between Settlement Dates, Agent, to the extent no Agent Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender's Pro Rata Share of the Advances. If, as of any Settlement Date, Collections of Borrowers or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender's Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Agent Advances, and each Lender (subject to the effect of letter agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

                  (g)      NOTATION. As more fully set forth in Section 2.16 and
Section 14.1(h) Agent shall record on its books the principal amount of the Advances (or portion of the Term Loan, as applicable) owing to each Lender, including the Swing Loans owing to Swing Lender, and Agent Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate. In addition, each Lender is authorized, at such Lender's option, to note the date and amount of each payment or prepayment of principal of such Lender's Advances (or portion of Term Loan, as applicable) in its books and records, including computer records and such records shall, absent manifest error, conclusively be presumed to be correct and accurate.

                  (h) LENDERS' FAILURE TO PERFORM. All Advances (other than Swing Loans and Agent Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

                  (i) OPTIONAL OVERADVANCES. Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (i) after giving effect to such Advances, the sum of the outstanding Revolver Usage and the outstanding principal amount of the Term Loan does not exceed the Borrowing Base by an amount equal to the lesser of (x) 5.0% of the Borrowing Base and (y) $10,000,000, (ii) after giving effect to such Advances the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount, (iii) the aggregate principal amount of Overadvances made pursuant to this Section 2.3(i) when taken together with the aggregate principal amount of Agent Advances made pursuant to Section 2.3(e) does not exceed at any time an amount equal to the lesser of (x) 5.0% of the Borrowing Base then in effect and (y) $10,000,000, and
(iv) at the time of the making of any such Advance (including a Swing Loan), Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than 90 days. The foregoing provisions are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers in any way. The Advances and Swing Loans, as applicable, that are made pursuant to this Section 2.3(i) shall be subject to the same terms and conditions as any other Advance or Swing Loan, as applicable, except that they shall not be eligible for the LIBOR Option and the rate of interest applicable thereto shall be the rate applicable to Advances that are Base Rate Loans under Section 2.6(c) hereof without regard to the presence or absence of a Default or Event of Default.

                           (i) In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, Agent shall notify Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers and intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding paragraph. In the event Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.

                           (ii) Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(f) for the amount of such Lender's Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this
                  Section 2.3(i), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

         2.4      PAYMENTS.

                  (a)      PAYMENTS BY BORROWERS.

                           (i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent's Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Except as otherwise provided in paragraph (b)(iii) below, any payment received by Agent later than 11:00 a.m. (California time), shall be deemed to have been received on the following

                  Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

                           (ii)     Unless Agent receives notice from
                  Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

                  (b)      APPORTIONMENT AND APPLICATION OF PAYMENTS.

                           (i) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including any letter agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent's separate account, after giving effect to any letter agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates. All payments shall be remitted to Agent and all such payments, and all proceeds of any Loan Party's Accounts, or Collateral received by Agent, shall be applied as follows:

                                    (A)     first, to pay any Lender Group
                           Expenses then due to Agent under the Loan Documents, until paid in full,

                                    (B)     second, to pay any Lender Group
                           Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

                                    (C)     third, to pay any fees then due to
                           Agent (for its separate accounts, after giving effect to any letter agreements between Agent and the individual Lenders) under the Loan Documents until paid in full,

                                    (D)     fourth, to pay any fees then due to
                           any or all of the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

                                    (E)     fifth, to pay interest due in
                           respect of all Agent Advances, until paid in full,

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

                                    (F)     sixth, ratably to pay interest due
                           in respect of the Advances (other than Agent
                           Advances), the Swing Loans, and the Term Loan until paid in full,

                                    (G)     seventh, to pay the principal of all
                           Agent Advances until paid in full,

                                    (H)     eighth, so long as no Enforcement
                           Event exists, ratably to pay all principal amounts then due and payable (other than as a result of an acceleration thereof) with respect to the Term Loan until paid in full,

                                    (I)     ninth, to pay the principal of all
                           Swing Loans until paid in full,

                                    (J)     tenth, so long as no Enforcement
                           Event exists, and at Agent's election (which election Agent agrees will not be made if an Overadvance would be created thereby), to pay amounts then due and owing by Administrative Borrower or its Subsidiaries in respect of Bank Products in an amount up to the amount of the Bank Product Reserves, until paid in full,

                                    (K)     eleventh, so long as no Enforcement
                           Event exists, to pay the principal of all Advances until paid in full,

                                    (L)     twelfth, if an Enforcement Event
                           exists, ratably (i) to pay the principal amount of all Advances until paid in full, (ii) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and those Lenders having a Revolver Commitment, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage until paid in full, and (iii) to pay the outstanding principal balance of the Term Loan until the Term Loan is paid in full,

                                    (M)     thirteenth, if an Enforcement Event
                           exists, to Agent, to be held by Agent for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until Administrative Borrower's and its Subsidiaries' obligations in respect of the then extant Bank Products have been paid in full or the cash collateral amount has been exhausted,

                                    (N)     fourteenth, if an Enforcement Event
                           exists, to pay any other Obligations (including Bank Product Obligations) until paid in full, and

                                    (O)     fifteenth, to Borrowers (to be wired
                           to the Designated Account) or such other Person entitled thereto under the Term Loan B Intercreditor Agreement or Applicable Laws.

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

                           (ii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in
                  Section 2.3(h).

                           (iii) In each instance, so long as no Event of Default has occurred and is continuing, Section 2.4(b) shall not be deemed to apply to any payment by Borrowers specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

                           (iv) For purposes of the foregoing, "paid in full" means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

                           (v) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this
                  Section 2.4 shall control and govern.

         2.5 OVERADVANCES. If, at any time or for any reason, the amount of Obligations (other than Bank Product Obligations) owed by Borrowers to the Lender Group pursuant to Sections 2.1 and 2.12 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 or 2.12 (an "Overadvance"), Borrowers immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, Borrowers hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to the Lender Group as and when due and payable under the terms of this Agreement and the other Loan Documents.

         2.6 INTEREST RATES AND LETTER OF CREDIT FEE: RATES, PAYMENTS, AND CALCULATIONS.

                  (a) INTEREST RATES. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin, (ii) if the relevant Obligation is a portion of the Term Loan that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin, (iii) if the relevant Obligation is a portion of the Term Loan that is a Base Rate Loan, at a per annum rate equal to the Base Rate plus the Applicable Margin, and (iv) otherwise, at a per annum rate equal to the Base Rate plus the

Application Margin. Notwithstanding any provision in this Agreement to the contrary, (x) for the period of 3 Business Days immediately following the Closing Date, all Advances shall be Base Rate Loans, and (y) the Term Loan shall be a LIBOR Rate Loan at all times after the Closing Date until such time as Agent may convert the Term Loan to a Base Rate Loan pursuant to Section 2.13(a) upon the occurrence and during the continuation of an Event of Default.

                  (b) LETTER OF CREDIT FEE. Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any letter agreement between Agent and individual Lenders), a Letter of Credit fee (the "Letter of Credit Fee") (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(f)) which shall accrue at a rate equal to the Applicable Margin for the Letter of Credit Fees times the Daily Balance of the undrawn amount of all outstanding Letters of Credit as of the date of determination.

                  (c) DEFAULT RATE. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders),

                           (i) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2.00 percentage points above the per annum rate otherwise applicable hereunder (the "Default Rate"), and

                           (ii) the Letter of Credit fee provided for above shall be increased to 2.00 percentage points above the per annum rate otherwise applicable hereunder.

                  (d) PAYMENT. Interest (other than interest on LIBOR Rate Loans), Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first Business Day of each month at any time that Obligations or Commitments are outstanding. Borrowers hereby authorize Agent, from time to time, without prior notice to Borrowers, to charge all interest and fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(f) (as and when accrued or incurred), the fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including the installments due and payable with respect to the Term Loan and including any amounts due and payable to Bank Product Providers in respect of Bank Products up to the amount of the then extant Bank Product Reserve) to Borrowers' Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrowers' Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

                  (e) COMPUTATION. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

                  (f) INTENT TO LIMIT CHARGES TO MAXIMUM LAWFUL RATE. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under Applicable Laws, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

         2.7      CASH MANAGEMENT.

                  (a) Borrowers shall, and shall cause each of the Guarantors to, (i) establish and maintain cash management services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) (each, a "Cash Management Bank"), and shall immediately after the Closing Date request in writing and otherwise take such reasonable steps to ensure that all of their Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all Collections (including those sent directly by their Account Debtors to a Cash Management Bank or Collections received at a retail location of any Borrower or any Guarantor) into a bank account in Agent's name (a "Cash Management Account") at one of the Cash Management Banks. Notwithstanding any other provision to the contrary, the New AMERCO Notes Accounts shall not be deemed to be Cash Management Accounts.

                  (b) The Cash Management Bank maintaining the Concentration Account and such other Cash Management Banks as may be required by Agent shall establish and maintain Cash Management Agreements with Agent and Borrowers, in form and substance acceptable to Agent. Each such Cash Management Agreement shall provide, among other things, that (i) all items of payment deposited in such Cash Management Account and proceeds thereof are held by such Cash Management Bank as agent or bailee-in-possession for Agent, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) it immediately will forward by daily sweep all amounts in the applicable Cash Management Account to the Concentration Account. Upon the occurrence of an Event of Default and in accordance with the terms of and subject to the conditions set forth in the Cash Management Agreement applicable to the Concentration Account, all amounts received in the Concentration Account shall be swept into the Agent's Account.

                  (c) So long as no Default or Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Account Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent and Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, Borrowers or Guarantors, as applicable, and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. Borrowers or Guarantor, as applicable, shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent's reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent's liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent's reasonable judgment.

                  (d) The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which Borrowers are hereby deemed to have granted a Lien to Agent.

                  (e) The parties hereby stipulate and agree that the Loan Parties shall be allowed to maintain those certain cash collateral accounts for the benefit of third parties, and in the amounts, set forth on Schedule 2.7(e); provided, however no Loan Party shall increase the amount held in any such cash collateral account without the prior written consent of Agent.

                  (f) In no event shall any Loan Party deposit the proceeds of any Collateral into any New AMERCO Note Account.

         2.8 CREDITING PAYMENTS. The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent's Account on a Business Day on or before 11:00 a.m. (California time). If any item is received into the Agent's Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

         2.9 DESIGNATED ACCOUNT. Agent is authorized to make the Advances and the Term Loan, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(d). Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Administrative Borrower, any Advance, Agent Advance, or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

         2.10 MAINTENANCE OF LOAN ACCOUNT; STATEMENTS OF OBLIGATIONS. Agent shall maintain an account on its books in the name of Borrowers (the "Loan Account") on which Borrowers will be charged with the Term Loan, all Advances (including Agent Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers' account, the Letters of Credit issued by Issuing Lender for Borrowers' account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers' account, including all amounts received in the Agent's Account from any Cash Management Bank. Agent shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

         2.11 FEES. Borrowers shall pay to Agent the following fees and charges, which fees and charges shall be fully earned and due and non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):

                  (a) UNUSED LINE FEE. On the first day of each fiscal quarter during the term of this Agreement, an unused line fee (the "Unused Line Fee"), for the benefit of the Lenders with a Revolver Commitment in accordance with their Pro Rata Shares, in the amount equal to 0.50% per annum times the result of (a) the Maximum Revolver Amount, less (b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding fiscal quarter, plus (ii) the average Daily Balance of the Letter of Credit Usage during the immediately preceding fiscal quarter; provided, however, the Unused Line Fee shall not begin to accrue until the earlier of the Closing Date and March 15, 2004,

                  (b) FEE LETTER FEES. As and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter, and

                  (c) AUDIT, APPRAISAL, AND VALUATION CHARGES. Audit, appraisal, and valuation fees and charges as follows, (i) a fee of $850 per day, per auditor, plus out-of-pocket expenses for each financial audit of a Borrower performed by personnel employed by Agent, and (ii) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial audits of Borrowers, to appraise the Collateral, or any portion thereof, or to assess a Borrower's business valuation.

         2.12     LETTERS OF CREDIT.

                  (a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrowers (each, an "L/C") or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an "L/C Undertaking") with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of

Borrowers, including, without limitation, all Letters of Credit outstanding on the Closing Date and issued by Wells Fargo pursuant to the DIP Loan Agreement. As of the Closing Date, all Letters of Credit (as defined therein) under the DIP Loan Agreement are listed on Schedule 2.12 hereof, and such Letters of Credit shall be deemed to be Letters of Credit issued and outstanding pursuant to the terms of this Agreement. To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), Administrative Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking. If requested by the Issuing Lender, Borrowers also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit:

                           (i) the Letter of Credit Usage would exceed the Borrowing Base less the amount of outstanding Advances less the outstanding balance of the Term Loan, or

                           (ii) the Letter of Credit Usage would exceed $50,000,000, or

                           (iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Advances.

                  (b) Borrowers and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m. (California time), on the date that such L/C Disbursement is made, if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m. (California time), on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 11:00 a.m. (California time), on
(i) the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 10:00 a.m. (California time), on the date of receipt, and, in the absence of reimbursement within such time frame, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers' obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interest may appear.

                  (c) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrowers had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with a Revolver Commitment, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(c) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Agent the amount of such Lender's Pro Rata Share of any L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender. Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

                  (d) Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each Borrower agrees to be bound by the Underlying Issuer's regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender's interpretations of any L/C issued by Issuing Lender to or for such Borrower's account, even though this interpretation may be different from such Borrower's own, and each Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers' instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group's indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.

                  (e) Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender's instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

                  (f) Any and all charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by each Borrower that, as of the Closing Date, the usage charge imposed by the prospective Underlying Issuer is .825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

                  (g) If by reason of (i) any change after the Closing Date in any Applicable Law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

                           (i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

                           (ii) there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may (and at the direction of the Required Lenders, Agent shall), at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

         2.13     LIBOR OPTION.

                  (a) INTEREST AND INTEREST PAYMENT DATES. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the "LIBOR Option") to have interest on all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate. The Term Loan shall be a LIBOR Rate Loan at all times after the Closing Date until such time as Agent may elect to convert the Term Loan to a Base Rate Loan upon the occurrence and during the continuation of an Event of Default. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, unless the Interest Period is longer than 3 months, in which case interest shall be payable on (A) each 3-month anniversary of the commencement date of such Interest Period and (B) the last day of such Interest Period, (ii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof elect to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances or the Term Loan bear interest at the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

                  (b)      LIBOR ELECTION.

                           (i) Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the "LIBOR Deadline"). Notice of Administrative Borrower's election of the LIBOR Option for a permitted portion of the Advances (or, with respect to the selection of a new Interest Period, the Term Loan) and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders having a Revolver Commitment.

                           (ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest

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                  Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, "Funding Losses"). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Administrative Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.

                           (iii) Borrowers shall have not more than 6 LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

                  (c) PREPAYMENTS. Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b) above.

                  (d)      SPECIAL PROVISIONS APPLICABLE TO LIBOR RATE.

                           (i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in Applicable Laws occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and

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

                  adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to the affected Lender (y) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

                           (ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

                  (e) NO REQUIREMENT OF MATCHED FUNDING. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match-funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

         2.14 CAPITAL REQUIREMENTS. If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), will have the effect of reducing the return on such Lender's or such holding company's capital as a consequence of such Lender's Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the

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assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.

         2.15     JOINT AND SEVERAL LIABILITY OF BORROWERS.

                  (a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

                  (b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

                  (c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

                  (d) The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

                  (e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by Applicable Laws, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each

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

Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with Applicable Laws or regulations thereunder, which might, but for the provisions of this Section 2.15, afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Agent or Lender. The joint and several liability of the Persons composing Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Persons composing Borrowers or any Agent or Lender.

                  (f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers' financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

                  (g) The provisions of this Section 2.15 are made for the benefit of the Agent, the Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all of Borrowers as often as occasion therefor may arise and without requirement on the part of any such Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

                  (h) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or the Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of

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

payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

                  (i) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Agent, and the Agent shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

         2.16 REGISTERED NOTES. Agent agrees to record each Advance and each Lender's Term Loan on the Register referenced in Section 14.1(h). Each Advance and each Lender's Term Loan recorded on the Register (each a "Registered Loan") may not be evidenced by promissory notes other than Registered Notes (as defined below). Upon the registration of any Advance or any Lender's Term Loan, Borrowers agree at the request of any Lender, to execute and deliver to such Lender a promissory note, in conformity with the terms of this Agreement, in registered form to evidence such Registered Loan, in form and substance reasonably satisfactory to such Lender, and registered as provided in Section 14.1(h) (a "Registered Note"), payable to the order of such Lender and otherwise duly completed, provided that any Registered Note issued to evidence Advances or any Lender's Term Loan shall be issued in the principal amount of the applicable Lender's Revolver Commitment or Term Loan Commitment. Once recorded on the Register, each Advance and each Lender's Term Loan may not be removed from the Register so long as it or they remain outstanding, and a Registered Note may not be exchanged for a promissory note that it is not a Registered Note.

3.       CONDITIONS; TERM OF AGREEMENT.

         3.1 CONDITIONS PRECEDENT TO THE INITIAL EXTENSION OF CREDIT. The obligation of the Lender Group (or any member thereof) to make the initial Advance (or otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of the Lender Group, of each of the conditions precedent set forth below:

                  (a) the Closing Date shall occur on or before April 1, 2004;

                  (b) Agent shall have received one or more Uniform Commercial Code filing authorization letters, duly executed by each Loan Party or their representative, together with appropriate financing statements on Form UCC-1 and PPSA financing statements duly filed in

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

such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect Agent's Liens in and to the Collateral of such Loan Party, and the Agent shall have received confirmation of the filing of all such financing statements;

                  (c) Agent shall have received Uniform Commercial Code, tax and judgment lien searches confirming the absence of, and mortgage releases, termination statements and other release documents from JPMorgan and any other Person necessary to release any Liens on the Collateral, other than the Permitted Liens;

                  (d) Agent shall have received each of the following documents, in form and substance reasonably satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

                           (i)      the Agency Letter,

                           (ii)     the Cash Management Agreements,

                           (iii) the Collateral Access Agreements with respect to the locations set forth on Schedule 3.1(d),

                           (iv)     the Consents,

                           (v) the Control Agreement for the Concentration Account,

                           (vi)     the Copyright Security Agreement,

                           (vii)    the Disbursement Letter,

                           (viii)   the Due Diligence Letter,

                           (ix)     the Environmental Indemnity Agreements,

                           (x)      the Fee Letter,

                           (xi) the Guarantor Security Agreement, which shall, among other things, grant Agent a Lien on the Reservation Management System,

                           (xii)    the Guaranty,

                           (xiii)   the Term Loan B Intercreditor Agreement,

                           (xiv)    the Mortgages and related fixture filings,

                           (xv)     the Officers' Certificate,

                           (xvi)    the Patent and Trademark Security Agreement,

                           (xvii)   the Quebec Security Documents,

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

                           (xviii)  the Release of Claims, and

                           (xix) the Stock Pledge Agreement, together with all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank.

                  (e) Agent shall have received a certificate from the secretary of each Borrower attesting to the resolutions of such Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party and authorizing specific officers of such Borrower to execute the same;

                  (f) Agent shall have received copies of each Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Borrower and by the appropriate officer of the jurisdiction of organization of such Borrower;

                  (g) Agent shall have received a certificate of status with respect to each Borrower, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction;

                  (h) Agent shall have received certificates of status with respect to each Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing in such jurisdictions;

                  (i) Agent shall have received a certificate from the Secretary of each Guarantor attesting to the resolutions of such Guarantor's Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party and authorizing specific officers of such Guarantor to execute the same;

                  (j) Agent shall have received copies of each Guarantor's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Guarantor and by the appropriate officer of the jurisdiction of organization of such Guarantor;

                  (k) Agent shall have received a certificate of status with respect to each Guarantor, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing in such jurisdiction;

                  (l) Agent shall have received certificates of status with respect to each Guarantor, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Guarantor) in which its failure to be duly qualified or licensed would constitute a Material

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

Adverse Change, which certificates shall indicate that such Guarantor is in good standing in such jurisdictions;

                  (m) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be reasonably satisfactory to Agent and its counsel;

                  (n) Agent shall have received opinions of Borrowers' counsel (including any special counsel for real estate matters) in form and substance reasonably satisfactory to the Lender Group, including without limitation an opinion from Borrowers' counsel with respect to Vehicle perfection matters and opinions from Agent's various local counsel as Agent may reasonably request;

                  (o) Agent shall have received reasonably satisfactory evidence (including a certificate of the chief financial officer or other senior officer of Parent) that all tax returns required to be filed by Borrowers and their Subsidiaries have been timely filed and all taxes upon Borrowers and their Subsidiaries or their respective properties, assets, income, and franchises (including Real Property taxes, sales taxes and payroll taxes) have been paid not less than 30 days before the earlier of (a) delinquency or (b) the imposition of any additional amounts, fines or penalties or before the expiration of any extension period, except such taxes that are the subject of a Permitted Protest or for which a Title Reserve has been established;

                  (p) Borrowers shall have the Required Availability after giving effect to the initial extensions of credit hereunder;

                  (q) The Lender Group shall have completed its business, legal, and collateral due diligence, including an investigation of the business, assets, operations, properties (including compliance with FIRREA), condition (financial or otherwise), contingent liabilities, prospects and Material Contracts, and verification of Borrowers' representations and warranties to the Lender Group, the results of which shall be reasonably satisfactory to the Lender Group;

                  (r) Agent shall have received evidence that, upon the making of the initial Advance and Term Loan hereunder, (i) Borrowers shall have sufficient funds to pay (A) all outstanding Obligations (as defined therein) under the DIP Loan Agreement, (B) all fees set forth in the Fee Letter and hereunder, (C) all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement and (D) all other obligations required to be paid pursuant to the Reorganization Plan on the Effective Date, and (ii) all such obligations set forth in clause (i) shall be paid in full with the initial Advance and Term Loan;

                  (s) Agent shall have received mortgagee title insurance policies (or marked commitments to issue the same) for the Real Property Collateral issued by a title insurance company reasonably satisfactory to Agent (each a "Mortgage Policy" and, collectively, the "Mortgage Policies") in amounts reasonably satisfactory to Agent assuring Agent that the Mortgages on such Real Property Collateral owned by a Loan Party are valid and enforceable first priority mortgage Liens on such Real Property Collateral owned by a Loan Party free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies otherwise shall be in form and substance reasonably satisfactory to Agent;

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

                  (t) Agent shall have received executed copies of (i) each Material Contract, (ii) each Affiliate Contract, and (iii) each contract between any Loan Party, on the one hand, or any of SAC Holding, SSI, PMSR or PM Preferred, on the other hand (which, as of the Closing Date, are all of the contracts listed on Schedule 3.1(t)), and a complete list of each Borrower's Subsidiaries, together with a certificate of the Secretary of Administrative Borrower certifying each such document as being a true, correct, and complete copy thereof;

                  (u) Borrowers shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrowers of this Agreement or any other Loan Document or with the consummation of the transactions contemplated hereby and thereby;

                  (v) Borrowers and Guarantors shall have (i) completed the procedures set forth in Section 5.25 for the registration of all Certificates of Title, naming Agent as the first priority lienholder, with the States of Arizona, Alaska and Hawaii and the delivery of such original Certificates of Title after registration thereof to Roberta Holmes or Joan Gibson at Parent's location at 2727 North Central, Phoenix, Arizona 85004, (ii) delivered to Agent evidence of approval from the State of Arizona for Borrowers to process and register the Certificates of Title, in form and substance reasonably satisfactory to Agent, and (iii) delivered to Agent a fidelity insurance policy naming Agent as loss payee or bond endorsed to Agent, in each case in form and substance reasonably satisfactory to Agent;

                  (w) Agent shall have received Schedule 3.1(w) from Borrowers and Guarantors setting forth the book values of all box-trucks, cargo vans and pickup trucks owned by the Loan Parties as of the Closing Date, subject to Agent's first priority Liens, in form acceptable to Agent;

                  (x) Agent shall have received Borrowers' Closing Date Business Plan;

                  (y) the Confirmation Order, in form and substance reasonably satisfactory to Agent, approving the transactions contemplated hereby shall have been entered by the Court and Agent shall have received a certified copy of such Confirmation Order and such Confirmation Order shall not have been reversed, stayed, amended or otherwise modified;

                  (z) all of the conditions set forth in the Confirmation Order and the Reorganization Plan for the Effective Date shall have been satisfied;

                  (aa) Agent shall have received copies of the New AMERCO Note Documents and the Term Loan B Note Documents, each duly executed by the parties thereto;

                  (bb) Agent shall have received evidence that Parent is in good standing with, and duly listed on, Nasdaq and that the common stock of Parent is traded on Nasdaq without restriction;

                  (cc) there shall not have been any changes in the senior management of Parent after the Closing Date (as defined therein) of the DIP Loan Agreement; and

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

                  (dd) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to the Lender Group.

         3.2 CONDITIONS SUBSEQUENT TO THE INITIAL EXTENSION OF CREDIT. The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrowers to so perform or cause to be performed constituting an Event of Default):

                  (a) within 30 days of the Closing Date, Borrowers shall deliver to Agent certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be reasonably satisfactory to Agent and its counsel;

                  (b) within 90 days of the Closing Date or such longer time period thereafter as may be acceptable to Agent, Borrowers shall deliver to Agent all Cash Management Agreements, duly executed and in full force and effect, requested by Agent in its Permitted Discretion;

                  (c) within 45 days of the Closing Date or such longer time period thereafter as may be acceptable to Agent, Borrowers shall deliver to Agent the Credit Card Agreements duly executed by the applicable credit card processors and in full force and effect, the form and substance of which are reasonably satisfactory to Agent;

                  (d) within 60 days of the Closing Date, Borrowers shall have received and delivered to Agent zoning letters, in form and substance acceptable to Agent, duly executed by the appropriate Governmental Authorities, for the Real Property Collateral located at the locations on Schedule 3.2(d); and

                  (e) within 60 days of the Closing Date, Agent shall have received subordination, non-disturbance and attornment agreements duly executed by the applicable Loan Party and tenant in favor of Agent with respect to the properties set forth on Schedule 3.2(e), the form and substance of which are reasonably satisfactory to Agent.

         3.3 CONDITIONS PRECEDENT TO ALL EXTENSIONS OF CREDIT. The obligation of the Lender Group (or any member thereof) to make all Advances (or to extend any other credit hereunder, other than Advances that are deemed to be made pursuant to Section 2.12(b) with respect to any unreimbursed L/C Disbursement for a funded Letter of Credit) shall be subject to the following conditions precedent:

                  (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

                  (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

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

                  (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, Agent, any Lender, or any of their Affiliates;

                  (d) except as otherwise set forth in Section 5.11(b), no Material Adverse Change shall have occurred; and

                  (e) Agent shall have a first priority perfected Lien in the Collateral except for Permitted Liens.

         3.4 TERM. This Agreement shall become effective upon the execution and delivery hereof by Borrowers, Agent and the Lenders and, subject to Section 3.5, shall continue in full force and effect for a term ending on the date (the "Maturity Date") that is earliest of (a) February 27, 2009, or (b) the date of termination of this Agreement by Agent or the Required Lenders upon the occurrence and during the continuation of an Event of Default.

         3.5 EFFECT OF TERMINATION. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to any outstanding Letters of Credit but excluding all Bank Product Obligations unless so requested by the Bank Product Provider) shall immediately become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) if the Bank Product Provider so requests, providing cash collateral (in an amount determined by the applicable Bank Product Provider to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Product Obligations). No termination of this Agreement, however, shall relieve or discharge Borrowers of their duties, Obligations, or covenants hereunder and the Agent's Liens in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and the Lender Group's obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been fully and finally discharged and the Lender Group's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers' sole expense, execute and deliver any Uniform Commercial Code termination statements, lien releases, mortgage releases, re-assignments of trademarks, Vehicle registration releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent's Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

         3.6 EARLY TERMINATION BY BORROWERS. Borrowers have the option, at any time upon 30 days' prior written notice by Administrative Borrower to Agent, to terminate this Agreement by paying to Agent, for the benefit of the Lender Group and the Bank Product Providers, in cash on the applicable termination date, the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an

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

amount determined by the applicable Bank Product Provider as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Product Obligations), in full, together with the Applicable Prepayment Premium, to be allocated among the Lenders in accordance with their Pro Rata Shares. If Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrowers shall be obligated to repay the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Product Obligations), in full, together with the Applicable Prepayment Premium, on the date set forth as the date of termination of this Agreement in such notice. In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any other reason, including (1) termination upon the election of the Required Lenders to terminate after the occurrence of an Event of Default, (2) foreclosure and sale of Collateral, (3) sale of the Collateral in any Insolvency Proceeding, or (4) restructure, reorganization or compromise of the Obligations by the confirmation of a plan of reorganization, or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender Group, Borrowers shall pay the Applicable Prepayment Premium to Agent to be allocated among the Lenders in accordance with their Pro Rata Shares, measured as of the date of such termination.

4.       CREATION OF SECURITY INTEREST.

         4.1 GRANT OF SECURITY INTEREST. Each Borrower hereby grants to Agent, for the benefit of the Lender Group and the Bank Product Providers, a continuing first priority perfected security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrowers of each of their covenants and duties under the Loan Documents. The Agent's Liens in and to the Personal Property Collateral shall attach to all Personal Property Collateral without further act on the part of Agent or Borrowers. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrowers have no authority, express or implied, to dispose of any item or portion of the Collateral.

         4.2 NEGOTIABLE COLLATERAL AND CHATTEL PAPER. Each Borrower covenants and agrees with Agent that from and after the Closing Date and until the date of termination of this Agreement in accordance with Section 3.5:

                  (a) In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral of any Borrower, and if and to the extent that perfection of priority of Agent's security interest with respect to such Collateral is dependent on or enhanced

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

by possession, the applicable Borrower, immediately upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent;

                  (b) Upon request by Agent, each Borrower shall take all steps reasonably necessary to grant Agent control of all electronic Chattel Paper of such Borrower in accordance with the Code and all "transferable records" as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act; and

                  (c) In the event any Borrower, with Agent's consent, retains possession of any Chattel Paper or instruments otherwise required to be endorsed and delivered to Agent pursuant to Section 4.2(a), all of such Chattel Paper and instruments shall be marked with the following legend: "This writing and the obligations evidenced or secured thereby are subject to the security interest of Wells Fargo Foothill, Inc., as Agent."

         4.3 COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, AND NEGOTIABLE COLLATERAL. At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent's designee may (a) notify Account Debtors of Borrowers that Borrowers' Accounts, Chattel Paper, or General Intangibles (other than the Excluded Assets) have been assigned to Agent or that Agent has a security interest therein, or (b) collect Borrowers' Accounts, Chattel Paper, or General Intangibles (other than the Excluded Assets) directly and charge the collection costs and expenses to the Loan Account. Each Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group's trustee, any Collections that it receives and immediately will deliver said Collections to Agent or a Cash Management Bank in their original form as received by the applicable Borrower.

         4.4 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. Each Borrower hereby authorizes Lender to file, transmit, or communicate, as applicable, Uniform Commercial Code financing statements and amendments describing the Collateral as "all personal property of debtor" or "all assets of debtor" or words of similar effect in order to perfect Agent's Liens on the Collateral without any Borrower's signature, to the extent permitted by Applicable Laws; provided, however, Agent shall clearly identify Excluded Assets as excepted items. Notwithstanding the foregoing, at any time upon the request of Agent, Borrowers shall execute and deliver to Agent any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, supplements, and all other documents (the "Additional Documents") upon which a Borrower's signature may be required that Agent may request in its Permitted Discretion, in form and substance reasonably satisfactory to Agent, to perfect and continue perfection of or better perfect the Agent's Liens in the Collateral (whether now owned or hereafter arising or acquired), to create and perfect Liens in favor of Agent in any Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by Applicable Laws, each Borrower authorizes Agent to execute any such Additional Documents in the applicable Borrower's name and authorize Agent to file such executed Additional Documents in any appropriate filing office, and Agent shall provide Administrative Borrower with copies of any such filings; provided, however, that the failure by Agent to so provide such filings shall not affect the authorizations herein. Each Borrower also hereby ratifies its authorization for Agent to have filed in any jurisdiction any Uniform Commercial Code

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

financing statements or amendments thereto if filed prior to the Closing Date. No Borrower shall terminate, amend or file a correction statement with respect to any Uniform Commercial Code financing statement filed pursuant to this
Section 4.4 without Agent's prior written consent. In addition, on a quarterly basis as Agent shall require, Borrowers shall (a) cause all patents, copyrights, and trademarks acquired or generated by Borrowers that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrowers' ownership thereof, and (b) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder. Administrative Borrower shall provide Agent with notice that any Borrower or any Guarantor has made a Permitted Investment of the type described in clause (e), (g) or (l) of the definition of "Permitted Investment" promptly, but in any event within 5 Business Days, following the consummation thereof and, upon the request of Agent, the relevant Loan Party shall execute and deliver (or cause to be executed and delivered to Agent) any and all Additional Documents requested by Agent to perfect the Agent's Liens in such Permitted Investment.

         4.5 POWER OF ATTORNEY. Each Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent's officers, employees, or agents designated by Agent) as such Borrower's true and lawful attorney, with power to (a) if such Borrower refuses to execute and deliver, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of such Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign such Borrower's name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors of such Borrower, or notices to such Account Debtors, (c) send requests for verification of such Borrower's Accounts, (d) endorse such Borrower's name on any Collection item that may come into the Lender Group's possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting such Borrower's Accounts, Chattel Paper, or General Intangibles other than the Excluded Assets directly with Account Debtors of such Borrower, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as each Borrower's attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group's obligations to extend credit hereunder are terminated.

         4.6      RIGHT TO INSPECT.

(a) Agent (through its officers, employees, or agents) shall have the right to, and at the request of the Required Lenders shall, from time to time hereafter, inspect Borrowers' Books and records and to check, test, and appraise the Collateral in order to verify Borrowers' financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral; provided, however, that so long as an Event of Default does not exist, any such inspection shall occur only during normal business hours. Absent the occurrence and continuance of an Event of Default during such calendar year, Agent may, and at the request of

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

the Required Lenders shall, require appraisals in each calendar year of only those parcels of Real Property constituting the lesser of (i) up to 20% of the Fair Market Valuation of Real Property Collateral (as determined by Agent in its Permitted Discretion) or (ii) up to 100 parcels of Real Property Collateral per calendar year; provided, however, that if Agent determines, in its Permitted Discretion, that there has been a significant decrease in the Fair Market Valuation of Real Property Collateral, Agent may, and at the request of the Required Lenders shall, require appraisals of all parcels of Real Property Collateral or such lesser amount as may be determined by Agent in its Permitted Discretion per calendar year.

         (b) Borrowers acknowledge and agree that, at the expense of Borrowers, Agent shall have the right to conduct, on a quarterly basis or more frequently if an Event of Default exists, an independent inspection of 5% of the Certificates of Title then on hand with any appropriate Governmental Authority in order to verify the accuracy and completeness of any information contained on such Certificates of Title and compliance with this Agreement; provided, however, that if Agent determines, in its Permitted Discretion, that there are significant errors or discrepancies in the Certificates of Title or non-compliance with this Agreement, Agent and the Lenders shall, at the expense of Borrowers, have the right to conduct an independent inspection of all of Certificates of Title or such lesser amount as may be determined by Agent in its Permitted Discretion. Borrowers shall, or shall cause Guarantors to, deliver to Agent (or its designees) any power of attorney or other document that may be requested by Agent or required by such Governmental Authority in connection therewith. Borrowers acknowledge that such inspection may be conducted by employees of Agent or any third party retained by Agent for such purposes.

         4.7 CONTROL AGREEMENTS. Each Borrower agrees that it will not transfer assets out of any Securities Accounts other than as permitted under
Section 7.19 and, if to another securities intermediary, unless each of the applicable Borrower, Agent, and the substitute securities intermediary have entered into a Control Agreement. No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts or other Investment Property of Borrowers shall be modified by Borrowers without the prior written consent of Agent. Upon the occurrence and during the continuance of a Default or Event of Default, Agent may notify any securities intermediary to liquidate the applicable Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Agent's Account.

         4.8 COMMERCIAL TORT CLAIMS. Borrowers shall promptly notify Agent in writing in the event any Borrower shall incur or otherwise obtain a Commercial Tort Claim in excess of $100,000 after the Closing Date against any third party and, upon the request of Agent, shall promptly amend Schedule C-1, authorize the filing of additional Uniform Commercial Code financing statements or amendments to existing Uniform Commercial Code financing statements, and do such other acts or things deemed necessary or desirable by Agent to grant Agent a first priority, perfected security interest in any such Commercial Tort Claim, including, without limitation executing an assignment of such Commercial Tort Claim.

         4.9 GRANTS, RIGHTS AND REMEDIES. The Liens and security interests granted by each Borrower to Agent (for the benefit of Lender Group) by and pursuant to Section 4.1 hereof may be independently granted by the Loan Documents hereafter entered into. This Agreement and

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

such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of Agent hereunder and thereunder are cumulative.

         4.10 SURVIVAL. The Liens and security interests granted to Agent (for the benefit of Lender Group), the priority of such Liens and security interests, and the administrative priorities and other rights and remedies granted to Lender Group pursuant to this Agreement and the other Loan Documents (specifically including but not limited to the existence, perfection and priority of the Liens and security interest provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of debt by any Borrower or by any other act or omission whatsoever.

5.       REPRESENTATIONS AND WARRANTIES.

                  In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group, which representations and warranties shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

         5.1 NO ENCUMBRANCES. Each Borrower and each Guarantor has good and indefeasible title to its assets, free and clear of Liens except for Permitted Liens. Each Borrower and each Guarantor is the vested fee owner of each parcel of Real Property Collateral set forth next to its name on Schedule R-1 hereto, and such ownership is free and clear of all title defects and Liens, except Permitted Liens of the type described in clauses (b), (f), (j), (k), (l) and (n) of the definition thereof.

         5.2 OWNERSHIP OF CERTAIN ASSETS. Borrowers and U-Haul (Canada) are the only Loan Parties that own any parcel of Real Property Collateral or any Vehicle included in the Collateral.

         5.3      [INTENTIONALLY OMITTED.]

         5.4 EQUIPMENT. All of the Equipment is used or held for use in Borrowers' or Guarantors' businesses and is fit for such purposes.

         5.5 LOCATION OF EQUIPMENT. The Equipment of Borrowers and Guarantors is stored only at the locations permitted by Section 6.9 hereof.

         5.6 EQUIPMENT RECORDS. Each Borrower and each Guarantor keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Equipment and the book value thereof.

         5.7 LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN; ORGANIZATIONAL ID NUMBER. The chief executive office of each Borrower and each Guarantor is located at the address indicated in Schedule 5.7 and each Borrower's and each Guarantor's FEIN and Organizational ID Number

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

or, in the case of the Canadian Subsidiaries, the numbers assigned by Canada Customs and Revenue Agency (Canada) are identified in Schedule 5.7. As of the Closing Date, each Borrower's and each Guarantor's exact legal name is as set forth on the signature pages to the Agreement, and in the 5 years prior to the Closing Date no Borrower and no Guarantor has been known by any other name, or had a business at any address other than those specified on Schedule 5.7.

         5.8      DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES; AFFILIATES.

                  (a) Each Borrower and each Guarantor is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state, province or territory where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

                  (b) Set forth on Schedule 5.8(b), is a complete and accurate description of the authorized capital Stock of each Borrower and each Guarantor, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of each Borrower's and each Guarantor's capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Neither any Borrower nor any Guarantor is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

                  (c) Set forth on Schedule 5.8(c), is a complete and accurate list of each Borrower's and each Guarantor's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Borrower or Guarantor. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

                  (d) Except as set forth on Schedule 5.8(d), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower's, any Guarantor's, or any of their respective Subsidiaries' capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower, Guarantor or any of their respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Borrower's or any Guarantor's Subsidiaries' capital Stock or any security convertible into or exchangeable for any such capital Stock.

                  (e) Set forth on Schedule 5.8(e) is a complete and accurate list of each Borrower's and each Guarantor's Affiliates showing the relation (whether through direct ownership, common ownership or otherwise) between such Borrower and such Affiliates.

                  (f) The Dormant Subsidiaries (i) are inactive and do not engage in any business activities, (ii) do not have assets with an aggregate fair market value in excess of $100,000, and (iii) do not have any annual operating expenditures or other liabilities.

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

                  (g) INW is the subject of an Insolvency Proceeding as of the Closing Date.

         5.9      DUE AUTHORIZATION; NO CONFLICT.

                  (a) As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Borrower.

                  (b) As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, provincial or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a material breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, including without limitation the Material Contracts, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (iv) require any approval of any Borrower's interest holders or any approval or consent of any Person under any material contractual obligation of any Borrower, including without limitation the Material Contracts, except for any such approvals that have been obtained or are expressly not required in accordance with the terms of the Reorganization Plan.

                  (c) Other than the filing of the Uniform Commercial Code financing statements, fixture filings and Mortgages and the entry of the Confirmation Order, the execution, delivery, and performance by each Borrower of this Agreement and the Loan Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

                  (d) As to each Borrower, this Agreement and the other Loan Documents to which such Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally.

                  (e) The Agent's Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

                  (f) The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Guarantor.

                  (g) The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Guarantor, the Governing Documents of such Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Guarantor, (ii) conflict with, result in a material breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such

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

Guarantor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Guarantor, other than Permitted Liens, or (iv) require any approval of such Guarantor's interest holders or any approval or consent of any Person under any material contractual obligation of such Guarantor, including without limitation the Material Contracts, except for approvals that have been obtained.

                  (h) Other than the filing of Uniform Commercial Code financing statements, fixture filings and Mortgages, the execution, delivery, and performance by each Guarantor of the Loan Documents to which such Guarantor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

                  (i) The Loan Documents to which any Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Guarantor will be legally valid and binding obligations of such Guarantor, enforceable against Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

         5.10 LITIGATION. Other than those matters disclosed on Schedule 5.10, there are no actions, suits, arbitrations, administrative hearings or other proceedings pending or, to the knowledge of Borrowers, threatened against Borrowers, Guarantors or any of their Subsidiaries (excluding the Insurance Subsidiaries), as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles), (b) routine litigation arising in the ordinary course of business that is not material and (c) matters arising after the Closing Date that, if decided adversely to Borrowers, Guarantors, or any of their Subsidiaries, as applicable, reasonably could not be expected to result in a Material Adverse Change.

         5.11 FINANCIAL STATEMENTS; NO MATERIAL ADVERSE CHANGE. (a) All financial statements relating to Borrowers or Guarantors that have been delivered by Borrowers or Guarantors to the Lender Group (i) have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments), (ii) are true and correct in all material respects, and accurately present Borrowers' (or Guarantors', as applicable) financial condition as of the date thereof,
(iii) do not and will not contain any untrue statement of material fact or omit to state any material fact necessary in order to make such statements contained therein not misleading in light of the circumstances under which such statements were made. All Projections, if any, that have been made or will be prepared by or on behalf of Borrowers or any of their respective representatives and made available to Agent, and the Lenders have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to Agent and the Lenders.

                  (b)      Other than (i) the filing of the Chapter 11 Case,
(ii) the withdrawal by PriceWaterhouseCoopers of its audit letter with respect to Borrowers' financial statements for the fiscal year ended as of March 31, 2002 and (iii) such other matters as have been set forth in writing by Borrowers to Agent on or before October 1, 2003, there has not been a Material Adverse Change with respect to Borrowers (or Guarantors, as applicable) since March 31, 2003.

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         5.12     FRAUDULENT TRANSFER.

                  (a)      Each Borrower and each Guarantor is Solvent.

                  (b) No transfer of property is being made by any Borrower or any Guarantor and no obligation is being incurred by any Borrower or any Guarantor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrowers or Guarantors.

         5.13 EMPLOYEE BENEFITS. No Borrower, Guarantor, Subsidiary of a Borrower or a Guarantor, or ERISA Affiliate of a Borrower or a Guarantor maintains or contributes to any Benefit Plan, other than those listed on
Schedule 5.13. Each Borrower, Guarantor, Subsidiary of a Borrower or a Guarantor and ERISA Affiliate of a Borrower or a Guarantor has satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. No Borrower, Guarantor, Subsidiary of a Borrower or a Guarantor, ERISA Affiliate of a Borrower or Guarantor, or, to Borrowers' knowledge, fiduciary of any Benefit Plan is subject to any direct or indirect liability with respect to any Benefit Plan under any Applicable Law, treaty, rule, regulation, or agreement (other than liability for the minimum required funding of such Benefit Plan in accordance with Sections 302 of ERISA and 412 of the IRC; under circumstances that do not involve any current or past "accumulated funding deficiency" as defined in Sections 302 of ERISA and 412 of the IRC). No Borrower, Guarantor, Subsidiary of a Borrower or a Guarantor, or ERISA Affiliate of a Borrower or a Guarantor is required to provide security to any Benefit Plan under Section 401(a)(29) of the IRC.

         5.14     ENVIRONMENTAL CONDITION. Except as set forth on Schedule 5.14,
(a) to Borrowers' knowledge, no properties or assets of Borrowers or Guarantors have ever been used by Borrowers, Guarantors, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Borrowers' knowledge, no properties or assets of Borrowers or Guarantors have ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Borrower or Guarantor has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrowers, and (d) no Borrower or Guarantor has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Borrower or any Guarantor resulting in the releasing or disposing of Hazardous Materials into the environment.

         5.15 BROKERAGE FEES. Borrowers and Guarantors have not utilized the services of any broker or finder in connection with Borrowers' obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by Borrowers or Guarantors in connection herewith.

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         5.16     INTELLECTUAL PROPERTY. Each Borrower or each Guarantor owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 5.16 is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which each Borrower or each Guarantor is the owner or is an exclusive licensee.

         5.17 LEASES. Borrowers and Guarantors enjoy peaceful and undisturbed possession under all leases material to the business of Borrowers and Guarantors and to which Borrowers or Guarantors are a party or under which Borrowers or Guarantors are operating. All of such leases are valid and subsisting and no material default by Borrowers or Guarantors exists under any of them.

         5.18 DDAS. Set forth on Schedule 5.18 are all Borrowers' and Guarantors' DDAs, including, with respect to each depository (i) the name and address of such depository, and (ii) the account numbers of the accounts maintained with such depository.

         5.19 COMPLETE DISCLOSURE. All factual information (taken as a whole) furnished by or on behalf of Borrowers or Guarantors in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrowers or Guarantors in writing to the Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Projections represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Borrowers' good faith best estimate of its future performance for the periods covered thereby.

         5.20     INDEBTEDNESS, ETC.

                  (a) Set forth on Schedule 5.20(a) is a true and complete list of all Indebtedness of each Borrower or Guarantors outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness.

                  (b) Set forth on Schedule 5.20(b) is a true and complete summary of all TRAC Lease Transactions in existence as of the Closing Date that are to remain outstanding after the Closing Date.

                  (c) No Loan Party is a party to or subject to any agreement that prohibits or restricts the ability of any Loan Party to refinance, amend, modify or prepay the Obligations or this Agreement, except for
(i) restrictions set forth in the Intercreditor Agreement and (ii) restrictions in the Synthetic Leases as of the Closing Date and fully disclosed on Schedule 5.20(c) hereto.

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         5.21     CONFIRMATION ORDER. The Confirmation Order has been validly entered by the Court and has not been stayed, reversed, vacated or otherwise modified except with the consent of Agent and the Required Lenders.

         5.22 RESERVATION MANAGEMENT SYSTEM. The Reservation Management System is owned by A&M Associates, Inc., a Nevada corporation, free and clear of claims and encumbrances.

         5.23 TAXES AND REMITTANCES. Parent and its Subsidiaries have filed all federal (including the federal government of Canada) and other tax returns and reports required to be filed, and have paid all federal (including the federal government of Canada) and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except to the extent (i) the payment of any of the foregoing is subject to a long-term payment schedule under the Reorganization Plan or (ii) is the subject of a Permitted Protest. Parent and its Subsidiaries have remitted all contributions required pursuant to the Canada Pension Plan Act (Canada), provincial pension plan contributions, workers compensation assessments, and employment insurance premiums payable under Applicable Laws by it (the "Statutory Lien Payments") and has remitted such amounts to the proper Governmental Authorities with the time required under the Applicable Laws.

         5.24 INVESTIGATIONS. There are no pending investigations, claims or litigation by any Governmental Authority or other Person with respect to the transactions contemplated by this Agreement and the other Loan Documents.

         5.25     VEHICLES.

                  (a) Prior to the Closing Date, Borrowers have, or have caused Guarantors to, (i) register, or cause to be registered, with the State of Arizona each Vehicle (excluding any trailer) owned by any Borrower or any Guarantor (other than U-Haul Co. of Alaska or U-Haul of Hawaii, Inc.) as of the Closing Date and (ii) obtain a new certificate of title (collectively, the "Certificates of Title" and, individually, a "Certificate of Title") for each such Vehicle registered pursuant to clause (i) naming (1) (A) U-Haul (Canada) as the registered owner of such Vehicles operated primarily in Canada, or (B) U-Haul Co. of Arizona, an Arizona corporation, as the registered owner of all other such Vehicles, (2) on new Certificates of Title obtained prior to May 21, 2003, "FOOTHILL CAPITAL CORP." as the first priority lienholder and (3) on new Certificates of Title obtained on or after May 21, 2003, "WELLSFARGO FOOTHILL, INC., AS AGENT" or, if space does or did not permit, "WELLSFARGO FOOTHILL AGENT", as the first priority lienholder thereon.

                  (b) Prior to the Closing Date, Borrowers have, or have caused U-Haul Co. of Alaska to, (i) register, or cause to be registered, with the State of Alaska each Vehicle (excluding any trailer) owned by U-Haul Co. of Alaska on or before the Closing Date, (ii) obtain a new Certificate of Title for each such Vehicle registered pursuant to clause (i) naming (1) U-Haul Co. of Alaska, an Alaskan corporation, as the registered owner and (2) "WELLSFARGO FOOTHILL, INC., AS AGENT" or, if space does or did not permit, "WELLSFARGO FOOTHILL AGENT", as the first priority lienholder thereon.

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                  (c)      Prior to the Closing Date, Borrowers have, or have
caused U-Haul of Hawaii, Inc. to, (i) register, or cause to be registered, with the State of Hawaii each Vehicle (excluding any trailer) owned by U-Haul of Hawaii, Inc. on or before the Closing Date, (ii) obtain a new Certificate of Title for each such Vehicle registered pursuant to clause (i) naming (1) U-Haul of Hawaii, Inc., a Hawaiian corporation, as the registered owner and (2) "WELLSFARGO FOOTHILL, INC., AS AGENT" or, if space does or did not permit, "WELLSFARGO FOOTHILL AGENT", as the first priority lienholder thereon.

         5.26     ANTI-TERRORISM LAWS.

                  (a) Anti-Terrorism Laws. None of Loan Parties nor any Affiliate of any Loan Party is in violation of any Anti-Terrorism Law or knowingly engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

                  (b) Executive Order No. 13224. None of Borrowers nor any Affiliate of any Borrower is any of the following (each a "Blocked Person"):

                           (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

                           (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

                           (iii) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

                           (iv) a Person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224;

                           (v) a Person or entity that is named as a "specially designated national" on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

                           (vi) a Person or entity who is affiliated with a Person or entity listed above.

Neither any Borrower nor any Affiliate of any Borrower (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

                  (c) OFAC. None of Borrowers nor any Affiliate of any Borrower is in violation of any rules or regulations promulgated by OFAC or of any economic or trade sanctions or engages in administered and enforced by OFAC or conspires to engage in any

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transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any rules or regulations promulgated by OFAC.

6.       AFFIRMATIVE COVENANTS.

                  Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers shall and shall cause each of their respective Subsidiaries to do all of the following:

         6.1 ACCOUNTING SYSTEM. Maintain a system of accounting that enables such Loan Party to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent.

         6.2 COLLATERAL REPORTING. Administrative Borrower shall provide Agent the following information (and if required by Agent, with copies to each Lender) relating to the Collateral:

                  (a) On a monthly basis, in a form reasonably satisfactory to Agent, (i) not later than the fifteenth (15th) day of each month, a summary aging, by vendor, of each Loan Party's accounts payable, and (ii) not later than the thirtieth (30th) day of each month, (A) a summary of any book overdraft and
(B) a report setting forth the Qualified Cash of each Loan Party.

                  (b) On a quarterly basis, not later than 15 days after the end of each quarter, a report by gross book value and net book value of all box-trucks, cargo vans and pickup trucks owned by Borrowers (and subject to Agent's Lien) or Guarantors as of the last day of such quarter, together with a reconciliation of any box-trucks, cargo vans and pickup trucks bought or sold since the delivery of the prior report to Agent.

                  (c) Upon the delivery of any updated Fair Market Valuation and on each date monthly financial statements are delivered to Agent, a new Borrowing Base Certificate together with an updated schedule of Real Property Collateral showing a reconciliation of any Real Property Collateral bought or sold since the delivery of the prior Borrowing Base Certificate to the Agent.

                  (d) On a quarterly basis, (i) a report of the name and location of all U-Haul Dealers as of such date (the "Dealer List"), and (ii) updated list of the Loan Parties' bank accounts, which schedule shall clearly indicate any additions or deletions to such list from the list delivered to Agent the preceding quarter.

         6.3 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Deliver to Agent, with copies to each Lender:

                  (a) as soon as available, but in any event within 45 days after the end of each month during each of Parent's fiscal years,

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                           (i)      a company prepared Consolidated balance
                  sheet, income statement, and statement of cash flow covering Parent's and its Subsidiaries' operations during such month and the fiscal year to date, together with a comparison of such financial statements to (A) Parent's Projections delivered prior to the Closing Date or pursuant to Section 6.3(c) and (B) the Consolidated balance sheet, income statement, and statement of cash flow covering Parent's and its Subsidiaries' operations for such corresponding period in the immediately preceding fiscal year,

                           (ii) a company prepared schedule detailing Parent's Consolidated EBITDA as of the end of each month for the 13-month period then ended,

                           (iii) a certificate signed by a chief financial officer or a principal accounting officer of Parent to the effect that:

                                    (A)      the financial statements and other
                           financial information delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Parent and its Subsidiaries,

                                    (B)      the representations and warranties
                           of Borrowers contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

                                    (C)      there does not exist any condition
                           or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrowers have taken, are taking, or propose to take with respect thereto), and

                           (iv) for each month that is the date on which a financial covenant in Section 7.20 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.20, together with a reconciliation of the company prepared Consolidated balance sheet, income statement, and statement of cash flow for Parent and its Subsidiaries for the 3-month period then ended to the audited financial statements contained in the 4 most recent 10-Q quarterly reports and the most recent Form 10-K annual report filed by Parent and its Subsidiaries,

                  (b) as soon as available, but in any event within 120 days after the end of each of Parent's fiscal years,

                           (i) Consolidated financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants

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

                  reasonably acceptable to Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants' letter to management), and

                           (ii) a certificate of such accountants addressed to Agent and the Lenders stating that such accountants do not have knowledge of the existence of any Default or Event of Default under Section 7.20,

                  (c) as soon as available, but in any event within 30 days prior to the start of each of Parent's fiscal years, copies of Parent's Projections, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to the Lender Group, in its Permitted Discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Parent as being such officer's good faith best estimate of the financial performance of Parent and its Subsidiaries on a Consolidated basis during the period covered thereby,

                  (d) if, when and to the extent filed by any Loan Party with the SEC or any other Governmental Authority,

                           (i) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

                           (ii) any other filings made by any Loan Party with the SEC,

                           (iii) copies of Borrowers' federal income tax returns, and any amendments thereto, filed with the IRS,

                           (iv) copies of any other reports or documents delivered by a Loan Party to Wells Fargo Bank, National Association, as trustee, pursuant to Section 4.03 Term Loan B Indenture, and

                           (v) any other information that is provided by Parent to its shareholders generally,

                  (e) if and when filed by any Loan Party and as requested by Agent, reasonably satisfactory evidence of payment of applicable excise and property taxes in each jurisdictions in which (i) any Loan Party conducts business, owns real property or is required to pay any such excise or real property tax, (ii) where any Loan Party's failure to pay any such applicable excise or property tax would result in a Lien on the properties or assets of any Loan Party, or (iii) where any Loan Party's failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,

                  (f) promptly after the commencement thereof, notice of all actions, suits or proceedings brought by or against any Loan Party before any Governmental Authority that, if determined adversely to such Loan Party, could reasonably be expected to result in a Material Adverse Change,

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                  (g)      as soon as a Borrower has knowledge of any event or
condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrowers propose to take with respect thereto,

                  (h) as soon as a Borrower has actual knowledge of any event or condition that constitutes a default or an event of default under the New AMERCO Note Documents, the Term Loan B Note Documents, or any Funded Debt (including, without limitation, any TRAC Lease Transaction, the PMCC Like Kind Exchange Lease or the PMCC Leveraged Lease) or any notice, call, default of event of default under any Support Party Agreement, notice thereof and a statement of the curative action that Borrowers or Guarantors, as applicable, propose to take with respect thereto, and

                  (i) upon the request of Agent or the Lender Group, any other report reasonably requested relating to the financial condition of any Loan Party.

                  In addition to the financial statements referred to above, Borrowers agree to deliver financial statements prepared on both a consolidated and consolidating basis (in accordance with GAAP) and a Consolidated basis (as defined herein) and that, except for the Insurance Subsidiaries, no Borrower, or any Subsidiary of a Borrower, will have a fiscal year different from that of Parent. Borrowers agree to cooperate with Agent to allow Agent to consult with their certified public accountants if Agent reasonably requests the right to do so and that, in such connection, their independent certified public accountants are authorized to communicate with Agent and to release to Agent whatever financial information concerning Borrowers or their Subsidiaries that Agent reasonably may request. Each Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Agent pursuant to or in accordance with this Agreement, and agree that Agent may contact directly any such accounting firm or service bureau in order to obtain such information; provided, however, so long as no Event of Default has occurred and is continuing, Agent shall give Borrowers a copy of any written request for information from Agent to such accounting firm or bureau services and Borrowers shall have an opportunity to attend any meeting between Agent and such accounting firm or bureau services with respect to such information requests.

         6.4 GUARANTOR REPORTS. Cause each Guarantor to deliver its annual financial statements at the time when Parent provides its audited financial statements to Agent, but only to the extent such Guarantor's Financial Statements are not consolidated with Parent's Financial Statements, and copies of all federal income tax returns as soon as the same are available and in any event no later than 30 days after the same are required to be filed by law.

         6.5      [INTENTIONALLY OMITTED.]

         6.6 MAINTENANCE OF PROPERTIES. Maintain and preserve all of its properties which are necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

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

         6.7 TAXES. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against any Borrower, any Subsidiary of a Borrower or any of their assets to be paid in full, not less than 30 days before the earlier of (a) delinquency or (b) the imposition of any additional amounts, fines or penalties or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Each Borrower will, and will cause each of its Subsidiaries to, make timely payment or deposit of all tax payments and withholding taxes required of any Borrower or its Subsidiaries under Applicable Laws, including the Canadian Income Tax Act, Statutory Lien Payments, those laws concerning F.I.C.A., F.U.T.A., state or provincial disability, and local, state, provincial and federal income taxes, and will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that the applicable Borrower or its Subsidiary has made such payments or deposits. Upon the request of Agent, Borrowers shall deliver reasonably satisfactory evidence of payment of applicable excise taxes in each jurisdiction in which any Borrower or its Subsidiary is required to pay any such excise tax.

         6.8      INSURANCE.

                  (a) At Borrowers' expense, maintain insurance respecting their and their Subsidiaries' assets wherever located, covering loss or damage by fire, theft, explosion, flood (with respect to any property or assets located in a flood zone), earthquake (in the event the probable maximum loss with respect to such property or assets is equal to or greater than 20), and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall (and shall cause their Subsidiaries to) maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrowers shall deliver copies of all such policies to Agent with a satisfactory lender's loss payable endorsement naming Agent as loss payee or additional insured, as appropriate and as its interests may appear. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

                  (b) Administrative Borrower shall give Agent prompt notice of any loss in excess of $100,000 for Vehicles or other personal property covered by such insurance and any loss in excess of $500,000 for Real Property covered by insurance. Other than with respect to Real Property subject to the Synthetic Leases, Agent shall have the exclusive right to adjust any losses payable under any such insurance policies in excess of $500,000 (or in any amount during the existence of an Event of Default), without any liability to Borrowers whatsoever in respect of such adjustments. Adjustments of any losses with respect to Borrower's Real property subject to the Synthetic Leases shall be subject to the terms thereof. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain (other than any such award or compensation payable with respect to Real Property subject to the Synthetic Leases), shall be paid over to Agent to be applied at the option of the Required Lenders either to the prepayment of the Obligations or shall be disbursed to Administrative Borrower under staged payment terms reasonably satisfactory to the Required Lenders for application to the cost of repairs, replacements, or restorations. Application of any such award or

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

compensation payable with respect to Real Property subject to the Synthetic Leases shall be subject to the terms thereof. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.

                  (c) Borrowers shall not, nor shall they permit any of the Guarantors to, take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Agent is included thereon as named insured with the loss payable to Agent under a lender's loss payable endorsement or its equivalent. Administrative Borrower immediately shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

                  (d) Borrowers and Guarantors shall maintain their insurance program with respect to the Vehicles as in effect on the Closing Date with RepWest or, upon the consent of Agent, which consent shall not be unreasonably withheld, with such other insurer as may be agreed upon by Borrowers and Agent so long as the terms of such replacement self-insurance program are reasonably similar to the insurance program with RepWest as of the Closing Date.

         6.9 LOCATION OF EQUIPMENT. Store the Equipment of Loan Parties only at the Real Property and the locations of the U-Haul Dealers named on the Dealer List, excluding (a) Vehicles in-transit from one U-Haul Dealer location to another U-Haul Dealer location, (b) Vehicles that have been leased in the ordinary course of Borrowers' and Guarantors' businesses and consistent with their past practices anywhere in the United States and Canada, and (c) Vehicles located at new U-Haul Dealers added subsequent to the most recently provided Dealer List. Borrowers shall, or shall cause the Guarantors to, update the Reservation Management System on a regular basis consistent with their past practices and shall grant Agent access to such system upon Agent's request.

         6.10 COMPLIANCE WITH LAWS. Comply with the requirements of all Applicable Laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

         6.11     LEASES.

                  (a) Pay when due all rents and other amounts payable under any leases to which any Borrower or any Guarantor is a party or by which any Borrower's or any Guarantor's properties and assets are bound, unless such payments are the subject of a Permitted Protest, and

                  (b) Promptly exercise each one year renewal or extension option available under each Synthetic Lease within the time period specified therein.

         6.12 BROKERAGE COMMISSIONS. Pay any and all brokerage commission or finders fees incurred in connection with or as a result of Borrowers' obtaining financing from the Lender Group under this Agreement. Borrowers agree and acknowledge that payment of all such brokerage commissions or finders fees shall be the sole responsibility of Borrowers, and each

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Borrower agrees to indemnify, defend, and hold Agent and the Lender Group harmless from and against any claim of any broker or finder arising out of Borrowers' obtaining financing from the Lender Group under this Agreement.

         6.13 EXISTENCE. At all times preserve and keep in full force and effect each Borrower's and each Guarantor's valid existence and good standing and any rights, licenses, permits and franchises material to Borrowers' and Guarantors' businesses.

         6.14     ENVIRONMENTAL.

                  (a) Keep any property either owned or operated by any Loan Party free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material of any reportable quantity from or onto property owned or operated by any Loan Party and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide Agent with written notice of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

         6.15 DISCLOSURE UPDATES. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

         6.16 MATERIAL CONTRACTS; AFFILIATE CONTRACTS. In the event any Borrower or Guarantor shall enter into any Material Contract or, subject to
Section 7.14, any new Affiliate Contract, after the Closing Date, deliver to Agent, within 30 days of entering into such Material Contract or Affiliate Contract, an updated Schedule M-1 or Schedule A-1, as applicable, reflecting the addition of such Material Contract or Affiliate Contract, together with a copy of such executed Material Contract or Affiliate Contract. Each Borrower and Guarantor shall also provide Agent with an executed copy of any contract with any of SAC Holding, SSI, PMSR or PM Preferred executed after the Closing Date.

         6.17     EMPLOYEE BENEFITS.

                  (a) (i) Promptly, and in any event within 10 Business Days after any Borrower or any Subsidiary of a Borrower knows or should know that an ERISA Event has

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occurred that reasonably could be expected to result in a Material Adverse
Change, deliver to Agent a written statement of the chief financial officer of Parent describing such ERISA Event and any action that is being taking with respect thereto by any such Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC, and such Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within 3 Business Days after the filing thereof with the IRS, deliver to Agent a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by any Borrower, any Subsidiary of a Borrower or, to the knowledge of such Borrower, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within 3 Business Days after receipt by any Borrower, deliver to Agent any Subsidiary of a Borrower or, to the knowledge of any Borrower, any Subsidiary, any ERISA Affiliate, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

                  (b) Cause to be delivered to Agent, upon Agent's request, each of the following: (i) a copy of each Benefit Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of any Borrower or its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the 3 most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last 3 plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by any Borrower, any Subsidiary of a Borrower, or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to any Borrower, any Subsidiary of a Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of any Borrower or its Subsidiaries under any Retiree Health Plan.

         6.18 REAL ESTATE. If at any time after the Closing Date, any Borrower or any Guarantor acquires any fee interest in Real Property with a fair market valuation in excess of $250,000, such Borrower shall, or Borrowers shall cause such Guarantor to, promptly execute, deliver and record a first priority Mortgage in favor of Agent covering such Real Property interest, in form and substance reasonably satisfactory to Agent, and provide (a) the Agent with a Mortgage Policy insuring the first priority Lien of said Mortgage in such Real Property encumbered thereby in an amount reasonably acceptable to Agent and subject only to Permitted Liens and to such other exceptions as are reasonably satisfactory to Agent, (b) a satisfactory legal description of such property and an opinion from special counsel to such Borrower or Guarantor, (c) to the extent necessary under Applicable Laws, Uniform Commercial Code financing statements covering fixtures, in each case appropriately completed and duly executed, for filing in the appropriate county land office and (d) evidence that such Person shall have paid to the applicable title insurance company all expenses of such title insurance company in connection with the issuance of such reports and in addition shall have paid to such title insurance company an amount equal to the recording and stamp taxes (including mortgage recording taxes), if any,

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payable in connection with recording such Mortgages in the appropriate county land offices. In addition, each such Borrower or Guarantor delivering a Mortgage pursuant to this Section 6.18 shall deliver a copy of all existing phase-I or phase-II environmental reports with respect to such Real Property to Agent and, upon the reasonable request of Agent, cause to be performed, at Borrowers' joint and several cost and expense, phase-I or phase-II environmental audits, in form and substance and by an independent firm reasonably satisfactory to Agent.

         6.19 REORGANIZATION PLAN. Comply in all material respects with the provisions of the Reorganization Plan.

         6.20     VEHICLES.

                  (a) (i) Deposit all Certificates of Title into a segregated, secured location at Parent's chief executive office located at 2727 North Central, Phoenix, Arizona, the access to which shall be limited to Agent, its representatives and agents, Roberta Holmes and Joan Gibson and such Certificates of Title and such Persons shall be covered by a fidelity insurance policy naming Agent as loss payee or a bond endorsed to Agent, in either case in form and substance reasonably satisfactory to Agent (which shall include coverage of at least $5,000,000), and (ii) timely pay all fees required by the States of Alaska, Arizona and Hawaii, as applicable, with respect to such Vehicle registrations and the issuances of the corresponding Certificates of Title.

                  (b) (i) Follow the procedures set forth in Section 5.25(a), Section 5.25(b) and Section 5.25(c), as applicable, and Section 6.20(a) with respect to any Vehicle (excluding any trailer) acquired by any Borrower or Guarantor after the Closing Date that is not intended to be transferred into a TRAC Lease Transaction within 130 days of the acquisition of such Vehicle, and
(ii) pursuant to the laws of the States of Alaska, Arizona and Hawaii, as applicable, timely renew all registrations and Certificates of Title held by Borrowers with respect to the Vehicles.

                  (c) Borrowers hereby acknowledge and agree that (i) they shall hold and maintain all Certificates of Title on behalf of, and as an attorney-in-fact and agent for, Agent, (ii) Agent's security interest in, Liens on, and all rights and remedies with respect to the Vehicles and the Certificates of Title shall remain valid and enforceable at all times, and (iii) during the existence of an Event of Default or if Agent is not satisfied with the results of any inspection under Section 4.6(b), Borrowers shall, or shall cause the Guarantors to, promptly comply with any request or direction by Agent to deliver the Certificates of Title to Agent or to such other Person or location as Agent may direct in its Permitted Discretion.

                  (d) Execution of this Agreement shall be evidence of each Borrower's consent to the Lien of Agent on the Vehicles indicated on the Certificates of Title.

7.       NEGATIVE COVENANTS.

                  Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers will not and will not permit any of their respective Subsidiaries (excluding the Insurance Subsidiaries) to do any of the following:

         7.1 INDEBTEDNESS, ETC. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

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                  (a)      Indebtedness evidenced by this Agreement and the
other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit;

                  (b) Indebtedness in existence as of the Closing Date, which in the case of Funded Debt shall be issued pursuant to documentation provided to Agent prior to the Closing Date, as set forth on Schedule 5.20(a) and obligations to make payments required under the Reorganization Plan;

                  (c) (i) Purchase Money Indebtedness and Capitalized Lease Obligations (other than Capital Leases of the type set forth in clause (ii) of this Section 7.1(c)) incurred after the Closing Date in an aggregate amount not to exceed $30,000,000, and (ii) Capital Leases, to the extent such Capital Leases arise out of the treatment of any of the Synthetic Leases (including any refinancings, in whole or in part, thereof) as Capital Leases in accordance with the requirements of GAAP;

                  (d) Indebtedness under the New AMERCO Notes and the Term Loan B Notes;

                  (e)      guarantees permitted under Section 7.6;

                  (f)      Indebtedness comprising Permitted Investments;

                  (g) Indebtedness with respect to letters of credit issued by a party other than the Issuing Lender and secured by cash collateral in an aggregate amount not to exceed $3,000,000 at any time; and

                  (h) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) (specifically excluding the Term Loan B Notes and the New AMERCO Notes) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent's Permitted Discretion, materially impair the prospects of repayment of the Obligations by Borrowers or materially impair Borrowers' creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount (other than capitalized fees and, with respect to any refinancing of the Synthetic Leases, to the extent they are treated as Capital Leases in accordance with GAAP, any increases directly attributable to improvements on or to the Real Property covered by such Synthetic Leases) of, or interest rate beyond a prevailing market rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended (other than such changes in the average weighted maturity of the Synthetic Leases, to the extent they are treated as Capital Leases in accordance with GAAP, resulting from the refinancing, in whole or in part, of the Synthetic Leases pursuant to the WP Carey Transaction or other refinancing transaction in form and substance reasonably satisfactory to Required Lenders), nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Borrower, and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the

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refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness.

         7.2 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

         7.3      RESTRICTIONS ON FUNDAMENTAL CHANGES.

                  (a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock (other than in connection with the Reorganization Plan), except that, so long as no Default or Event of Default then exists hereunder or would be caused thereby and the Agent receives written notice of any such merger at least 30 days prior to the effectiveness thereof if such merger involves a Loan Party: (i) any Subsidiary that is not a Loan Party may merge into any other Subsidiary that is not a Loan Party, and (ii) any Loan Party (other than Parent, U-Haul or AREC) may merge into any other Loan Party (other than Parent, U-Haul or AREC); provided, however, (x) the Person surviving such merger shall be a Loan Party, and (y) Agent shall have received, upon the effectiveness of such merger, such loan documents, title insurance and opinions of counsel as Agent may reasonably request to continue or insure the priority and perfection of Agent's liens on the Collateral or the obligations of any such Loan Party under any of the Loan Documents, including, without limitation, the documents required by Section 7.13(b) hereof. Notwithstanding the foregoing, a Subsidiary that is not an Insurance Subsidiary shall not merge with any Insurance Subsidiary.

                  (b) Liquidate, wind up, or dissolve any Borrower or any Borrower's Subsidiaries (or suffer any liquidation or dissolution), except that Parent may liquidate, dissolve or wind up any Subsidiary (other than AREC and U-Haul or any Insurance Subsidiary) so long as (i) no Default or Event of Default then exists hereunder or would be caused thereby and the Agent receives written notice of any such action at least 30 days prior to the effectiveness thereof, (ii) the assets of such Subsidiary are transferred to another Subsidiary of Parent or, if such Subsidiary is a Loan Party, to another Loan Party and such assets remain subject to a first priority (subject to Permitted Liens) perfected Lien under a Loan Document after such transfer, (iii) Agent shall have received such loan documents, title insurance and opinions of counsel as Agent may request to continue or insure the priority and perfection of Agent's liens on such assets or the obligations of any such Subsidiary under any of the Loan Documents, including, without limitation, the documents required by
Section 7.13(b) hereof. Notwithstanding the foregoing, a dissolving or liquidating Subsidiary that is not an Insurance Subsidiary shall not transfer assets to any Insurance Subsidiary.

         7.4 DISPOSAL OF ASSETS. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, any of the assets of any Borrower or any Guarantor. To the extent a sale or other disposition is permitted by clause
(k) of the definition of Permitted Dispositions and if an Authorized Officer of Parent certifies in writing to Agent that (a) the sale is permitted under this
Section 7.4, (b) the Vehicles identified (by vehicle identification number, make and model) in such certification are to be sold in connection with a TRAC Lease Transaction and (c) such Vehicles are to be sold on

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a date (each such date, a "Sale Date") no later than 130 days from the date of such certification, Agent's Lien on such Vehicles shall be deemed to be released 1 Business Day prior to such sale; provided, however, that in the event one or more of such Vehicles are not sold in connection with a TRAC Lease Transaction within 5 Business Days of the Sale Date indicated in such certification, the Vehicles that are not so sold shall become subject to a Lien in favor of Agent on the fifth Business Day following such Sale Date and Borrowers shall, or shall cause Guarantors to, comply immediately with the requirements of this Agreement with respect to such Vehicles, including, without limitation, Section 6.20 hereof. Borrowers shall not, without the prior consent of Agent, (x) transfer, sell or otherwise dispose of any of the Vehicles or the Certificates of Title except in conjunction with a Permitted Disposition hereunder, or (y) relocate the Certificates of Title.

         7.5 CHANGE NAME. Change any Borrower's or Guarantor's name, FEIN, Organizational ID Number, corporate structure, or identity, or add any new fictitious name, or reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction set forth on Schedule 5.7; provided, however, that a Borrower or Guarantor may change its name upon at least 30 days' prior written notice by Administrative Borrower to Agent of such change and so long as, at the time of such written notification, such Borrower provides or authorizes the filing of any Uniform Commercial Code financing statements or fixture filings necessary to perfect and continue perfected Agent's Liens.

         7.6 GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person (including the Insurance Subsidiaries) except by endorsement of instruments or items of payment for deposit to the account of Borrowers or Guarantors or which are transmitted or turned over to Agent, except for (a) guarantee obligations of Parent existing as of Closing Date, (b) guarantee obligations of Parent in connection with the Reorganization Plan, (c) guarantee obligations of Parent with respect to the Support Party Agreements, (d) guarantee obligations with respect to TRAC Lease Transactions in the ordinary course of business, to the extent the obligations thereunder are permitted by this Agreement and are consistent with past practices, (e) guarantee obligations of a Loan Party pursuant to any refinancing, renewal or extension of Indebtedness permitted pursuant to Section 7.1(h) hereof, and (f) guarantee obligations of a Loan Party with respect to the obligations of any other Loan Party incurred in the ordinary course of business, to the extent such guaranteed obligation is permitted to be incurred by such guaranteed Loan Party hereunder and is consistent with past practices.

         7.7 NATURE OF BUSINESS. Make any change in the principal nature of any Borrower's or any Subsidiary's business.

         7.8      PREPAYMENTS AND AMENDMENTS.

                  (a) Prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party, other than (i) the DIP Obligations;
(ii) as required by the Confirmation Order; (iii) Obligations in accordance with this Agreement; (iv) in connection with a refinancing permitted by Section 7.1(h); (v) (1) prepayments of the Indebtedness under the New AMERCO Notes, from the proceeds from the monetization or sale of the Excluded Assets, or (2) so long as no Event of Default Exists, other prepayments of Indebtedness under the Term Loan B Notes or the New AMERCO Notes so long as (A) the aggregate amount of such prepayments in any fiscal

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year, together with the aggregate amount of prepayments in such fiscal year by
Borrowers pursuant to clause (3) of Section 7.8(a)(vi) plus the aggregate amount of dividends paid in arrears in such fiscal year by Borrowers pursuant to clause
(c) of Section 7.11, shall not, in the aggregate, exceed the ECF Carry Forward Amount, if any, then in existence, and (B) on the date of such prepayment Borrowers are in compliance with the Excess Availability Test; (vi) (1) prepayments of the Indebtedness under the Synthetic Leases with insurance proceeds or condemnation proceeds received by a Loan Party in connection with any loss or condemnation of the Synthetic Lease Collateral, (2) prepayments of the Indebtedness under the Synthetic Leases upon the sale of any parcel of the Real Property subject to the Synthetic Leases pursuant to an arms-length sale to a bona fide purchaser that is not an Affiliate of Parent (whether or not an Affiliate leases back or retains the right to manage, occupy or conduct business at the affected Synthetic Lease Property), up to the amount of the net sale proceeds, or (3) so long as no Event of Default exists, any other prepayments of principal Indebtedness required pursuant to the provisions of the Synthetic Leases, so long as (I) the aggregate amount of such prepayments in any fiscal year, together with the aggregate amount of prepayments in such fiscal year by Borrowers pursuant to clause (2) of Section 7.8(a)(v) plus the aggregate amount of dividends paid in arrears in such fiscal year by Borrowers pursuant to clause
(c) of Section 7.11, shall not, in the aggregate, exceed the ECF Carry Forward Amount, if any, then in existence, and (II) on the date of such prepayment Borrowers are in compliance with the Excess Availability Test, (vii) in addition to the principal payments under the Synthetic Leases to be made on the Effective Date as contemplated by the Reorganization Plan, the actual scheduled payments of principal and interest due under the Synthetic Leases, estimates of which are set forth on Schedule 7.8(a) (including any refinancings, in whole or in part, thereof), or (viii) other Indebtedness with the consent of the Required Lenders.

                  (b)      Except in connection with a refinancing permitted by
Section 7.1(h), directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 7.1 (excluding any amendment to the Term Loan B Note Indenture that must be made pursuant to Section 9.07 thereof).

                  (c) Amend, modify or otherwise change its Governing Documents, including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it with respect to any of its capital Stock (including any shareholders' agreement), or enter into any new agreement with respect to any of its capital Stock, except as appropriate to accomplish a transaction permitted pursuant to
Section 7.3(a) or Section 7.3(b), or (ii) amend, modify or otherwise change any Material Contract (other than a Material Contract the amendment of which is governed by clause (b) above) except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this paragraph
(c) that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change, or (iii) amend, modify or otherwise change any Affiliate Contract or any contract with SAC Holding, SSI, PMSR or PM Preferred except in compliance with Section 7.14 hereof.

         7.9 CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control, other than in connection with the consummation of the Reorganization Plan on the Effective Date.

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         7.10     OWNERSHIP OF CERTAIN ASSETS. Cause, permit, or suffer any
Subsidiary, other than Borrowers and U-Haul (Canada), to own any parcel of Real Property Collateral or any Vehicle included in the Collateral unless (a) Administrative Borrower provides Agent with 10 days' prior written notice of such intended ownership, and (b) such Subsidiary becomes a Borrower under this Agreement and delivers to Agent any Additional Documents requested by Agent in its Permitted Discretion to perfect its Lien on such assets.

         7.11 DISTRIBUTIONS. Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of any Loan Party's Stock, of any class, whether now or hereafter outstanding, except, so long as no Event of Default has occurred and is continuing hereunder or would result therefrom, distributions or declarations and payments of dividends: (a) by a Borrower to another Borrower or by a Guarantor to another Loan Party, (b) on the preferred stock of Parent, based on the accrual of dividends subsequent to the Closing Date (including, without limitation, the payment of dividends in an aggregate amount not to exceed $3,335,000 paid on account of dividends on the preferred stock of Parent accrued for the period ended February 29, 2004), in an aggregate amount not to exceed $13,000,000 in any fiscal year, so long as at the time of payment of any such dividend, Borrowers are in compliance with the Excess Availability Test, and (c) on the preferred stock of Parent, based on the accrual of dividends prior to the Closing Date (including, without limitation, the payment of dividends in an aggregate amount not to exceed $3,335,000 paid on account of dividends on the preferred stock of Parent accrued prior to or for the period ended November 30, 2003), so long as (i) the aggregate amount of such dividends in arrears shall not exceed the lesser of (x) $19,600,000 paid in the aggregate on or after the Closing Date or (y) together with the aggregate amount of any prepayments paid by Borrowers in such fiscal year pursuant to clause (2) of
Section 7.8(a)(v) plus the aggregate amount of any prepayments paid by Borrowers in such fiscal year pursuant to clause (3) of Section 7.8(a)(vi), the ECF Carry Forward Amount, if any, then in existence, and (ii) at the time of payment of any such dividend in arrears, Borrowers are in compliance with the Excess Availability Test.

         7.12 ACCOUNTING METHODS. Modify or change their fiscal year from a year ending March 31 or their method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrowers' or their Subsidiaries' accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding the Collateral or Borrowers' and their Subsidiaries financial condition.

         7.13     FORMATION OF SUBSIDIARIES; INVESTMENTS.

                  (a) Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Parent and its Subsidiaries shall not (i) have Permitted Investments (other than in the Cash Management Accounts) in Deposit Accounts or Securities Accounts in excess of $3,000,000 in the aggregate outstanding at any one time (excluding (x) Deposit Accounts or Securities Accounts containing only the cash proceeds received from the WP Carey Transaction (to the extent such proceeds will be fully utilized in such transaction), and any proceeds from the monetization of Excluded Assets, and (y) any

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Deposit Accounts maintained by U-Haul solely in its capacity as manager of properties owned by SAC Holding or SSI under a Management Agreement provided U-Haul has no rights to or interest in the funds deposited therein) unless Parent or any of its Subsidiaries, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements or similar arrangements governing such Permitted Investments, as Agent shall determine in its Permitted Discretion, to perfect (and further establish) the Agent's Liens in such Permitted Investments, or (ii) forgive or waive the repayment or retirement or amend the terms of any Investment in existence on or after the Closing Date in SAC Holding or any such Person made by the Parent or any Subsidiary that is required to be repaid or retired by the terms of such Investment as in effect on or after the Closing Date (other than in accordance with the terms thereof as in effect on the date the Investment is made).

                  (b) Form any new Subsidiary or acquire any direct or indirect Subsidiary after the Closing Date, unless (i) such Subsidiary is a wholly-owned Subsidiary of a Loan Party, and such Loan Party shall (x) cause such new Subsidiary to provide to Agent a joinder to this Agreement or the Guaranty, the Guarantor Security Agreement, the Copyright Security Agreement, and the Patent and Trademark Security Agreement, together with such other security documents (including Mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate Uniform Commercial Code financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (y) provide to Agent a pledge agreement and appropriate certificates and powers or Uniform Commercial Code financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent, and (z) provide to Agent all other documentation, including one or more opinions of counsel satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage), and (ii) Agent receives 30 days' prior written notice of such formation or acquisition. Any document, agreement, or instrument executed or issued subject to this Section 7.13(b) shall be a Loan Document.

         7.14 TRANSACTIONS WITH AFFILIATES. Except (a) as otherwise set forth in the Reorganization Plan, (b) for Parent's reimbursement to, or payment on behalf of, SAC Holding, of (i) reasonable attorneys' fees incurred by SAC Holding in connection with the preparation, negotiation and implementation of the SAC Participation and Subordination Agreement, not to exceed an aggregate amount of $500,000, (ii) any and all reasonable direct out of pocket expenses (including reasonable attorneys' fees and accountants' fees and trustee's fees, but excluding the payment of principal, premium, if any, and interest in respect of the SAC Holding Senior Bond and any other amount payable by SAC Holding pursuant to the terms of the SAC Note Indenture) incurred by SAC Holding in connection with its reporting or other compliance obligations under the SAC Notes Indenture in an aggregate amount not to exceed $1,000,000 in any 12-month period, and (iii) Parent's obligations under the Agreement to Indemnify, or (c) as consented to by Agent and the Required Lenders, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Borrower, SAC Holding, SSI, PMSR or PM Preferred except for transactions that are in the ordinary course of Borrowers' business, upon fair and reasonable terms, that are fully disclosed to Agent, and that are no less favorable to

Borrowers than would be obtained in an arm's length transaction with a non-Affiliate. Borrowers shall not, and shall not permit any of their Subsidiaries to, transfer any cash or assets to the Insurance Subsidiaries, the Dormant Subsidiaries or INW under any circumstances whatsoever or guarantee or otherwise incur any Indebtedness on behalf of such Insurance Subsidiaries, Dormant Subsidiaries or INW.

         7.15 SUSPENSION. Except as permitted by Section 7.3, suspend or go out of a substantial portion of its business.

         7.16     [INTENTIONALLY OMITTED.]

         7.17 USE OF PROCEEDS. Use the Letters of Credit and the proceeds of the Advances and the Term Loan for any purpose other than (a) on the Closing Date, (i) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, (ii) to repay, in full, the outstanding DIP Obligations, and
(iii) to fund the Reorganization Plan and (b) thereafter, for working capital and other general corporate purposes of Borrowers, in each case consistent with the terms and conditions hereof, for its lawful and permitted purposes.

         7.18 CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; EQUIPMENT WITH BAILEES. Relocate its chief executive office to a new location without Administrative Borrower providing 30 days' prior written notification thereof to Agent and so long as, at the time of such written notification, the applicable Borrower provides or authorizes, at the request of Agent, the filing of any Uniform Commercial Code financing statements or fixture filings necessary to perfect and continue perfected the Agent's Liens and also provides to Agent a Collateral Access Agreement, a form of which Agent shall provide to Administrative Borrower, with respect to such new location. The Equipment of Borrowers and Guarantors shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party (other than a U-Haul Dealer) without Agent's prior written consent.

         7.19 SECURITIES ACCOUNTS. Establish or maintain any Securities Account unless Agent shall have received a Control Agreement in respect of such Securities Account. No Loan Party shall transfer assets out of any Securities Account; provided, however, that, so long as no Event of Default has occurred and is continuing or would result therefrom, such Loan Party may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement.

         7.20     FINANCIAL COVENANTS.

                  (a) EBITDA/CAPITAL EXPENDITURES. Allow Consolidated EBITDA minus Capital Expenditures, each as measured on a fiscal quarter-end basis for the applicable period set forth below, to be less than the required amount set forth in the following table as of the applicable date set forth opposite thereto:

Applicable Amount                                           Applicable Date
-----------------                                           ---------------
   $15,000,000                                           For the 3-month period
                                                          ending June 30, 2004

Applicable Amount                                           Applicable Date
-----------------                                           ---------------
   $65,000,000                                           For the 6-month period
                                                       ending September 30, 2004

   $65,000,000                                           For the 9-month period
                                                        ending December 31, 2004

   $60,000,000                                          For the 12-month period
                                                         ending March 31, 2005

   $48,000,000                                          For the 12-month period
                                                          ending June 30, 2005

   $25,000,000                                          For the 12-month period
                                                       ending September 30, 2005

   $25,000,000                                          For the 12-month period
                                                        ending December 31, 2005

   $30,000,000                                          For the 12-month period
                                                         ending March 31, 2006

   $80,000,000                                          For the 12-month period
                                                          ending June 30, 2006

  $115,000,000                                          For the 12-month period
                                                       ending September 30, 2006

  $110,000,000                                          For the 12-month period
                                                        ending December 31, 2006

  $105,000,000                                          For the 12-month period
                                                        ending March 31, 2007

; provided, however, that based upon Borrowers' Projections delivered to Agent pursuant to Section 6.3(c), the Required Lenders shall establish quarterly EBITDA minus Capital Expenditure covenants for each fiscal quarter after March 2007, using the same methodology as utilized for 2004, 2005 and 2006, and the covenants shall be presented to Administrative Borrower for its approval, which approval shall not be unreasonably withheld. In the event Administrative Borrower does not approve the proposed covenants, Required Lenders shall establish such covenants, in their Permitted Discretion, based upon Borrowers' Projections for the applicable fiscal year.

                  (b) CAPITAL EXPENDITURES. Make Capital Expenditures in any fiscal year in excess of the amount set forth in the following table for the applicable period:

Fiscal Year 2005          Fiscal Year 2006       Fiscal Year 2007
----------------          ----------------       ----------------
   $185,000,000             $245,000,00            $195,000,000

; provided, however, that based upon Borrowers' Projections delivered to Agent pursuant to Section 6.3(c), the Required Lenders shall establish quarterly Capital Expenditure covenants for each fiscal year after 2007, using the same methodology as utilized for 2005, 2006 and 2007, and the covenants shall be presented to Administrative Borrower for its approval, which approval shall not be unreasonably withheld. In the event Administrative Borrower does not approve the proposed covenants, Required Lenders shall establish such covenants, in their Permitted Discretion, based upon Borrowers' Projections for the applicable fiscal year.

         7.21 NO PROHIBITED TRANSACTIONS UNDER ERISA. Directly or indirectly:

                  (a) engage, or permit any Subsidiary of any Borrower to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 502(i) of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

                  (b) with respect to any Benefit Plan, permit to exist an accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC) for a period longer than 30 days, whether or not waived;

                  (c) fail, or permit any Subsidiary of any Borrower to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

                  (d) terminate, or permit any Subsidiary of any Borrower to terminate, any Benefit Plan where such event would result in any liability of any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate under Title IV of ERISA;

                  (e) fail, or permit any Subsidiary of any Borrower to fail, to make any required contribution or payment to any Multiemployer Plan;

                  (f) fail, or permit any Subsidiary of any Borrower to fail, to pay any required installment or any other payment required under
Section 412 of the IRC on or before the due date for such installment or other payment;

                  (g) amend, or permit any Subsidiary of any Borrower to amend, a Benefit Plan resulting in an increase in current liability for the plan year such that any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

                  (h) withdraw, or permit any Subsidiary of any Borrower to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

that, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate in excess of $25,000.

         7.22 SALES AND LEASEBACKS. Except for Permitted Dispositions, enter into any arrangement, directly or indirectly, with any third party whereby any Loan Party shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and whereby such Loan Party shall then or thereafter rent or lease as lessee of such property or any part thereof or other property that such Loan Party intends to use for substantially the same purpose or purposes as the property sold or transferred.

         7.23 ANTI-TERRORISM LAWS. (a) Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate,
(i) any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act, or (ii) any prohibitions set forth in the rules or regulations issued by OFAC or any sanctions against targeted foreign countries, terrorism sponsoring organizations, and international narcotics traffickers based on U.S. foreign policy. Borrowers shall deliver to Agent and Lenders any certification or other evidence requested from time to time by Agent or any Lender, in their Permitted Discretion, confirming Borrowers' compliance with this Section 7.23.

         7.24 SPECULATIVE TRANSACTIONS. Engage in any transaction involving commodity options or futures contracts or any similar speculative transactions except for Hedge Agreements that are used solely as part of normal business operations as a risk management strategy and/or hedge against charges resulting from market operations in accordance with Parent's customary policies and not as a means to speculate for investment purposes or trends and shifts in financial or commodities markets.

8.       EVENTS OF DEFAULT.

                  Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

         8.1. If Borrowers fail to pay when due and payable, or when declared due and payable, all or any portion of the Obligations (whether of principal, interest, fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations); provided, however that in the case of Overadvances that are caused by the charging of interest, fees, or Lender Expenses to the Loan Account, such event shall not constitute an Event of Default if, within 3 Business Days of its receipt of telephonic notice of such Overadvance, Borrowers eliminate such Overadvance;

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

         8.2.     If any of the Loan Parties:

                  (a) fails to perform, keep, or observe any term, provision, covenant, or agreement contained in Sections 2.7, 3.2, 4.2, 4.4, 4.6, 4.8, 6.8, 6.11(b), 6.13, 6.20, and 7.1 through 7.24 of this Agreement;

                  (b) fails or neglects to perform, keep, or observe any term, provision, covenant, or agreement contained in Sections 4.5, 6.2, 6.3, 6.6, 6.7, 6.9, 6.10, 6.11(a), 6.14, 6.15 and 6.19 of this Agreement and such failure continues for a period of 15 Business Days; or

                  (c) fails or neglects to perform, keep, or observe any other term, provision, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents); in each case, other than any such term, provision, covenant, or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 15 Business Days;

provided that, during any period of time that any such failure or neglect referred to in this paragraph exists, even if such failure or neglect is not yet an Event of Default, Lenders shall be relieved of their obligations to extend credit hereunder;

         8.3. If any material portion of any Loan Party's assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

         8.4. If any Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

         8.5. If a notice of Lien, levy, or assessment, individually or in the aggregate in an amount of $500,000 or greater, is filed of record with respect to any Loan Party's assets by the United States or Canada, or any department, agency, or instrumentality thereof, or by any state, province, territory, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any Borrower's or any of its Subsidiaries' assets and the same is not paid on the payment date thereof;

         8.6. If a judgment or other claim becomes a Lien or encumbrance upon any material portion of any Loan Party's properties or assets;

         8.7. If there is a default in any material agreement to which any Loan Party is a party including, without limitation, any Material Contract, Affiliate Contract or any material contract with any of SAC Holding, SSI, PMSR or PM Preferred (other than the New AMERCO Notes, the Term Loan B Notes and the Synthetic Leases) or any other Indebtedness in excess of $1,000,000, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in the acceleration of the maturity of the applicable Loan Party's obligations thereunder;

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

         8.8. Except as otherwise set forth in the Reorganization Plan or as otherwise permitted by this Agreement, if any Loan Party makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations;

         8.9. If any material misstatement or material misrepresentation exists now or hereafter in any warranty, representation, statement, or Record made to the Lender Group by any Borrower, its Subsidiaries, or any officer, employee, agent, or director of any Borrower or any of its Subsidiaries;

         8.10. If the obligation of any Guarantor under its Guaranty is limited or terminated by operation of law or by such Guarantor thereunder;

         8.11. If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby;

         8.12. If any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party, or a proceeding shall be commenced by any Loan Party, or by any Governmental Authority having jurisdiction over any Loan Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny that any Loan Party has any liability or obligation purported to be created under any Loan Document;

         8.13. If suit or action is commenced against Agent or the Lenders and, as to any suit or action brought by any Person other than Borrowers or Guarantors or an officer or employee of Borrowers, is continued without dismissal for 30 days after service thereof on the Lenders, that asserts, by or on behalf of Borrowers or Guarantors, any claim or legal or equitable remedy which seeks subordination of the claim or Lien of the Lenders hereunder or under any other Loan Document;

         8.14. If any Loan Party shall file any application in support of, or shall otherwise fail to contest in good faith, a suit or action of the type set forth in Section 8.13 filed by any Person other than a Borrower or an officer or employee of Borrowers;

         8.15. If an Insolvency Proceeding is commenced by or against any Loan Party, or any of its Subsidiaries (other than INW), and any of the following events occur: (a) the applicable Loan Party or the Subsidiary consents to the institution of the Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Lenders shall be relieved of their obligation to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Loan Party or any of its Subsidiaries, or (e) an order for relief shall have been entered therein; or

         8.16. (a) If any event of default occurs under any New AMERCO Note Document, any Term Loan B Note Document or any of the Synthetic Leases; (b) if any Term Loan B Note

Lender contests the validity or enforceability of the Term Loan B Intercreditor Agreement or fails to comply with its obligations thereunder; or (c) if any New AMERCO Note Lender contests that the Obligations hereunder constitute "Senior Indebtedness" under the New AMERCO Note Documents.

9.       THE LENDER GROUP'S RIGHTS AND REMEDIES.

         9.1      RIGHTS AND REMEDIES.

                  (a) Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrowers:

                           (i) Declare all Obligations (other than Bank Product Obligations), whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                           (ii) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender Group;

                           (iii) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent's Liens in the Collateral and without affecting the Obligations;

                           (iv) Settle or adjust disputes and claims directly with Account Debtors of Borrowers for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit the Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

                           (v) Cause Borrowers to hold all of their returned Inventory in trust for the Lender Group, segregate all returned Inventory from all other assets of Borrowers or in Borrowers' possession and conspicuously label said returned Inventory as the property of the Lender Group;

                           (vi) Without notice to or demand upon any Borrower or any Guarantor, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Each Borrower agrees to assemble the Personal Property Collateral if Agent so requires, and to make the Personal Property Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties. Each Borrower authorizes Agent to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent's determination appears to conflict with the Agent's Liens and to pay all expenses incurred in connection therewith and to charge Borrowers' Loan Account therefor. With respect to any of Borrowers' owned or leased premises, each Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group's rights or remedies provided herein, at law, in equity, or otherwise;

                           (vii) Without notice to any Borrower (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by the Lender Group (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of any Borrower held by the Lender Group;

                           (viii) Hold, as cash collateral, any and all balances and deposits of any Borrower held by the Lender Group, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

                           (ix) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal Property Collateral. Each Borrower hereby grants to Agent, for the benefit of the Lender Group and the Bank Product Providers, a license or other right to use, without charge, such Borrower's labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and such Borrower's rights under all licenses and all franchise agreements shall inure to the Lender Group's benefit;

                           (x) Sell the Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers' premises) as Agent determines is commercially reasonable. It is not necessary that the Personal Property Collateral be present at any such sale;

                           (xi) Agent shall give notice of the disposition of the Personal Property Collateral as follows:

                                    (A)      Agent shall give Administrative
                           Borrower (for the benefit of the applicable Borrower) a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Personal Property Collateral, the time on or after which the private sale or other disposition is to be made;

                                    (B)      The notice shall be personally
                           delivered or mailed, postage prepaid, to Administrative Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

                                    (C)      Each Borrower hereby acknowledges
                           and agrees that such notice, when given, shall constitute a reasonable "authenticated notification of disposition" within the meaning of Section 9-611 of the Uniform Commercial Code, as in effect from time to time in any applicable jurisdiction;

                           (xii)    Credit bid and purchase at any public sale;

                           (xiii) Seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing; and

                           (xiv) Cause any Loan Party to exercise any purchase right with respect to a Vehicle that such Loan Party may have at the termination of any TRAC Lease Transaction if Agent determines, in its Permitted Discretion, that such Loan Party has equity in such Vehicle.

                  (b) Any deficiency that exists after disposition of the Personal Property Collateral as provided in Section 9.1(a) will be paid immediately by Borrowers. Any excess will be returned, without interest and subject to the rights of third Persons, by Agent to Administrative Borrower (for the benefit of the applicable Borrower).

                  (c) Borrowers agree for themselves and on behalf of each of their Subsidiaries that it would not be commercially unreasonable for Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in such Collateral or that have the reasonable capability of doing so, or that match buyers and sellers.

         9.2 REMEDIES CUMULATIVE. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under any other Loan Document, the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.      TAXES AND EXPENSES.

                  If any Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to any Borrower, may do any or all of the following, provided that, to the extent practicable, Agent shall give Administrative Borrower 10 days' prior notice before exercise: (a) make payment of the same or any part thereof, (b) set up such reserves in Borrowers' Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.      WAIVERS; INDEMNIFICATION.

         11.1 DEMAND; PROTEST; ETC. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, Chattel Paper, and guarantees at any time held by the Lender Group on which any such Borrower may in any way be liable.

         11.2 THE LENDER GROUP'S LIABILITY FOR COLLATERAL. Each Borrower hereby agrees that: (a) so long as the Lender Group complies with its obligations, if any, under the Code, Agent shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause,
(iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

         11.3 INDEMNIFICATION. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender Related Persons with respect to each Lender, each Participant, and each of their respective officers, directors, employees, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrowers' and their Subsidiaries' compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively,

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the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding,
Borrowers shall have no obligation to any Indemnified Person under this Section
11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.      NOTICES.

                  Unless otherwise provided in this Agreement, all notices or demands by Borrowers or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Administrative Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrowers in care of Administrative Borrower or to Agent, as the case may be, at its address set forth below:

                  If to Administrative Borrower:   AMERCO

                                                   1325 Airmotive Way, Suite 100
                                                   Reno, Nevada  89502-3239
                                                   Attn: Assistant Treasurer
                                                   Fax No. 775.688.6338

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                  with copies to:                  U-HAUL INTERNATIONAL, INC.
                                                   2727 North Central
                                                   Phoenix, Arizona  85004
                                                   Attn: General Counsel
                                                   Fax No. 602.263.6173

                  with copies to:                  SQUIRE, SANDERS & DEMPSEY,
                                                   L.L.P.
                                                   Two Renaissance Square
                                                   40 North Central Avenue,
                                                   Suite 2700
                                                   Phoenix, Arizona  85004
                                                   Attn: Christopher D. Johnson,
                                                   Esq.
                                                   Fax No. 602.253.8129

                  If to Agent:                     WELLS FARGO FOOTHILL, INC.
                                                   2450 Colorado Avenue
                                                   Suite 3000W
                                                   Santa Monica, California
                                                   90404
                                                   Attn: Specialty Finance
                                                   Division Manager
                                                   Fax No. 310.453.7444

                  with copies to:                  PAUL, HASTINGS, JANOFSKY &
                                                       WALKER LLP

                                                   600 Peachtree Street, NE,
                                                   Suite 2400
                                                   Atlanta, Georgia  30308-2222
                                                   Attn: Chris D. Molen, Esq.
                                                         Cindy J.K. Davis, Esq.
                                                   Fax No. 404.815.2424

                  Agent and Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above. Each member of the Lender Group hereby acknowledges and agrees that (i) Agent may provide any notice to be delivered to the Lender Group pursuant to this Agreement and the other Loan Documents by posting such notice on IntraLinks or by sending such notice via electronic mail (at such electronic mail address as such member of the Lender Group may designate), and (ii) such posting or sending via electronic mail to the Lender Group shall constitute delivery of such item to the Lender Group.

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13.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                  (a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT AS GOVERNED BY THE BANKRUPTCY CODE.

                  (b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, EXCEPT TO THE EXTENT THE BANKRUPTCY COURT RETAINS JURISDICTION WITH RESPECT TO THE REORGANIZATION PLAN; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWERS AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAWS, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

                  (c) BORROWERS AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWERS AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.      ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

         14.1     ASSIGNMENTS AND PARTICIPATIONS.

                  (a) Any Lender may, with the written consent of Agent (provided that no written consent of Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Transferee), assign and delegate to one or more assignees (each an "Assignee") all, or any ratable part of all, of the Obligations (other than Bank Product

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Obligations), the Commitments and the other rights and obligations of such
Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000 (except that such minimum amount shall not apply to an Affiliate of a Lender or to a Related Fund or to an assignment of all of such Lender's rights and obligations); provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance in form and substance reasonably satisfactory to Agent, and (iii) the assignor Lender or Assignee has paid to Agent for Agent's separate account a processing fee in the amount of $5,000. Anything contained herein to the contrary notwithstanding, the consent of Agent shall not be required (and payment of any fees shall not be required) if (x) such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender or (y) the assignee is an Affiliate (other than individual(s)) of a Lender or a Related Fund. Furthermore, for the avoidance of doubt, any assignment or delegation of any Bank Product Agreement may be effected by the parties thereto without the consent of the Lender Group.

                  (b) Subject to recordation in accordance with Section 14.1(h) below, from and after the date that Agent notifies the assignor Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, as applicable, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrowers and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Section 16 and Section 17.8 of this Agreement.

                  (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other

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

documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                  (d) Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance and receipt and acknowledgment by Agent of such fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

                  (e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a "Participant") participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, however, that
(i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (1) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (2) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (3) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (4) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (5) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant shall only be derivative

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through the Originating Lender with whom such Participant participates and no
Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

                  (f) Pursuant to Section 17.10, if any proposed assignee or participant has agreed in writing to receive any documents or information subject to the confidentiality provisions contained in this Agreement, in connection with any such assignment or participation or proposed assignment or participation, a Lender may disclose all documents and information which it now or hereafter may have relating to Borrowers or Borrowers' business.

                  (g) Any other provision in this Agreement notwithstanding, any Lender (i) may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or United States Treasury Regulation 31 C.F.R. SECTION 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under Applicable Laws, and (ii) that is a Fund may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to its trustee to support its obligations to its trustee, on behalf of the holders of such obligations.

                  (h) Subject to the last sentence of this Section 14.1(h), Agent shall maintain, or cause to be maintained, a register (the "Register") on which it enters the name of a Lender as the registered owner of each Advance, as the case may be, held by such Lender. A Registered Loan (and the Registered Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Registered Note shall expressly so provide). Subject to the last sentence of this Section 14.1(h), any assignment or sale of all or part of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the Registered Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Registered Note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new Registered Notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of an assignment or sale of any Registered Loan (and the Registered Note, if any, evidencing the same), Borrowers, Agent and the Lenders shall treat the Person in whose name such Registered Loan (and the Registered Note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of an assignment or delegation covered by Section 14.1(a)(y), the assigning Lender shall maintain a register comparable to the Register on behalf of Agent.

                  (i) In the event that a Lender sells participations in a Registered Loan, such Lender shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the "Participant Register"). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Note shall expressly so provide).

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Any participation of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

                  (j) Notwithstanding any other provision hereof, the Lenders hereby consent to any Lender's pledge (a "Pledge") of its interest in the Obligations, the Commitment, and the other rights and interests of that Lender (a "Loan Pledgor") to any Eligible Transferee that has extended a credit facility to such Loan Pledgor (a "Loan Pledgee"), on the terms and conditions set forth in this paragraph. Upon written notice by any Loan Pledgor to Agent that the Pledge has been effected, Agent agrees to acknowledge receipt of such notice and thereafter agrees: (a) to use its best efforts to give Loan Pledgee written notice of any default by Loan Pledgor under this Agreement and any amendment, modification, waiver or termination of Loan Pledgor's rights under this Agreement; provided, however, Agent shall not have any liability to Loan Pledgee if Agent fails to give such notice; (b) that Agent shall deliver, at the expense of Loan Pledgor, to Loan Pledgee such information available to the Lenders hereunder as Loan Pledgee shall reasonably request; and (c) that, upon written notice (a "Redirection Notice") to Agent by Loan Pledgee that Loan Pledgor is in default, beyond applicable cure periods, under Loan Pledgor's obligations to Loan Pledgee pursuant to the applicable credit agreement between Loan Pledgor and Loan Pledgee (which notice need not be joined in or confirmed by all Lenders), and until such Redirection Notice is withdrawn or rescinded by Loan Pledgee, any payments to which Loan Pledgor is entitled from time to time pursuant to this Agreement, or any other Loan Document, shall be paid or directed to Loan Pledgee. The relevant Loan Pledgor hereby unconditionally and absolutely releases Agent and the other Lenders from any liability to the such Loan Pledgor on account of Agent's or any Lender's compliance with any Redirection Notice reasonably believed by Agent or the Lenders to have been delivered in good faith. Loan Pledgee shall be permitted fully to exercise its rights and remedies against the relevant Loan Pledgor, and realize on any and all collateral granted by such Loan Pledgor to Loan Pledgee (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with Applicable Laws and the provisions of this Agreement. In such event, Agent and the Lenders shall recognize Loan Pledgee, and its successors and assigns that are Eligible Transferees, as the successor to the applicable Loan Pledgor's rights, remedies and obligations under this Agreement and the Loan Documents. The rights of Loan Pledgee under this paragraph shall remain effective unless and until such Loan Pledgee shall have notified Agent in writing that its interest in the Obligations, the Commitment, and the other rights and interests of the relevant Loan Pledgor has terminated.

         14.2 SUCCESSORS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto including, with respect to each Borrower, the estate of such Borrower, any trustee or successor-in-interest in an Insolvency Proceeding; provided, however, that Borrowers may not assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to
Section 14.1 hereof, no consent or approval by any Borrower is required in connection with any such assignment.

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15.      AMENDMENTS; WAIVERS.

         15.1 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Administrative Borrower (on behalf of all Borrowers) and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Administrative Borrower (on behalf of all Borrowers) and acknowledged by Agent, do any of the following:

                  (a)      increase or extend any Commitment of any Lender,

                  (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

                  (c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

                  (d) change the percentage of the Commitments that is required to take any action hereunder, (e) amend, modify or waive this Section or any provision of the Agreement providing for consent or other action by all Lenders,

                  (f)      release Collateral other than as permitted by Section
16.12,

                  (g) change the definition of "Required Lenders" or "Pro Rata Share",

                  (h)      contractually subordinate any of the Agent's Liens,

                  (i) release any Borrower or any material Guarantor from any obligation for the payment of money,

                  (j) change the definitions of Availability, Bank Product Reserves, Borrowing Base, Fair Market Valuation, Maximum Revolver Amount, or Term Loan Amount or amend, modify or waive any of the provisions of Section 2.1(a), Section 2.1(b), Section 2.2, Section 2.3(e), Section 2.3(i), Section 2.4(b) or Section 2.5, or

                  (k)      amend, modify or waive any of the provisions of
Section 16.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, affect the rights or duties of Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent,

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termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrowers, shall not require consent by or the agreement of Borrowers. Furthermore, for the avoidance of doubt, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of any Bank Product Agreement may be effected by the parties thereto without the consent of the Lender Group.

         15.2 REPLACEMENT OF HOLDOUT LENDER. If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender ("Holdout Lender") fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a "Replacement Lender"), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

                  Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance Agreement, subject only to the Holdout Lender's being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance Agreement prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance Agreement. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender's Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

         15.3 NO WAIVERS; CUMULATIVE REMEDIES. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

         15.4 WP CAREY TRANSACTION. Each Loan Party, each Lender and Agent hereby stipulate and agree that in the event the Required Lenders approve the terms and conditions of any transaction constituting the WP Carey Transaction, any special purpose entity formed by a Loan Party after the Closing Date solely for the purpose of consummating such WP Carey

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Transaction, as approved, shall not be subject to the representations, warranties and covenants in this Agreement and the other Loan Documents.

16.      AGENT; THE LENDER GROUP.

         16.1 APPOINTMENT AND AUTHORIZATION OF AGENT. Each Lender hereby designates and appoints Foothill as its representative under this Agreement and the other Loan Documents (other than the Bank Product Agreements) and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents (other than the Bank Product Agreements) on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document (other than the Bank Product Agreements) and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 16. The provisions of this Section 16 are solely for the benefit of Agent, and the Lenders, and Borrowers shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word "Agent" is for convenience only, that Foothill is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management accounts as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrowers, the Obligations, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

         16.2 DELEGATION OF DUTIES. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be

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entitled to advice of counsel concerning all matters pertaining to such duties.
Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

         16.3     LIABILITY OF AGENT. None of the Agent-Related Persons shall
(i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Borrower or any Subsidiary or Affiliate of any Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Borrowers or the books or records or properties of any of Borrowers' Subsidiaries or Affiliates.

         16.4 RELIANCE BY AGENT. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

         16.5 NOTICE OF DEFAULT OR EVENT OF DEFAULT. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders, except with respect to Defaults and Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to
Section 16.4,

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Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

         16.6 CREDIT DECISION. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrowers and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

         16.7 COSTS AND EXPENSES; INDEMNIFICATION. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys' fees and expenses, fees and expenses of financial accountants, advisors, consultants and appraisers, costs of collection by outside collection agencies and auctioneer fees and expenses and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from Collections received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from Collections received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender's Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities

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resulting solely from such Person's gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's Pro Rata Share of any costs or out-of-pocket expenses (including attorneys fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

         16.8 AGENT IN INDIVIDUAL CAPACITY. The Lenders hereby acknowledge and agree that Foothill and its Affiliates may make loans to (including, without limitation, pursuant to the Term Loan B Note Documents), issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though Foothill were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Foothill or its Affiliates may receive information regarding Borrowers or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms "Lender" and "Lenders" include Foothill in its individual capacity.

         16.9 SUCCESSOR AGENT. Agent may resign as Agent upon 45 days' notice to the Lenders (and at least 15 days notice to Administrative Borrower). If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of Applicable Laws, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

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         16.10    LENDER IN INDIVIDUAL CAPACITY. Any Lender and its respective
Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender not shall be under any obligation to provide such information to them. With respect to the Swing Loans and Agent Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of the Agent.

         16.11    WITHHOLDING TAXES.

                  (a) If any Lender is a "foreign person" within the meaning of the IRC and such Lender claims exemption from, or a reduction of, United States withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Borrower:

                           (i) if such Lender claims an exemption from withholding tax pursuant to its portfolio interest exception,
                  (1) a statement of the Lender, signed under penalty of perjury, that it is not a (A) a "bank" as described in Section 881(c)(3)(A) of the IRC, (B) a 10% shareholder of a Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or
                  (C) a controlled foreign corporation related to a Borrower within the meaning of 864(d)(4) of the IRC, and (2) a properly completed and executed IRS Form W-8BEN, before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower;

                           (ii) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower;

                           (iii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the first payment of any interest is due under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower; and

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                           (iv)     such other form or forms as may be required
                  under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees promptly to notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

                  (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender. To the extent of such percentage amount, Agent will treat such Lender's IRS Form W-8BEN as no longer valid.

                  (c) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

                  (d) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

                  (e) All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense, except as required by Applicable Laws other than for Taxes (as defined below). All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of a Lender, or (ii) to the extent that such tax results from a change in the circumstances of the Lender, including a change in the residence, place of organization, or principal place of business of the Lender, or a change in the branch or lending office of the Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as

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"Taxes"). If any Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any note, including any amount paid pursuant to this Section 16.11(e) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts payable to Agent or any Lender (i) that is not organized under the laws of the United States, if such Person fails to comply with the other requirements of this Section 16.11, or (ii) if the increase in such amount payable results from Agent's or such Lender's own willful misconduct or gross negligence. Borrowers will furnish to Agent as promptly as possible after the date the payment of any Taxes is due pursuant to Applicable Laws certified copies of tax receipts evidencing such payment by Borrowers.

         16.12    COLLATERAL MATTERS.

                  (a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry),
(iii) constituting property in which no Borrower and its Subsidiaries owned any interest at the time the Agent's Lien was granted or at any time thereafter, or
(iv) constituting property leased to a Borrower and its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of
(y) if the release is of all or any substantial portion of the Collateral (which shall be deemed to include sales or other dispositions of Collateral with a Fair Market Valuation in excess of $35,000,000 over the Fair Market Valuation of the Collateral that may be sold or otherwise disposed of under Section 7.4 hereof), all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

                  (b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrowers or Guarantors or is cared for, protected, or insured or has been encumbered, or that the Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the

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Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

                  (c) Notwithstanding any provision in the Loan Documents to the contrary, the Lenders hereby irrevocably authorize Agent, and Agent hereby agrees that it shall, upon the written request of Administrative Borrower, execute, have acknowledged as appropriate, and deliver to Administrative Borrower such release documents as are reasonably necessary or appropriate under the circumstances to effect the release of any Collateral to the extent the sale of such Collateral is permitted under this Agreement. Agent shall deliver any such release documents to Administrative Borrower (or, if applicable, any closing attorney) to hold in escrow pending the closing of the related transaction. In the event the closing of such transaction does not occur, Administrative Borrower shall promptly return to Agent the release documents executed and delivered by Agent.

         16.13    RESTRICTIONS ON ACTIONS BY LENDERS; SHARING OF PAYMENTS.

                  (a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrowers or any Deposit Accounts of Borrowers now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

                  (b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's Pro Rata Share of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

         16.14 AGENCY FOR PERFECTION. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent's

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Liens in assets which, in accordance with Article 9 of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent's instructions.

         16.15 PAYMENTS BY AGENT TO THE LENDERS. All payments to be made by Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

         16.16 CONCERNING THE COLLATERAL AND RELATED LOAN DOCUMENTS. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the benefit of the Lender Group and the Bank Product Providers. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

         16.17 FIELD AUDITS AND EXAMINATION REPORTS; CONFIDENTIALITY; DISCLAIMERS BY LENDERS; OTHER REPORTS AND INFORMATION. By becoming a party to this Agreement, each Lender:

                  (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a "Report" and collectively, "Reports") prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

                  (b)      expressly agrees and acknowledges that Agent does not
(i) make any representation or warranty as to the accuracy of any Report, and
(ii) shall not be liable for any information contained in any Report,

                  (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon Loan Parties' Books, as well as on representations of Borrowers' personnel,

                  (d) agrees to keep all Reports and other material, non-public information regarding Borrowers and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.10, and

                  (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent, and any

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such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys' fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request in writing that Agent provide to such Lender a copy of any report or document provided by Borrowers to Agent that has not been contemporaneously provided by Borrowers to such Lender, and, upon receipt of such request, Agent shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrowers, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Administrative Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

         16.18 SEVERAL OBLIGATIONS; NO LIABILITY. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) or any Lender to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts or any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

         16.19    [INTENTIONALLY OMITTED.]

         16.20 ADDITIONAL AGENTS. None of the Lenders or other entities identified on the facing page of or elsewhere in this Agreement as a "Lead Arranger", "Syndication Agent" or "Co-Documentation Agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other entities so identified in deciding to enter into this Agreement or any other Loan Document or in taking or not taking action hereunder or thereunder.

         16.21 QUEBEC SECURITY. For greater certainty, and without limiting the powers of Agent or any other Person acting as an agent for the Lender Group hereunder or under any of the Loan Documents, each Borrower hereby acknowledges that, for purposes of holding any Liens, including hypothecs, granted or to be granted by any Borrower or any Guarantor on movable or immovable property pursuant to the laws of the Province of Quebec to secure obligations of any Borrower or any Guarantor under any bond issued by any Borrower or any Guarantor, Agent shall be the holder of an irrevocable power of attorney (fonde de pouvoir within the meaning of Article 2692 of the Civil Code of Quebec) (the "Fonde de pouvoir") for and on behalf of (i) all present and future Lenders (including the Issuing Lender), (ii) the Issuing Lender and the Underlying Issuer that may from time to time, and respectively, issue L/C and L/C Undertaking for the account of Borrowers, and (iii) any Bank Product Provider that may from time to time extend Bank Products to Administrative Borrower or its Subsidiaries. Each Lender (including the Issuing Lender), for itself and on behalf of any Underlying Issuer that issues or may issue L/C Undertaking for the account of Borrowers and any Bank Product Provider that extends or may extend Bank Products to Administrative Borrower or its Subsidiaries, hereby (i) irrevocably constitutes, to the extent necessary, Agent as the Fonde de pouvoir in order to hold Liens, including hypothecs, granted or to be granted by any Borrower or any Guarantor on movable and immovable property pursuant to the laws of the Province of Quebec to secure obligations of any Borrower or any Guarantor under any bond issued by any Borrower or any Guarantor; and (ii) appoints and agrees that Agent, acting as administrative agent for the Lenders (including the Issuing Lender) may act as the bondholder and mandatary with respect to any bond that may be issued and pledged from time to time for the benefit of the Lenders (including the Issuing Lender), any Underlying Issuer and any Bank Product Provider.

         The said constitution of the Fonde de pouvoir as the holder of such irrevocable power of attorney and of Agent as bondholder and mandatory with respect to any bond that may be issued and pledged from time to time for the benefit of the Lenders (including the Issuing Lender), the Underlying Issuer and the Bank Product Provider shall be deemed to have been ratified and confirmed as follows:

                           (i) by any Assignee by the execution of an Assignment and Acceptance;

                           (ii) by any Issuing Lender, Underlying Issuer or Bank Product Provider by the issuance or execution, as the case may be, of L/C, L/C Undertaking or Bank Product; and

                           (iii) by any assignee of the Issuing Lender, the Underlying Issuer or of the Bank Product Provider by the execution of an assignment agreement.

         Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), Agent may purchase, acquire and be the holder of any bond issued by any Borrower or any Guarantor (i.e. the Fonde de pouvoir may acquire and hold the first bond issued under any deed of hypothec granted by any Borrower or any Guarantor). Each Borrower hereby acknowledges that any such bond shall constitute a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.

         Agent herein appointed as Fonde de pouvoir shall have the same rights, powers and immunities as the Agent as stipulated in this Section 16, which shall apply mutatis mutandis. Without limitation, the provisions of Section 16.9 shall apply mutatis mutandis to the resignation and appointment of a successor to Agent acting as Fonde de pouvoir.

17.      GENERAL PROVISIONS.

         17.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrowers, Agent, and each Lender whose signature is provided for on the signature pages hereof.

         17.2 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

         17.3 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender Group or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

         17.4 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision. Furthermore, the provisions of any Loan Document shall be severable from the provisions of every other Loan Document for the purpose of determining the legal enforceability of any specific provision.

         17.5 AMENDMENTS IN WRITING. This Agreement only can be amended by a writing in accordance with Section 15.1.

         17.6 COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or via email transmission of an Adobe portable document format file (also known as a "PDF File") shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or via email transmission of an Adobe portable document format file (also known as a "PDF File") also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

         17.7 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by any Borrower or any Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or Guarantors automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

         17.8 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

         17.9 PARENT AS AGENT FOR BORROWERS. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers ("Administrative Borrower") which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes Administrative Borrower (i) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of
(a) the handling of the Loan Account and Collateral as herein provided, (b) the Lender Group's relying on any instructions of Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.9 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

         17.10 CONFIDENTIALITY. Agent and the Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrowers and their Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (b) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.10, (c) as may be required by statute, decision, or the Court or other judicial or administrative order, rule, or regulation, or to the extent requested by any regulatory authority purporting to have jurisdiction over any Lender (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (d) as may be agreed to in advance by Administrative Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender's interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 17.10 shall survive for 2 years after the payment in full of the Obligations. Anything contained herein or in any other Loan Document to the contrary notwithstanding, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated hereby, shall not apply to the federal tax structure or federal tax treatment of such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of such transactions (including all written materials related to such tax structure and tax treatment). The preceding sentence is intended to cause the transactions contemplated hereby to not be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the IRC and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of the transactions contemplated hereby or any tax matter or tax idea related thereto.

                           [Signature pages to follow]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:                   AMERCO, a Nevada corporation

                             By: /s/ Gary V. Klinefelter
                                 ___________________________________
                             Title: Secretary
                                    ________________________________

                             AMERCO REAL ESTATE COMPANY,
                             a Nevada corporation

                             By: /s/ Carlos Vizcarra
                                 ___________________________________
                             Title: President
                                    ________________________________

                             AMERCO REAL ESTATE COMPANY
                             OF ALABAMA, INC., an Alabama
                             corporation

                             By: /s/ Carlos Vizcarra
                                 ___________________________________
                             Title: President
                                    ________________________________

                             AMERCO REAL ESTATE COMPANY
                             OF TEXAS, INC., a Texas
                             corporation

                             By: /s/ Carlos Vizcarra
                                 ___________________________________
                             Title: President
                                    ________________________________

                             FIVE PAC COMPANY, a Nevada corporation

                             By: /s/ Carlos Vizcarra
                                 ___________________________________
                             Title: President
                                    ________________________________

                             FOURTEEN PAC COMPANY, a Nevada corporation

                             By: /s/ Carlos Vizcarra
                                 ___________________________________
                             Title: President
                                    ________________________________

LOAN AND SECURITY AGREEMENT

                             ONE PAC COMPANY, a Nevada corporation

                             By: /s/ Carlos Vizcarra
                                 ___________________________________
                             Title: President
                                    ________________________________

LOAN AND SECURITY AGREEMENT

                             SEVEN PAC COMPANY, a Nevada corporation

                             By: /s/ Carlos Vizcarra
                                 ___________________________________

                            Title: President
                                   ________________________________

                             SIXTEEN PAC COMPANY, a Nevada corporation

                             By: /s/ Carlos Vizcarra
                                 ___________________________________

                             Title: President
                                    ________________________________

                             TEN PAC COMPANY, a Nevada corporation

                             By: /s/ Carlos Vizcarra
                                 ___________________________________

                            Title: President
                                   ________________________________

                             U-HAUL CO. OF ALASKA, an Alaska corporation

                             By: /s/ Gary V. Klinefelter
                                 ___________________________________

                             Title: Secretary
                                    ________________________________

                             U-HAUL CO. OF ARIZONA, an Arizona corporation

                             By: /s/ Gary V. Klinefelter
                                 ___________________________________

                             Title: Secretary
                                    ________________________________

                             U-HAUL CO. OF FLORIDA, a Florida corporation

                             By: /s/ Gary V. Klinefelter
                                 ___________________________________

                             Title: Secretary
                                    ________________________________

LOAN AND SECURITY AGREEMENT

                             U-HAUL CO. OF HAWAII, INC., a Hawaii corporation

                             By: /s/ Gary V. Klinefelter
                                 ___________________________________
                             Title: Secretary
                                    ________________________________

LOAN AND SECURITY AGREEMENT

                             U-HAUL INTERNATIONAL, INC., a Nevada corporation

                             By: /s/ Gary V. Klinefelter
                                 ___________________________________

                             Title: Secretary
                                    ________________________________

                             YONKERS PROPERTY CORPORATION,
                             a New York corporation
                             By: /s/ Gary V. Klinefelter
                                 ___________________________________

                             Title: Secretary
                                    ________________________________

AGENT AND LENDERS:           WELLS FARGO FOOTHILL, INC.,
                             a California corporation, as Agent and as Lender

                             By: /s/ [Illegible]
                                 ___________________________________

                             Title: ________________________________

LOAN AND SECURITY AGREEMENT

                                TABLE OF CONTENTS

                                                                                                            PAGE
1.       DEFINITIONS AND CONSTRUCTION.................................................................         2

         1.1      Definitions.........................................................................         2

         1.2      Accounting Terms; GAAP..............................................................        38

         1.3      Code................................................................................        39

         1.4      Construction........................................................................        39

         1.5      Schedules and Exhibits..............................................................        39

2.       LOAN AND TERMS OF PAYMENT....................................................................        39

         2.1      Revolver Advances...................................................................        39

         2.2      Term Loan...........................................................................        40

         2.3      Borrowing Procedures and Settlements................................................        40

         2.4      Payments............................................................................        47

         2.5      Overadvances........................................................................        50

         2.6      Interest Rates and Letter of Credit Fee:  Rates, Payments, and Calculations.........        50

         2.7      Cash Management.....................................................................        52

         2.8      Crediting Payments..................................................................        53

         2.9      Designated Account..................................................................        53

         2.10     Maintenance of Loan Account; Statements of Obligations..............................        54

         2.11     Fees................................................................................        54

         2.12     Letters of Credit...................................................................        54

         2.13     LIBOR Option........................................................................        58

         2.14     Capital Requirements................................................................        60

         2.15     Joint and Several Liability of Borrowers............................................        61

         2.16     Registered Notes....................................................................        63

3.       CONDITIONS; TERM OF AGREEMENT................................................................        63

         3.1      Conditions Precedent to the Initial Extension of Credit.............................        63

         3.2      Conditions Subsequent to the Initial Extension of Credit............................        68

         3.3      Conditions Precedent to all Extensions of Credit....................................        68

         3.4      Term................................................................................        69

         3.5      Effect of Termination...............................................................        69
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         3.6      Early Termination by Borrowers......................................................       69

4.       CREATION OF SECURITY INTEREST................................................................       70

         4.1      Grant of Security Interest..........................................................       70

         4.2      Negotiable Collateral and Chattel Paper.............................................       70

         4.3      Collection of Accounts, General Intangibles, and Negotiable Collateral..............       71

         4.4      Delivery of Additional Documentation Required.......................................       71

         4.5      Power of Attorney...................................................................       72

         4.6      Right to Inspect....................................................................       72

         4.7      Control Agreements..................................................................       73

         4.8      Commercial Tort Claims..............................................................       73

         4.9      Grants, Rights and Remedies.........................................................       73

         4.10     Survival............................................................................       74

5.       REPRESENTATIONS AND WARRANTIES...............................................................       74

         5.1      No Encumbrances.....................................................................       74

         5.2      Ownership of Certain Assets.........................................................       74

         5.3      [Intentionally Omitted.]............................................................       74

         5.4      Equipment...........................................................................       74

         5.5      Location of Equipment...............................................................       74

         5.6      Equipment Records...................................................................       74

         5.7      Location of Chief Executive Office; FEIN; Organizational ID Number..................       74

         5.8      Due Organization and Qualification; Subsidiaries; Affiliates........................       75

         5.9      Due Authorization; No Conflict......................................................       76

         5.10     Litigation..........................................................................       77

         5.11     Financial Statements; No Material Adverse Change....................................       77

         5.12     Fraudulent Transfer.................................................................       78

         5.13     Employee Benefits...................................................................       78

         5.14     Environmental Condition.............................................................       78

         5.15     Brokerage Fees......................................................................       78

         5.16     Intellectual Property...............................................................       79

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
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
         5.17     Leases..............................................................................       79

         5.18     DDAs................................................................................       79

         5.19     Complete Disclosure.................................................................       79

         5.20     Indebtedness, Etc...................................................................       79

         5.21     Confirmation Order..................................................................       80

         5.22     Reservation Management System.......................................................       80

         5.23     Taxes and Remittances...............................................................       80

         5.24     Investigations......................................................................       80

         5.25     Vehicles............................................................................       80

         5.26     Anti-Terrorism Laws.................................................................       81

6.       AFFIRMATIVE COVENANTS........................................................................       82

         6.1      Accounting System...................................................................       82

         6.2      Collateral Reporting................................................................       82

         6.3      Financial Statements, Reports, Certificates.........................................       82

         6.4      Guarantor Reports...................................................................       85

         6.5      [Intentionally Omitted.]............................................................       85

         6.6      Maintenance of Properties...........................................................       85

         6.7      Taxes...............................................................................       86

         6.8      Insurance...........................................................................       86

         6.9      Location of Equipment...............................................................       87

         6.10     Compliance with Laws................................................................       87

         6.11     Leases..............................................................................       87

         6.12     Brokerage Commissions...............................................................       87

         6.13     Existence...........................................................................       88

         6.14     Environmental.......................................................................       88

         6.15     Disclosure Updates..................................................................       88

         6.16     Material Contracts; Affiliate Contracts.............................................       88

         6.17     Employee Benefits...................................................................       88

         6.18     Real Estate.........................................................................       89

         6.19     Reorganization Plan.................................................................       90

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
         6.20     Vehicles............................................................................        90

7.       NEGATIVE COVENANTS...........................................................................        90

         7.1      Indebtedness, Etc...................................................................        90

         7.2      Liens...............................................................................        92

         7.3      Restrictions on Fundamental Changes.................................................        92

         7.4      Disposal of Assets..................................................................        92

         7.5      Change Name.........................................................................        93

         7.6      Guarantee...........................................................................        93

         7.7      Nature of Business..................................................................        93

         7.8      Prepayments and Amendments..........................................................        93

         7.9      Change of Control...................................................................        94

         7.10     Ownership of Certain Assets.........................................................        95

         7.11     Distributions.......................................................................        95

         7.12     Accounting Methods..................................................................        95

         7.13     Formation of Subsidiaries; Investments..............................................        95

         7.14     Transactions with Affiliates........................................................        96

         7.15     Suspension..........................................................................        97

         7.16     [Intentionally Omitted.]............................................................        97

         7.17     Use of Proceeds.....................................................................        97

         7.18     Change in Location of Chief Executive Office; Equipment with Bailees................        97

         7.19     Securities Accounts.................................................................        97

         7.20     Financial Covenants.................................................................        97

         7.21     No Prohibited Transactions Under ERISA..............................................        99

         7.22     Sales and Leasebacks................................................................       100

         7.23     Anti-Terrorism Laws.................................................................       100

         7.24     Speculative Transactions............................................................       100

8.       EVENTS OF DEFAULT............................................................................       100

9.       THE LENDER GROUP'S RIGHTS AND REMEDIES.......................................................       103

         9.1      Rights and Remedies.................................................................       103

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         9.2      Remedies Cumulative.................................................................       105

10.      TAXES AND EXPENSES...........................................................................       105

11.      WAIVERS; INDEMNIFICATION.....................................................................       106

         11.1     Demand; Protest; etc................................................................       106

         11.2     The Lender Group's Liability for Collateral.........................................       106

         11.3     Indemnification.....................................................................       106

12.      NOTICES......................................................................................       107

13.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER...................................................       109

14.      ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS...................................................       109

         14.1     Assignments and Participations......................................................       109

         14.2     Successors..........................................................................       113

15.      AMENDMENTS; WAIVERS..........................................................................       114

         15.1     Amendments and Waivers..............................................................       114

         15.2     Replacement of Holdout Lender.......................................................       115

         15.3     No Waivers; Cumulative Remedies.....................................................       115

         15.4     WP Carey Transaction................................................................       115

16.      AGENT; THE LENDER GROUP......................................................................       116

         16.1     Appointment and Authorization of Agent..............................................       116

         16.2     Delegation of Duties................................................................       116

         16.3     Liability of Agent..................................................................       117

         16.4     Reliance by Agent...................................................................       117

         16.5     Notice of Default or Event of Default...............................................       117

         16.6     Credit Decision.....................................................................       118

         16.7     Costs and Expenses; Indemnification.................................................       118

         16.8     Agent in Individual Capacity........................................................       119

         16.9     Successor Agent.....................................................................       119

         16.10    Lender in Individual Capacity.......................................................       120

         16.11    Withholding Taxes...................................................................       120

         16.12    Collateral Matters..................................................................       122

         16.13    Restrictions on Actions by Lenders; Sharing of Payments.............................       123

                                      -v-

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
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
         16.14    Agency for Perfection...............................................................       123

         16.15    Payments by Agent to the Lenders....................................................       124

         16.16    Concerning the Collateral and Related Loan Documents................................       124

         16.17    Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other
                  Reports and Information.............................................................       124

         16.18    Several Obligations; No Liability...................................................       125

         16.19    [Intentionally Omitted.]............................................................       125

         16.20    Additional Agents...................................................................       125

         16.21    Quebec Security.....................................................................       126

17.      GENERAL PROVISIONS...........................................................................       127

         17.1     Effectiveness.......................................................................       127

         17.2     Section Headings....................................................................       127

         17.3     Interpretation......................................................................       127

         17.4     Severability of Provisions..........................................................       127

         17.5     Amendments in Writing...............................................................       127

         17.6     Counterparts; Telefacsimile Execution...............................................       127

         17.7     Revival and Reinstatement of Obligations............................................       127

         17.8     Integration.........................................................................       128

         17.9     Parent as Agent for Borrowers.......................................................       128

         17.10    Confidentiality.....................................................................       128

                             EXHIBITS AND SCHEDULES

Exhibit A-1            Form of Assignment and Acceptance Agreement
Exhibit B-1            Form of Borrowing Base Certificate
Exhibit C-1            Form of Compliance Certificate
Exhibit L-1            Form of LIBOR Notice

Schedule A-1           Affiliate Contracts
Schedule A-2           Agent's Account
Schedule C-1           Commercial Tort Claims
Schedule C-2           Commitments
Schedule D-1           Designated Account
Schedule E-1           Excluded Assets
Schedule G-1           Guarantors
Schedule M-1           Material Contracts
Schedule P-1           Permitted Liens
Schedule R-1           Real Property Collateral
Schedule W-1           WP Carey Transaction
Schedule 2.7(a)        Cash Management Banks
Schedule 2.7(e)        Cash Collateral Accounts
Schedule 3.1(d)        Collateral Access Agreements
Schedule 3.1(t)        Contracts with SAC Holding, SSI, PMSR or PM Preferred
Schedule 3.1(w)        Book Value of Trucks
Schedule 3.2(d)        Zoning Letters
Schedule 3.2(e)        Subordinated, Non-Disturbance and Attornment Agreements
Schedule 5.7           Chief Executive Office; FEIN; Organizational ID Number
Schedule 5.8(b)        Capitalization of Borrowers
Schedule 5.8(c)        Capitalization of Borrowers' and Guarantors' Subsidiaries
Schedule 5.8(d)        Subscriptions; Options; Warrants
Schedule 5.8(e)        Affiliates
Schedule 5.10          Litigation
Schedule 5.13          Employee Benefits
Schedule 5.14          Environmental Matters
Schedule 5.16          Intellectual Property
Schedule 5.18          Demand Deposit Accounts
Schedule 5.20(a)       Indebtedness as of the Closing Date
Schedule 5.20(b)       TRAC Lease Transactions as of the Closing Date
Schedule 5.20(c)       Maximum Debt; Refinancing Indebtedness
Schedule 7.8(a)        Scheduled Payments under Synthetic Leases

                                  SCHEDULE A-2

                                 AGENT'S ACCOUNT

                  An account at a bank designated by Agent from time to time as the account into which Borrowers shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Administrative Borrower and the Lender Group to the contrary, Agent's Account shall be that certain deposit account bearing account number 323-266193 and maintained by Agent with JPMorgan Chase Bank, 4 New York Plaza, 15th Floor, New York, New York 10004, ABA #021000021.

                                  SCHEDULE C-2

                                   COMMITMENTS

            LENDER           REVOLVER COMMITMENT          TERM LOAN COMMITMENT            TOTAL COMMITMENT
            ------           -------------------          --------------------            ----------------
Wells Fargo Foothill, Inc.      $200,000,000                 $350,000,000                   $550,000,000

All Lenders                     $200,000,000                 $350,000,000                   $550,000,000

                                  SCHEDULE D-1

                               DESIGNATED ACCOUNT

                  Account number 42-4903 of Administrative Borrower maintained with Administrative Borrower's Designated Account Bank, or such other deposit account of Administrative Borrower (located within the United States) that has been designed as such, in writing, by Administrative Borrower to Agent.

                  "Designated Account Bank" means Bank One Arizona whose office is located at 201 North Central Avenue, Phoenix, Arizona 85004 and whose ABA number is 122100024.

                                    GUARANTY

         This GUARANTY (this "Guaranty") is entered into as of March 1, 2004, by each of the parties listed on the signature page hereof as a guarantor, together with those additional entities that hereafter become parties hereto by executing the form of Supplement attached hereto as Annex 1 (each, a "Guarantor", and collectively, the "Guarantors"), in favor of Wells Fargo Foothill Inc., a California corporation, as administrative agent and collateral agent for the Lenders (as defined in the hereinafter defined Loan Agreement) ("Agent").

                              W I T N E S S E T H:

         WHEREAS, AMERCO, a Nevada corporation, and each of its Subsidiaries (as defined in the hereinafter defined Loan Agreement) that are signatories thereto, as borrowers (collectively, the "Borrowers"), Agent, and the Lenders are parties to that certain Loan and Security Agreement dated as of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement), pursuant to which the Lender Group has agreed to make Advances, issue Letters of Credit and make other extensions of credit to the Borrowers from time to time pursuant to the terms and conditions thereof and the other Loan Documents; and

         WHEREAS, the Guarantors are direct or indirect Subsidiaries of a Borrower, and each Guarantor has determined that it will realize substantial direct and indirect benefits as a result of the loans and other financial accommodations extended to the Borrowers pursuant to the Loan Agreement, and such Guarantor's execution, delivery and performance of this Guaranty are within such Guarantor's corporate or other purposes and are in the best interests of such Guarantor; and

                  WHEREAS, it is a condition precedent to the execution and delivery of the Loan Agreement by the Lender Group and the extension of the loans and other financial accommodations to the Borrowers thereunder that each Guarantor execute and deliver this Guaranty to Agent; and

         WHEREAS, the obligations of each Guarantor hereunder are secured by security interests granted to Agent, for the benefit of the Lender Group and the Bank Product Providers, pursuant to that certain Guarantor Security Agreement dated as of even date herewith, among the Guarantors (as defined in the Loan Agreement) and Agent (the "Guarantor Security Agreement"), and any other Loan Documents to which such Guarantor is a party;

         NOW, THEREFORE, for and in consideration of the recitals made above, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, each Guarantor hereby agrees as follows:

                  1. Guaranty. Each Guarantor hereby guarantees to Agent, for the benefit of the Lender Group and the Bank Product Providers, the full and prompt payment and performance of (a) the Obligations and the other covenants, agreements and liabilities of the Borrowers under the Loan Agreement and the other Loan Documents and (b) all of the obligations of each Guarantor and the other Guarantors (as defined in the Loan Agreement) to Agent under (i) this Guaranty, (ii) that certain Guarantee as of even date herewith, given by U-Haul Co. (Canada) Ltd. U-Haul Co. (Canada) Ltee and U-Haul Inspections, Ltd. to Agent, and (iii) all other Loan Documents and any extensions, renewals or amendments to any of the foregoing, however created, acquired, arising or evidenced, whether arising during or after the initial or any renewal term of the Loan Agreement or after the commencement of any Insolvency Proceeding (including, without limitation, those applicable to Guarantors located in a foreign jurisdiction) with respect to any Borrower (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such Insolvency Proceeding, and whether or not such claim is allowed in such Insolvency Proceeding), whether direct or indirect, absolute or contingent, now or hereafter existing, joint or several, due or to become due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Agent or any other member of the Lender Group, including, without limitation, any interest on any of the foregoing, plus reasonable attorneys' fees and expenses if the obligations represented by this Guaranty are collected by law, through an attorney-at-law, or under advice therefrom (all of the foregoing now existing or hereafter arising obligations being referred to, collectively, as the "Guaranteed Obligations").

                  2. Joint and Several Liability. Regardless of whether any proposed guarantor, surety or any other Person or Persons is or are or shall become in any other way responsible to the Lender Group, the Bank Product Providers, or any of them, for or in respect of the Guaranteed Obligations or any part thereof, and regardless of whether or not any Person now or hereafter responsible to the Lender Group, the Bank Product Providers, or any of them, for the Guaranteed Obligations or any part thereof, whether under this Guaranty or otherwise, shall cease to be so liable, each Guarantor hereby declares and agrees that this Guaranty shall be a joint and several obligation, shall be a continuing guaranty and shall be operative and binding until the later of such time as indefeasible payment in full in cash of the Guaranteed Obligations (including (i) either (A) providing cash collateral to be held by Agent in an amount equal to 105% of the then extant Letter of Credit Usage, or (B) causing the original Letters of Credit to be returned to Issuing Lender, and (ii) providing cash collateral (in an amount determined by the applicable Bank Product Provider as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Products Obligations), termination of the Loan Agreement and termination of the Commitments, in each case to the reasonable satisfaction of the Lender Group.

                  3. Merger. Upon execution of this Guaranty and delivery thereof to Agent, this Guaranty shall be deemed to be finally executed and delivered by the Guarantors and shall not be subject to or affected by any promise or condition affecting or limiting any Guarantor's liability, and no statement, representation, agreement or promise on the part of the Lender Group, the Borrowers and the Guarantors, or any of them, or any officer, employee or agent thereof, unless contained herein, forms any part of this Guaranty or has induced the making thereof or shall be deemed in any way to affect any Guarantor's liability hereunder. Each of the Guarantors absolutely, unconditionally and irrevocably waives any and all right to assert any defense, set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or the obligations of such Guarantor under this Guaranty or the obligations of any other Person or party (including, without limitation, the Borrowers) relating to this Guaranty or the obligations of any of the Guarantors under this Guaranty or otherwise with respect to the Guaranteed Obligations in any action or proceeding brought by Agent hereof to collect the Guaranteed Obligations or any portion thereof or to enforce the obligations of any of the Guarantors under this Guaranty.

                  4. Rights of the Lender Group. Agent may from time to time, without exonerating or releasing any Guarantor in any way under this Guaranty, (i) take such further or other security or collateral for the Guaranteed Obligations or any part thereof as it may deem proper, (ii) release, discharge, abandon or otherwise deal with or fail to deal with any other Guarantor or other guarantor of the Guaranteed Obligations or any collateral, security or securities therefor or any part thereof now or hereafter held by Agent or any other member of the Lender Group, (iii) amend, increase the amount owing under, modify, extend, accelerate or waive in any manner any of the provisions, terms, or conditions of the Loan Documents, pursuant to the provisions of such Loan Documents, or (iv) act or fail to act in any manner referred to in this Guaranty without regard to whether such action or inaction may deprive a Guarantor of its right to subrogation against the Borrowers to recover full indemnity for any payments made pursuant to this Guaranty. Without limiting the generality of the foregoing, or of Section 5 hereof, it is understood that Agent may, without exonerating or releasing any Guarantor, give up, or modify or abstain from perfecting or taking advantage of any security or Collateral in respect of the Guaranteed Obligations and accept or make any compositions or arrangements, and realize upon any security for the Guaranteed Obligations when, and in such manner, and with or without notice, all as such Person or Persons may deem expedient.

                  5. Guaranteed Obligations of Each Guarantor Absolute. Each Guarantor acknowledges and agrees that no change in the nature or terms of the Guaranteed Obligations or any of the Loan Documents or other agreements, instruments or contracts evidencing, related to or attendant upon the Guaranteed Obligations (including any novation) shall discharge all or any part of the liabilities and obligations of such Guarantor pursuant to this Guaranty, it being the purpose and intent of each Guarantor and Agent that the covenants, agreements and all liabilities and obligations of such Guarantor hereunder are absolute, unconditional and irrevocable under any and all circumstances. Without limiting the generality of the foregoing, each Guarantor agrees that until all of the covenants and agreements of this Guaranty are fully performed, and without possibility of recourse, whether by operation of law or otherwise, such Guarantor's undertakings hereunder shall not be released, in whole or in part, by any action or thing that might, but for this paragraph of this Guaranty, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, omission of Agent or any other member of the Lender Group, or its or their failure to proceed promptly or otherwise, or by reason of any action taken or omitted by Agent or any other member of the Lender Group, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, such Guarantor or by reason of any further dealings between the Borrowers, on the one hand, and Agent or the Lender Group or any member thereof, on the other hand, or any other guarantor or surety, and such Guarantor hereby expressly waives and surrenders any defense to its liability hereunder, or any right of counterclaim or offset of any nature or description that it may have or may exist based upon, and shall be deemed to have consented to, any of the foregoing acts, omissions, things, agreements or waivers.

                  6. Setoff. Subject to Section 16.13 of the Loan Agreement, the Lender Group or any of them may, without demand or notice of any kind upon or to any Guarantor, at any time or from time to time when any amount shall be due and payable hereunder by any

Guarantor, upon the occurrence and during the continuation of an Event of Default, setoff, appropriate and apply to any portion of the Guaranteed Obligations hereby guaranteed, and in such order of application as set forth in the Loan Agreement, any deposits, property, balances, credit accounts or moneys of any Guarantor in the possession of Agent or any other member of the Lender Group under their respective control for any purpose. If and to the extent that any Guarantor makes any payment to Agent or any other Person pursuant to or in respect of this Guaranty, any claim that such Guarantor may have against any Borrower by reason thereof shall be subject and subordinate to the prior payment in full in cash of the Guaranteed Obligations to the reasonable satisfaction of the Lender Group.

                  7. Maximum Guaranteed Amount. The creation or existence from time to time of Guaranteed Obligations in excess of the amount committed to or outstanding on the date of this Guaranty is hereby authorized, without notice to any Guarantor, and shall in no way impair or affect this Guaranty or the rights of Agent or any other member of the Lender Group herein. It is the intention of each Guarantor and Agent that each Guarantor's obligations hereunder shall be, but not in excess of, the Maximum Guaranteed Amount (as herein defined). The "Maximum Guaranteed Amount", with respect to any Guarantor, shall mean the maximum amount that could be paid out by such Guarantor without rendering this Guaranty void or voidable as would otherwise be held or determined by a court of competent jurisdiction in any Insolvency Proceeding involving any state or any federal bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to the insolvency of debtors.

                  8. Insolvency. Upon the bankruptcy or winding up or other distribution of assets of any Borrower or any Subsidiary of a Borrower or of any surety or guarantor (other than a Guarantor) for any Obligations of the Borrowers to the Lender Group, the rights of any member of the Lender Group against any Guarantor shall not be affected or impaired by the omission of any member of the Lender Group to prove its claim, or to prove the full claim, as appropriate, and Agent may prove such claims as it sees fit and may refrain from proving any claim and in its discretion may value as it sees fit or refrain from valuing any security held by it without in any way releasing, reducing or otherwise affecting the liability to any member of the Lender Group of each of the Guarantors.

                  9. Application of Payments. Any amount received by Agent from whatsoever source and applied toward the payment of the Guaranteed Obligations shall be applied in such order of application as set forth in the Loan Agreement.

                  10.      Waiver of Presentment and Demand.

                  (a) To the extent permitted by applicable law, each Guarantor hereby absolutely, unconditionally and irrevocably expressly waives the following: (i) notice of acceptance of this Guaranty; (ii) notice of the existence or creation of all or any of the Guaranteed Obligations; (iii) notice of the amount of the Guaranteed Obligations, subject, however, to such Guarantor's right to make inquiry of Agent to ascertain the amount of the Guaranteed Obligations at any reasonable time; (iv) notice of any Event of Default under the Loan Agreement or the other Loan Documents; (v) presentment, demand, notice of dishonor, protest, and all other notices whatsoever; (vi) all diligence in collection or protection of or realization upon the Guaranteed Obligations or any part thereof, any obligation hereunder, or any security for any of the foregoing; (vii) until indefeasible payment in full in cash of the Guaranteed Obligations (including (A) either (1) providing cash collateral to be held by Agent in an amount equal to 105% of the then extant Letter of Credit Usage, or (2) causing the original Letters of Credit to be returned to Issuing Lender, and (B) providing cash collateral (in an amount determined by the applicable Bank Product Provider as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Products Obligations), termination of the Loan Agreement and termination of the Commitments, in each case to the reasonable satisfaction of the Lender Group, and termination of this Guaranty, all rights to enforce any remedy that Agent or any other member of the Lender Group may have against the Borrowers; and (viii) any benefit of, or right to participate in, any collateral or security now or hereinafter held by Agent or any other member of the Lender Group in respect of the Guaranteed Obligations. If a claim is ever made upon Agent or any other member of the Lender Group for the repayment or recovery of any amount or amounts received by such Person in payment of any of the Guaranteed Obligations and such Person repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Person or any of its property, or (ii) any settlement or compromise of any such claim effected by such Person with any such claimant, including any Borrower, then in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any promissory note or other instrument evidencing any of the Guaranteed Obligations, and such Guarantor shall be and remain obligated to such Person hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person.

                  (b) To the fullest extent permitted by applicable law, each Guarantor hereby waives (i) the right by statute or otherwise to require Agent or any other member of the Lender Group to institute suit against any Borrower or any other Person or to exhaust any rights and remedies that Agent or any other member of the Lender Group has or may have against any Borrower or any other Person and (ii) any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been indefeasibly paid in full in cash and the Commitments have been terminated) of any Borrower or any other Person or by reason of the cessation from any cause (other than that the Guaranteed Obligations shall have been indefeasibly paid in full in cash and the Commitments have been terminated) whatsoever of the liability of any Borrower or any other Person in respect thereof.

                  (c) No Guarantor shall be released or discharged, either in whole or in part, by Agent's or any other member of the Lender Group's failure or delay to (i) perfect or continue the perfection of any lien or security interest in any collateral that secures the Guaranteed Obligations or any other obligations of the Borrowers, any Guarantor or any other Person, or
(ii) protect the property covered by such lien or security interest.

                  (d) To the fullest extent permitted by applicable law, each Guarantor hereby waives: (i) any rights to assert against Agent or any other member of the Lender Group any defense (legal or equitable), set-off, counterclaim, or claim that such Guarantor may now or at any time hereafter have against any Borrower or any other Person liable to Agent and any other member of the Lender Group on account of or with respect to the Guaranteed Obligations (other than the defense that the Guaranteed Obligations shall have been indefeasibly paid in full in cash and the Commitments have been terminated); (ii) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future sufficiency, validity, or enforceability of the Guaranteed Obligations (other than the defense that the Guaranteed Obligations shall have been indefeasibly paid in full in cash and the Commitments have been terminated); (iii) any defense arising by reason of any claim or defense based upon an election of remedies by Agent or any other member of the Lender Group; and (iv) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement thereof.

                  (e) To the fullest extent permitted by applicable law, each Guarantor hereby waives, until indefeasible payment in full in cash of the Guaranteed Obligations (including (i) either (A) providing cash collateral to be held by Agent in an amount equal to 105% of the then extant Letter of Credit Usage, or (B) causing the original Letters of Credit to be returned to Issuing Lender, and (ii) providing cash collateral (in an amount determined by the applicable Bank Product Provider as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Products Obligations), termination of the Loan Agreement and termination of the Commitments, in each case to the reasonable satisfaction of the Lender Group, and termination of this Guaranty, any right of subrogation such Guarantor has or may have as against any Borrower or any other Person with respect to the Guaranteed Obligations. In addition, each Guarantor hereby subordinates and postpones, until indefeasible payment in full in cash of the Guaranteed Obligations (including (i) either (A) providing cash collateral to be held by Agent in an amount equal to 105% of the then extant Letter of Credit Usage, or (B) causing the original Letters of Credit to be returned to Issuing Lender, and (ii) providing cash collateral (in an amount determined by the applicable Bank Product Provider as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Products Obligations), termination of the Loan Agreement and termination of the Commitments, in each case to the reasonable satisfaction of the Lender Group, and termination of this Guaranty, any right to proceed against any Borrower or any other Person, now or hereafter arising, for contribution, indemnity, reimbursement, or any other suretyship rights and claims (irrespective of whether direct or indirect, liquidated or contingent) with respect to the Guaranteed Obligations. Each Guarantor also hereby waives any right to proceed or to seek recourse against or with respect to any property or asset of any Borrower or any other Person. Each Guarantor hereby agrees that, in light of the waivers contained in this Section 10, such Guarantor shall not be deemed to be a "creditor" (as that term is defined in Title 11 of the United States Code, as in effect from time to time (the "Bankruptcy Code") or otherwise) of any Borrower or any other Person, whether for purposes of the application of Sections 547 or 550 of the Bankruptcy Code or otherwise.

                  (f) Each Guarantor hereby waives any rights and defenses such Guarantor may have if all or part of the Guaranteed Obligations are secured by real property. These rights and defenses are based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure, the Nevada one action rule NRS 40.430 or any similar laws of New York or any other jurisdiction.

                  (g) WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS GUARANTY, EACH GUARANTOR HEREBY WAIVES, TO THE MAXIMUM EXTENT SUCH WAIVER IS

PERMITTED BY LAW, ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE SECTIONS 2787 THROUGH AND INCLUDING SECTION 2855, CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580c, 580d, AND 726, AND CHAPTER 2 OF TITLE 14 OF THE CALIFORNIA CIVIL CODE OR ANY SIMILAR LAWS OF NEW YORK OR ANY OTHER JURISDICTION.

                  (h) WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS GUARANTY, EACH GUARANTOR WAIVES ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY AGENT, EVEN THOUGH THAT ELECTION OF REMEDIES, SUCH AS A NONJUDICIAL FORECLOSURE WITH RESPECT TO SECURITY FOR A GUARANTEED OBLIGATION, HAS DESTROYED SUCH GUARANTOR'S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST ANY BORROWER BY THE OPERATION OF SECTION 580d OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR ANY SIMILAR LAWS OF NEW YORK OR ANY OTHER JURISDICTION OR OTHERWISE.

                  (i) Without affecting the generality of this Section, each Guarantor hereby also agrees to the following waivers:

                           (i)      such Guarantor agrees that Agent's right to
enforce this Guaranty is absolute and is not contingent upon the genuineness, validity or enforceability of any of the Loan Documents. Such Guarantor waives all benefits and defenses it may have under California Civil Code Section 2810 or any similar laws of New York or any other jurisdiction and agrees that Agent's rights under this Guaranty shall be enforceable even if no Borrower had any liability at the time of execution of the Loan Documents or later ceases to be liable;

                           (ii)     such Guarantor waives all benefits and
defenses it may have under California Civil Code Section 2809 or any similar laws of New York or any other jurisdiction with respect to its obligations under this Guaranty and agrees that Agent's rights under the Loan Documents will remain enforceable even if the amount secured by the Loan Documents is larger in amount and more burdensome than that for which Borrowers are responsible. The enforceability of this Guaranty against such Guarantor shall continue until all sums due under the Loan Documents have been paid in full and shall not be limited or affected in any way by any impairment or any diminution or loss of value of any security or collateral for any Borrower's obligations under the Loan Documents, from whatever cause, the failure of any security interest in any such security or collateral or any disability or other defense of any Borrower, any other guarantor of any Borrower's obligations under the Loan Documents, any pledgor of collateral for any Person's obligations to Lender or any other Person in connection with the Loan Documents; and

                           (iii)    such Guarantor waives all benefits and
defenses it may have under California Civil Code Sections 2845, 2849 and 2850 or any similar laws of New York or any other jurisdiction with respect to its obligations under this Guaranty, including the right to require Agent to (A) proceed against any Borrower, any guarantor of any Borrower's obligations under the Loan Documents, any other pledgor of collateral for any Person's obligations to any member of the Lender Group or any other Person in connection with the Guaranteed Obligations, (B) proceed against or exhaust any other security or collateral Agent or any other member of the Lender Group may hold, or (C) pursue any other right or remedy for such Guarantor's benefit, and agrees that Agent may exercise its rights under this Guaranty without taking any action against any Borrower, any other guarantor of any Borrower's obligations under the Loan Documents, any pledgor of collateral for any Person's obligations to any member of the Lender Group or any other Person in connection with the Guaranteed Obligations, and without proceeding against or exhausting any security or collateral Lender holds.

                  (j) The paragraphs in this Section 10 which refer to certain sections of the California Civil Code are included in this Guaranty solely out of an abundance of caution and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty.

                  11. Continuing Guaranty. This Guaranty is a continuing guaranty of the Guaranteed Obligations and all liabilities to which it applies or may apply under the terms hereof and shall be conclusively presumed to have been created in reliance hereon. No failure or delay by Agent or any other member of the Lender Group in the exercise of any right, power, privilege or remedy shall operate as a waiver thereof, and no single or partial exercise by Agent or any other member of the Lender Group of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy and no course of dealing between any Guarantor, Agent or any other member of the Lender Group shall operate as a waiver thereof. The obligations of each Guarantor hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired by the following, any of which may be taken without the consent of, or notice to, such Guarantor, nor shall any of the following give such Guarantor any recourse or right of action against Agent or any other member of the Lender Group:

                  (a) Any Insolvency Proceeding relating to such Guarantor or any Borrower, any Affiliate of any Borrower or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding, regardless of whether such Guarantor shall have had notice or knowledge of any of the foregoing;

                  (b) Any release or discharge of any Borrower from its liability under any of the Loan Documents or any release or discharge of any endorser or guarantor or of any other Person at any time directly or contingently liable for the Guaranteed Obligations;

                  (c) Any subordination, compromise, release (by operation of law or otherwise), discharge, compound, collection or liquidation of any or all of the Collateral or other property described in any of the Loan Documents or otherwise in any manner, or any substitution with respect thereto; and

                  (d) Any acceptance of partial performance of the Guaranteed Obligations.

         No action by Agent or any other member of the Lender Group permitted hereunder shall in any way impair or affect this Guaranty. For the purpose of this Guaranty, the Guaranteed Obligations shall include, without limitation, all Obligations of the Borrowers to Agent and the other members of the Lender Group and the Bank Product Providers, notwithstanding any right or power of any third party, individually or in the name of the Borrowers, the Lender Group and the Bank Product Providers, or any of them, to assert any claim or defense as to the invalidity or unenforceability of any such Obligation, and no such claim or defense shall impair or affect the obligations of any Guarantor hereunder.

                  12.      Successors and Assigns.

                  (a) This Guaranty shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto, including, without limitation, any receiver or trustee of a Guarantor; provided, however, that no Guarantor may assign this Guaranty or any rights or duties hereunder without Agent's prior written consent, except as otherwise permitted by Section
7.3 of the Loan Agreement, and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Agent shall release any Guarantor from its obligations to the Lender Group and the Bank Product Providers.

                  (b) Agent and the other members of the Lender Group may, to the extent permitted under the Loan Agreement or any other Loan Documents, and pursuant to the notice provisions thereunder, sell, assign or transfer all or any part of the Guaranteed Obligations, and in such event each and every permitted assignee, transferee, or holder of all or any of the Guaranteed Obligations shall have the right to enforce this Guaranty, by suit or otherwise, for the benefit of such permitted assignee, transferee or holder as fully as if such assignee, transferee or holder were herein by name specifically given such rights, powers and benefits. In the event this Guaranty or the rights hereunder are so assigned by Agent, the term "Agent", wherever used herein, shall be deemed to refer to and include any such assignee.

                  13. Collection Costs and Fees; Notices. This is a guaranty of payment and not of collection. In the event Agent makes a demand upon any Guarantor in accordance with the terms of this Guaranty, such Guarantor shall be held and bound to Agent directly as debtor in respect of the payment of the amounts hereby guaranteed. The Guarantors shall be jointly and severally liable for the payment and performance of their obligations hereunder. All costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred by Agent in obtaining performance of or collecting payments due under this Guaranty shall be deemed part of the Guaranteed Obligations guaranteed hereby. Any notice, demand or other communication that Agent may wish to give shall be served upon any Guarantor in the fashion prescribed for notices in the Loan Agreement at the address for such Guarantor given on Exhibit A attached hereto and the notice so sent shall be deemed to be served as set forth in the Loan Agreement. All notices or other communication to Agent shall be served upon Agent at its address set forth in Section 12 of the Loan Agreement and in the fashion prescribed thereunder.

                  14. Direct Benefit to Guarantors. Each Guarantor expressly represents and acknowledges that the loans and any other financial accommodations by the Lender Group to the Borrowers are and will be of direct interest, benefit and advantage to such Guarantor.

                  15. Agent's Right to Inspect. Each Guarantor covenants and agrees that such Guarantor shall permit, as provided and in the manner described in the Loan Agreement with respect to Borrowers, representatives of Agent to visit and inspect properties of such Guarantor, inspect such Guarantor's books and records and discuss with the principal officers of such

Guarantor its businesses, assets, liabilities, financial position, results of operations and business prospects.

                  16.      Representations and Warranties; Covenants.

                  (a) Each Guarantor hereby represents and warrants to Agent and the other members of the Lender Group that this Guaranty has been duly executed and delivered by such Guarantor and constitutes its legal, valid and binding obligation.

                  (b)      Each Guarantor hereby represents and warrants that
(a) such Guarantor and each Subsidiary of such Guarantor is Solvent and (b) no transfer of property is being made by such Guarantor or any Subsidiary of such Guarantor and no obligation is being incurred by such Guarantor or any Subsidiary of such Guarantor in connection with the transactions contemplated by this Guaranty or the other Loan Documents with the intent to hinder, delay or defraud either present or future creditors of such Guarantor or the Subsidiaries of such Guarantor.

                  (c) Each Guarantor hereby represents and warrants that the Reservation Management System is owned by A&M Associates, Inc., a Nevada corporation, free and clear of liens and encumbrances.

                  (d) Each Guarantor agrees that, for purposes of this Guaranty, all of the representations, warranties and covenants made by Borrowers on behalf of or relating to each "Subsidiary" or any "Guarantor" in the Loan Agreement shall be deemed incorporated by reference into and made an express part of this Guaranty, as fully and completely as if set forth expressly herein, and such Guarantor shall comply herewith and be bound thereby. Each Guarantor ratifies and affirms each representation and warranty made with respect to it or on its behalf by any Borrower in the Loan Agreement.

                  17.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                  (a) THE VALIDITY OF THIS GUARANTY AND THE OTHER LOAN DOCUMENTS TO WHICH EACH GUARANTOR IS A PARTY, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO AND THE BENEFICIARIES HEREOF AND THEREOF WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                  (b) EACH GUARANTOR AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS GUARANTY AND THE OTHER LOAN DOCUMENTS TO WHICH SUCH GUARANTOR IS A PARTY SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, EXCEPT TO THE EXTENT THE BANKRUPTCY COURT RETAINS JURISDICTION WITH RESPECT TO THE REORGANIZATION PLAN; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER

PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH GUARANTOR WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 17.

                  (c) EACH GUARANTOR HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH GUARANTOR REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS GUARANTY MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

                  18. Modification. Neither this Guaranty nor any of its terms, provisions or conditions may be altered, amended or modified in any way, except as specifically provided in a written instrument signed by an authorized officer of Agent and the Guarantors.

                  19. Cumulative Remedies. Agent's and each other member of the Lender Group's rights under this Guaranty and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any other member of the Lender Group may have.

                  20. Agent. Each reference herein to any right granted to, benefit conferred upon or power exercisable by the "Agent" shall be a reference to Agent for itself and for the other members of the Lender Group, and each action taken or right exercised hereunder shall be deemed to have been so taken or exercised by Agent for the benefit of and on behalf of the Lender Group.

                  21. New Subsidiaries. Any new Subsidiary (whether by acquisition or creation) of a Borrower is required to enter into this Guaranty by executing and delivering to Agent an instrument in the form of Annex 1 attached hereto. Upon the execution and delivery of Annex 1 by such new Subsidiary, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guaranty shall not require the consent of any Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder.

                  22. Term. Upon indefeasible payment in full in cash of the Guaranteed Obligations (including (a) either (i) providing cash collateral to be held by Agent in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of

Credit to be returned to Issuing Lender, and (b) providing cash collateral (in an amount determined by the applicable Bank Product Provider as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Products Obligations), termination of the Loan Agreement and termination of the Commitments, in each case to the satisfaction of the Lender Group, this Guaranty shall terminate and Agent shall take all action reasonably requested by any Guarantor (at the expense of the Borrowers or such Guarantor) to evidence the termination of this Guaranty.

                  23. Severability of Provisions. Each provision of this Guaranty shall be severable from every other provision of this Guaranty for the purpose of determining the legal enforceability of any specific provision.

                  24. Counterparts; Telefacsimile Execution. This Guaranty may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Guaranty by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Guaranty.

                  25. Survival of Provisions. All representations, warranties and covenants of each Guarantor contained herein shall survive the execution and delivery of this Guaranty.

                  26. Integration. This Guaranty, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

                  27. Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Guaranty.

                  28. Voided Payments. Notwithstanding anything herein to the contrary, to the extent that any Guarantor or any other party makes any payment on the Guaranteed Obligations that is subsequently invalidated, declared to be fraudulent, avoidable or preferential, set aside or is required to be repaid to a trustee, receiver, the estate of such Guarantor or any other party under any bankruptcy act, state or Federal law, common law or equitable cause (such payment being hereinafter referred to as a "Voided Payment"), then to the extent of such Voided Payment that portion of the Guaranteed Obligations that had been previously satisfied by such Voided Payment shall be revived and continue in full force and effect as if such Voided Payment had never been made. In the event that a Voided Payment is sought to be recovered from Agent or any other member of the Lender Group, an "Event of Default" under the Loan Agreement shall be deemed to have occurred and to be continuing from the date of such recovery from Agent or such other member of the Lender Group of such Voided Payment until the full amount of such Voided Payment is fully and finally restored to Agent or such other member of the Lender Group and until such time the provisions of this Guaranty, and the guaranty provided herein, shall be in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Guaranty as of the date first above written.

                                    GUARANTORS:

                                    AMERCO REAL ESTATE SERVICES,
                                    INC., a Nevada corporation

                                    TWO PAC COMPANY, a Nevada  corporation

                                    THREE PAC COMPANY, a Nevada
                                    corporation

                                    FOUR PAC COMPANY, a Nevada
                                    corporation

                                    SIX PAC COMPANY, a Nevada
                                    corporation

                                    EIGHT PAC COMPANY, a Nevada
                                    corporation

                                    NINE PAC COMPANY, a Nevada
                                    corporation

                                    ELEVEN PAC COMPANY, a Nevada
                                    corporation

                                    TWELVE PAC COMPANY, a Nevada
                                    corporation

                                    FIFTEEN PAC COMPANY, a Nevada
                                    corporation

                                    SEVENTEEN PAC COMPANY, a Nevada
                                    corporation

                                    NATIONWIDE COMMERCIAL CO., an
                                    Arizona corporation

                                    PF&F HOLDINGS CORPORATION, a
                                    Delaware corporation

                                    By: /s/ Carlos Vizcarra
                                        ___________________________
                                        Carlos Vizcarra, President

                                 SIGNATURE PAGE
                                    GUARANTY

                                    EMOVE, INC., a Nevada corporation

                                    WEB TEAM ASSOCIATES, INC., a
                                    Nevada corporation

                                    By: /s/ Thomas Tollison
                                        ___________________________
                                        Thomas Tollison, Secretary

                                 SIGNATURE PAGE
                                    GUARANTY

                                    A & M ASSOCIATES, INC., an Arizona
                                    corporation

                                    U-HAUL SELF-STORAGE
                                    CORPORATION, a Nevada corporation

                                    U-HAUL SELF-STORAGE MANAGEMENT (WPC),
                                    INC., a Nevada corporation

                                    U-HAUL BUSINESS CONSULTANTS,
                                    INC., an Arizona corporation

                                    U-HAUL LEASING & SALES CO., a
                                    Nevada corporation

                                    U-HAUL CO. OF ALABAMA, INC., an
                                    Alabama corporation

                                    U-HAUL CO. OF ARKANSAS, a  Arkansas
                                    corporation

                                    U-HAUL CO. OF CALIFORNIA, a
                                    California corporation

                                    U-HAUL CO. OF COLORADO, a
                                    Colorado corporation

                                    U-HAUL CO. OF CONNECTICUT, a
                                    Connecticut corporation

                                    U-HAUL CO. OF DISTRICT OF  COLUMBIA,
                                    INC., a District of Columbia
                                    corporation

                                    U-HAUL CO. OF GEORGIA, a Georgia
                                    corporation

                                    U-HAUL CO. OF IDAHO, INC., an
                                    Idaho corporation

                                    U-HAUL CO. OF IOWA, INC., an Iowa
                                    corporation

                                    U-HAUL CO. OF ILLINOIS, INC., an
                                    Illinois corporation

                                    U-HAUL CO. OF INDIANA, INC., an
                                    Indiana corporation

                                    U-HAUL CO. OF KANSAS, INC., a
                                    Kansas corporation

                                    U-HAUL CO. OF KENTUCKY, a  Kentucky
                                    corporation

                                 SIGNATURE PAGE
                                    GUARANTY

                                    U-HAUL CO. OF LOUISIANA, a
                                    Louisiana corporation

                                    U-HAUL CO. OF MASSACHUSETTS
                                    AND OHIO, INC., a Massachusetts
                                    corporation

                                    U-HAUL CO. OF MARYLAND, INC., a
                                    Maryland corporation

                                    U-HAUL CO. OF MAINE, INC., a Maine
                                    corporation

                                    U-HAUL CO. OF MICHIGAN, a  Michigan
                                    corporation

                                    U-HAUL CO. OF MINNESOTA, a
                                    Minnesota corporation

                                    U-HAUL COMPANY OF MISSOURI, a
                                    Missouri corporation

                                    U-HAUL CO. OF MISSISSIPPI, a
                                    Mississippi Corporation

                                    U-HAUL CO. OF MONTANA, INC., a
                                    Montana corporation

                                    U-HAUL CO. OF NORTH CAROLINA,
                                    a North Carolina corporation

                                    U-HAUL CO. OF NORTH DAKOTA, a
                                    North Dakota corporation

                                    U-HAUL CO. OF NEBRASKA, a  Nebraska
                                    corporation

                                    U-HAUL CO. OF NEVADA, INC., a
                                    Nevada corporation

                                    U-HAUL CO. OF NEW HAMPSHIRE,
                                    INC., a New Hampshire corporation

                                    U-HAUL CO. OF NEW JERSEY, INC.,
                                    a New Jersey corporation

                                    U-HAUL CO. OF NEW MEXICO, INC.,
                                    a New Mexico corporation

                                    U-HAUL CO. OF NEW YORK, INC., a
                                    New York corporation

                                    U-HAUL CO. OF OKLAHOMA, INC.,
                                    an Oklahoma corporation

                                 SIGNATURE PAGE
                                    GUARANTY

                                    U-HAUL CO. OF OREGON, an Oregon
                                    corporation

                                    U-HAUL CO. OF PENNSYLVANIA, a
                                    Pennsylvania corporation

                                    U-HAUL CO. OF RHODE ISLAND, a
                                    Rhode Island corporation

                                    U-HAUL CO. OF SOUTH CAROLINA,
                                    INC., a South Carolina
                                    corporation

                                    U-HAUL CO. OF SOUTH DAKOTA,
                                    INC.,    a South Dakota
                                     corporation

                                    U-HAUL CO. OF TENNESSEE, a
                                    Tennessee corporation

                                    U-HAUL CO. OF TEXAS, a Texas
                                    corporation

                                    U-HAUL CO. OF UTAH, INC., a Utah
                                    corporation

                                    U-HAUL CO. OF VIRGINIA, a Virginia
                                    corporation

                                    U-HAUL CO. OF WASHINGTON, a
                                    Washington corporation

                                    U-HAUL CO. OF WISCONSIN, INC., a
                                    Wisconsin corporation

                                    U-HAUL CO. OF WEST VIRGINIA, a
                                    West Virginia corporation

                                    U-HAUL CO. OF WYOMING, INC., a
                                    Wyoming corporation

                                    By: /s/ Gary V. Klinefelter
                                        _____________________________
                                        Gary V. Klinefelter, Secretary

                                 SIGNATURE PAGE
                                    GUARANTY

Accepted as of the date first above written:

WELLS FARGO FOOTHILL, INC.,
as Agent

By: /s/ Rhonda P. Noell
    ______________________________

Its: Senior Vice President
     _____________________________

                                 SIGNATURE PAGE
                                    GUARANTY

                   EXHIBIT A - GUARANTOR ADDRESSES FOR NOTICE

[Guarantor]
c/o AMERCO

1325 Airmotive Way, Suite 100
Reno, Nevada 89502-3239
Attn: Assistant Treasurer
Fax No. 775.688.6338

with copies to:

U-HAUL INTERNATIONAL, INC.
2727 North Central
Phoenix, Arizona  85004
Attn: General Counsel
Fax No. 602.263.6173

and:

SQUIRE, SANDERS & DEMPSEY, L.L.P.
Two Renaissance Square
40 North Central Avenue, Suite 2700
Phoenix, Arizona 85004
Attn: Christopher D. Johnson, Esq.
Fax No. 602.253.8129

                                     ANNEX 1

                                       to

                                    GUARANTY

                               FORM OF SUPPLEMENT

         THIS SUPPLEMENT NO. __ (this "Supplement") dated as of __________ to the Guaranty dated as of March 1, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the "Guaranty"), by each of the parties listed on the signature pages thereto and those additional entities that thereafter become parties thereto (each a "Guarantor" and collectively, the "Guarantors") and Wells Fargo Foothill, Inc., a California corporation, as Agent for the Lenders (as defined below) ("Agent").

                                   WITNESSETH:

         WHEREAS, pursuant to that certain Loan and Security Agreement dated as of March 1, 2004 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"), among Agent, the lenders from time to time party thereto (the "Lenders") and AMERCO, a Nevada corporation, and each of its subsidiaries signatory thereto, as borrowers (each, a "Borrower" and collectively, the "Borrowers"), the Lenders have agreed to make Advances (as defined in the Loan Agreement), issue Letters of Credit (as defined in the Loan Agreement) and make other extensions of credit to the Borrowers from time to time pursuant to the terms and conditions thereof

         WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty, and if not defined therein, in the Loan Agreement; and

         WHEREAS, the Guarantors have entered into the Guaranty in order to induce the Lenders to make the Loans and other financial accommodations contained in the Loan Agreement; and

         WHEREAS, pursuant to Section 21 of the Guaranty, each new Subsidiary of a Borrower or a Guarantor (whether by acquisition or creation) must execute and deliver the Guaranty, and the execution of the Guaranty by the undersigned new Guarantor or Guarantors (collectively, the "New Guarantor") may be accomplished by the execution of this Supplement in favor of Agent; and

         WHEREAS, New Guarantor is a direct or indirect Subsidiary of a Borrower or a Guarantor, and New Guarantor has determined that it will realize substantial direct and indirect benefits as a result of the loans and other financial accommodations extended to the Borrowers pursuant to the Loan Agreement, and New Guarantor's execution, delivery and performance of this Guaranty is within New Guarantor's corporate or other purposes;

         NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the New Guarantor hereby agrees as follows:

         SECTION 1. In accordance with Section 21 of the Guaranty, the New Guarantor, by its signature below, becomes a "Guarantor" under the Guaranty with the same force and effect as if originally named therein as a "Guarantor" and the New Guarantor hereby (a) agrees to all of the terms and provisions of the Guaranty applicable to it as a "Guarantor" thereunder and (b) represents and warrants that the representations and warranties made by it as a "Guarantor" thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Guarantor, as security for the payment and performance in full in cash of the Guaranteed Obligations, does hereby guarantee, subject to the limitations set forth in Section 7 of the Guaranty, to Agent, the full and prompt payment of the Guaranteed Obligations, including, without limitation, any interest thereon, plus reasonable attorneys' fees and expenses if the Guaranteed Obligations represented by the Guaranty are collected by law, through an attorney-at-law, or under advice therefrom. Each reference to a "Guarantor" in the Guaranty shall be deemed to include the New Guarantor. The Guaranty is incorporated herein by reference.

         SECTION 2. The New Guarantor represents and warrants to Agent that this Supplement has been duly executed and delivered by the New Guarantor and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         SECTION 3. This Supplement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. Delivery of a counterpart hereof via facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

         SECTION 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

         SECTION 5. This Supplement shall be construed and enforced and the rights and duties of the parties shall be governed by in all respects in accordance with the laws and decisions of the State of New York without reference to the conflicts or choice of law principles thereof.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the New Guarantor has duly executed this Supplement to the Guaranty as of the day and year first above written.

NEW GUARANTOR:                          [Name of New Guarantor]

Address: _________________________      By: ______________________________
         _________________________      Name: ____________________________
         _________________________      Title: ___________________________